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GREIF, INC.

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                        2023 Proxy Statement
                        Notice of Annual Meeting of Stockholders

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

It is our pleasure to invite you to join our Board of Directors at the 2023 Annual Meeting of Stockholders of Greif, Inc. This year's Annual Meeting will be held as a "completely virtual meeting." You will be able to attend the virtual Annual Meeting and vote your shares via a live webcast by visiting www.virtualshareholdermeeting.com/GEF2023.

DATE AND TIME:
Tuesday, February 28, 2023
8:00 a.m. Eastern Time

PLACE:
Webcast at www.virtualshareholdermeeting.com/GEF2023

ITEMS OF BUSINESS:
1.To elect eleven directors to serve for a one-year term;
2.To consider and vote upon, on a non-binding and advisory basis, the compensation of the Company's named executive officers;
3.To consider and conduct an advisory vote on the frequency of conducting future advisory votes on the compensation of the Company's named executive officers;
4.To consider and vote upon the approval of the Company's Amended and Restated Outside Directors Equity Award Plan;
5.To consider and vote upon the approval of the Company's Colleague Stock Purchase Plan; and
6.To transact such other business as may properly come before the meeting or any adjournments.

RECORD DATE:
Only stockholders of record of the Class B Common Stock at the close of business on December 30, 2022 will be entitled to vote at the Annual Meeting.

VOTING:
We hope that Class B stockholders will promptly vote over the internet, by phone, or by mailing their proxy cards in the enclosed envelope. Stockholders are always welcome to vote during the virtual meeting.

Vote by internet at www.proxyvote.com
Vote by phone at +1 800 690 6903
Vote by mailing your proxy card
Vote in person during the virtual meeting

On behalf of the Board of Directors, management and employees of Greif, thank you for your continued support.

By Order of the Board of Directors,

/s/ Gary R. Martz
Gary R. Martz
Corporate Secretary
January 13, 2023

Greif - Proxy Statement 2

Greif - Proxy Statement 3

Pay Ratio	50
Audit Committee Matters	51
Report of the Audit Committee	51
Audit Committee Pre-Approval Policy	52
Fees of the Independent Registered Public Accounting Firm	52
Other Matters	53
Stockholder Nominations and Proposals	53
Certain Relationships and Related Party Transactions	54
Exhibit A - Greif, Inc. Amended and Restated Outside Directors Equity Award Plan	55
Exhibit B - Greif, Inc. Colleague Stock Purchase Plan	61

Greif - Proxy Statement 4

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING:

How to Attend the Virtual Annual Meeting?
The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Greif, Inc. (the “Company,” “our,” “us” and “we”) will be held on February 28, 2023, at 8:00 a.m., Eastern Time. This year's Annual Meeting will be held as a virtual meeting via a live webcast at www.virtualshareholdermeeting.com/GEF2023. In order to attend the Annual Meeting, you will need to access the webcast by using your 16-digit control number included on your Notice of Internet Availability or on your proxy card (if you received a printed copy of the proxy materials).

Why am I Receiving these Proxy Materials?
This proxy statement is being furnished to all stockholders of the Company in connection with the Annual Meeting and has been made available to you electronically or by mail. It is anticipated that this proxy statement and proxy will first be sent to the stockholders on or about January 13, 2023.

Who May Vote at the Annual Meeting?
Only holders of Class B Common Stock as of the close of business on December 30, 2022, are entitled to vote at the Annual Meeting and any adjournment thereof. Holders of Class A Common Stock are not entitled to vote at the Annual Meeting. Therefore, this proxy statement is being furnished to holders of Class A Common Stock for informational purposes only, and no proxy card is being solicited from them. On the record date of December 30, 2022, there were 21,687,970 shares of Class B Common Stock outstanding, with each share entitled to one vote.

How do I Vote?

VOTE IN ADVANCE OF THE MEETING			VOTE DURING THE MEETING
Via the Internet	By Phone	By Mail	In Person
Visit www.proxyvote.com to submit a proxy via computer or your mobile device	Call 1-800-690-6903 24/7 within the United States	Mark, sign and date your proxy card and mail promptly in the enclosed postage-paid envelope.	Attend the Virtual Meeting at www.virtualshareholdermeeting.com/GEF2023 and vote by ballot.

What Proposals will be Voted on at the Annual Meeting?
At the Annual Meeting, Class B stockholders will vote upon:

Proposal 1: the election of eleven directors to serve for a one-year term;
Proposal 2: an advisory vote on compensation of the Company's named executive officers;
Proposal 3: an advisory vote on the frequency of conducting future advisory votes on compensation of the Company's named executive officers;
Proposal 4: the approval of the Company's Amended and Restated Outside Directors Equity Award Plan; and
Proposal 5: the approval of the Company's Colleague Stock Purchase Plan.

The Class B stockholders will also vote upon such other business as may properly come before the meeting or any adjournment.

How are Votes Counted?
Holders of Class B Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. Each share of the Class B Common Stock is entitled to one vote for each director and in respect of any proposal.

For Proposal 1, the eleven director nominees receiving the highest number of votes will be elected as directors. Class B stockholders do not have the right to cumulate their votes in the election of directors. Proxies cannot be voted at the Annual Meeting for a number of persons greater than the number of nominees named in this proxy statement.

The vote on Proposal 2 concerning executive compensation is advisory only and therefore is not binding upon the Board. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

The vote on Proposal 3 concerning the frequency of conducting future advisory votes regarding the compensation of the Company’s named executive officers is also advisory only and therefore is not binding upon the Board. However, the Board intends to select the frequency term (1, 2 or 3 years) receiving the highest number of votes as the frequency with which future resolutions will be presented to Class B stockholders concerning the approval of the compensation of the Company’s named executive officers.

Greif - Proxy Statement 5

The vote required to approve Proposals 4 and 5 concerning the approval of the directors amended and restated equity award plan and the colleague stock purchase plan is the favorable vote of a majority of the outstanding shares of the Class B Common Stock voting on the applicable proposal; provided that the total vote cast on such proposal represents over 50% in interest of all shares of Class B Common Stock entitled to vote on the proposal.

Abstentions will be considered as shares of Class B Common Stock present at the Annual Meeting for purposes of determining the presence of a quorum. Abstentions will not be counted in the votes cast for the election of directors and will not have a positive or negative effect on the outcome of that election. Abstentions with respect to Proposals 2 and 3 concerning advisory votes on compensation and frequency of conducting future advisory votes on compensation will be treated as not voting or not expressing a preference and will not have a positive or negative effect on the outcome of that proposal. Abstentions will be counted as votes cast regarding Proposals 4 and 5 concerning the directors amended and restated equity award plan and the colleague stock purchase plan and will have the same effect as a vote against those proposals.
How do I change or revoke my Vote?
Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing. A Class B stockholder’s presence at the Annual Meeting does not by itself revoke the proxy.

Voting Instructions to Broker:
If your Class B Common Stock is held in street name, you will need to instruct your broker regarding how to vote your Class B Common Stock. Pursuant to the rules of the New York Stock Exchange, your broker does not have discretion to vote your Class B Common Stock without your instructions with respect to certain matters. If you do not provide your broker with voting instructions, your shares of Class B Common Stock will not be considered present at the Annual Meeting for purposes of determining the presence of a quorum or for voting on such matters.

This Proxy Statement, the form of proxy and the Company’s Annual Report are available at www.proxyvote.com.
Greif - Proxy Statement 6

PROPOSAL 1: Election of Directors
The Nominating and Corporate Governance Committee (the “Nominating Committee”) has recommended the eleven director nominees named below for election as directors at the Annual Meeting. Ten of these director nominees are presently serving on our Board of Directors (the “Board”). Each nominee has consented to being named in this proxy statement and to serve if elected for a one-year term. The size of the Board, which is currently twelve, will be reduced to eleven directorships immediately prior to the Annual Meeting by virtue of a resolution adopted by the Board pursuant to the Company's Third Amended and Restated By-Laws, which permits the Board to determine the exact number of Directors, between eight and thirteen, from time to time by resolution.

Peter G. Watson will be retiring from the Board at the end of his current term and is not standing for re-election. The Board would like to acknowledge Mr. Watson for his over 20 years of service to the Company and his significant role as CEO in the transformation and growth of the Company. John F. Finn will also be retiring from the Board at the end of his current term and is not standing for re-election. The Board would like to acknowledge Mr. Finn for his outstanding service on our Board over the past 15 years.

The new director nominee is Frank C. Miller. Mr. Miller was identified as a potential director of the Company by the Nominating Committee, and after a review and interview process, he has been nominated by the Board to serve as a director.

The ten presently serving director nominees have been nominated to serve as directors based on their record of service and individual contributions to the overall mission and responsibilities of the Board. Unless otherwise specified, the shares of Class B Common Stock represented by the proxies at the Annual Meeting will be voted to elect the eleven director nominees named below. In the event any of these eleven director nominees are unable to serve (which is not anticipated), the persons named as proxies in the proxy card may vote for another director nominee of their choice. The names and biographies of each of the director nominees for election to the Board of Directors are set forth below.

Director Nominees

OLE G. ROSGAARD

Age: 59
Director since 2022
President and Chief Executive Officer

Mr. Rosgaard has served as President and Chief Executive Officer of the Company since February 2022. From July 2021 to January 2022, Mr. Rosgaard served as Chief Operating Officer of the Company. From June 2019 to June 2021, he served as Senior Vice President, Group President of Global Industrial Packaging and from June 2019 to September 2020, Mr. Rosgaard was also responsible for Global Sustainability. From June 2017 to June 2019, Mr. Rosgaard served as Senior Vice President and Group President, Rigid Industrial Packaging & Services ("RIPS") - Americas and Global Sustainability. From August 2015 to June 2017, he served as Vice President and Division President, RIPS-North America. In January 2016, he assumed additional responsibility for RIPS-Latin America. Mr. Rosgaard has been employed by the Company since 2015.

Mr. Rosgaard was nominated to serve as a director based on his experience and strong leadership as our President and Chief Executive Officer, as well as, his proven track record of operational execution. In making its nomination of Mr. Rosgaard, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of manufacturing, business operations, strategic planning, customer service, sustainability and supply chain.

Other Board Service:
•Past - United Way of Delaware County, Ohio

Greif - Proxy Statement 7

VICKI L. AVRIL-GROVES

Age: 68
Independent Director since 2004
Compensation Committee member

From June 2008 until her retirement in September 2013, Ms. Avril-Groves served as Chief Executive Officer and President of IPSCO Tubulars, Inc., a manufacturer of steel and tubular products. She had been an executive officer of IPSCO Inc. since 2004, including serving as its Chief Financial Officer.

Ms. Avril-Groves was nominated to serve as a director based on her background, experience and judgment as a chief executive and chief financial officer of a major manufacturing company and her hands on management and operations experience in various industries and markets relevant to our products and services. In making its nomination of Ms. Avril-Groves, the Nominating Committee considered her valuable and extensive experience and knowledge in the areas of auditing, finance, merger and acquisitions, supply chain, and manufacturing, and her broad leadership ability and experience on several public company boards, which provides her with valuable regulatory experience and a deep understanding of corporate governance.

Other Board Service:
•Current - Commercial Metals Company (NYSE)
•Current - Finning International, Inc. (TSX)
•Past - Global Brass and Copper Holdings, Inc. (NYSE)

BRUCE A. EDWARDS

Age: 67
Independent Director since 2006
Lead Director
Audit (Chair), Nominating and Stock Repurchase Committee member

From March 2008 until his retirement in September 2015, Mr. Edwards served on the Executive Management Board of Deutsche Post DHL, a global provider of mail and logistic services, with responsibility for running the supply chain operating unit of Deutsche Post DHL. From March 2007 until February 2008, Mr. Edwards was Global Chief Executive Officer for DHL Supply Chain, a supply chain services division of a subsidiary of Deutsche Post DHL. Prior to that time, and for more than five years, he was Chief Executive Officer of Exel Americas, a supply chain services subsidiary of Deutsche Post DHL.

Mr. Edwards was nominated to serve as a director and lead director based on his background, experience and judgment as an executive officer of a global supply chain services company. In making its nomination of Mr. Edwards, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of auditing, finance, risk management, strategy, supply chain, corporate governance and mergers and acquisitions and his global board experience on publicly traded companies on the London exchange, which is especially valuable with respect to our international operations and regulatory affairs.

Other Board Service:
•Current - Gustavus Adophus College
•Current - ODW Logistics
•Past - Deutsche Post/DHL (Management Board)
•Past - Ashtead Group PLC (London exchange)
•Past - Synergy Health PLC (London exchange)

Greif - Proxy Statement 8

MARK A. EMKES

Age: 70
Independent Director since 2008
Compensation Committee (Chair) member

From January 2011 until his retirement in May 2013, Mr. Emkes served as Commissioner of Finance and Administration for the State of Tennessee. Previously, Mr. Emkes was Chairman and Chief Executive Officer of Bridgestone Americas, Inc. and Bridgestone Americas Holdings, Inc., a tire and rubber manufacturing company for more than five years prior to his retirement from that position in February 2010. He was also President of these companies from January 2009 until his retirement.

Mr. Emkes was nominated to serve as a director based on his background, experience and judgment as the chairman and chief executive officer of a major international manufacturing company and as a senior state government official. In making its nomination of Mr. Emkes, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of auditing, finance, operations, strategy, global markets, mergers and acquisitions, and information technology, and his broad leadership ability and experience in state government and on several public company boards, which provides him with valuable regulatory experience and a deep understanding of corporate governance.

Other Board Service:
•Current - CoreCivic Corporation (NYSE)
•Current - Boy Scouts of America - Middle Tennessee Council
•Current - Community Foundation of Middle Tennessee
•Past - First Horizon National Corporation (NYSE)
•Past - Clarcor, Inc. (formerly on the NYSE)

DANIEL J. GUNSETT

Age: 74
Independent Director since 1996
Compensation, Nominating (Chair) and Stock Repurchase Committee member

For more than five years and until his retirement in December 2020, Mr. Gunsett was a partner with the law firm of Baker & Hostetler LLP and held the position of managing partner of the firm’s Columbus, Ohio office for six years.

Mr. Gunsett was nominated to serve as a director based on his background, experience and judgment as the managing partner of an office of a major national law firm. In making its nomination of Mr. Gunsett, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of legal and regulatory matters, litigation, energy, environmental, corporate governance, compensation, fiduciary duties, succession planning and strategic planning and his broad leadership ability serving as outside general counsel to numerous companies over his legal career.

Other Board Service:
•Past - Recreation Unlimited Foundation

JOHN W. MCNAMARA

Age: 58
Independent Director since 2009
Compensation and Nominating Committee member

Prior to September 2017 and for more than five years, Mr. McNamara served as President and Owner of Corporate Visions Limited, LLC, a provider of aviation management educational and training programs including designing aviation management programs for universities globally.

Mr. McNamara was nominated to serve as a director based on his background, experience and judgment as owner and president of an aviation services company. In making its nomination of Mr. McNamara, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of auditing, finance, strategic planning, risk management, regulatory affairs and customer service.

Greif - Proxy Statement 9

FRANK C. MILLER

Age: 49
Director Nominee

Since August 2018, Mr. Miller has been a partner with the law firm of Baker & Hostetler LLP. Prior to that time and for more than five years, Mr. Miller served a Senior Counsel at Kaiser Permanente, a not-for-profit health care plan organization. Prior to July 2008 and for more than five years, Mr. Miller was a partner at Baker & Hostetler LLP.

Mr. Miller was nominated to serve as a director based on his background, experience and judgment as a partner at a major national law firm. In making its nomination of Mr. Miller, the Nominating Committee considered his valuable and extensive experience and perspective in the areas of legal and regulatory matters, healthcare, compliance, corporate governance, mergers and acquisitions, risk management, fiduciary duties, customer service and strategic planning.

KAREN A. MORRISON

Age: 62
Director since 2022

For more than five years, Ms. Morrison has served as President of the OhioHealth Foundation and as Senior Vice President of External Affairs, OhioHealth, a not-for-profit system of hospitals and healthcare providers in Ohio. Ms. Morrison has held various leadership roles at OhioHealth since joining that organization in 1988.

Ms. Morrison was nominated to serve as a director based on her leadership, experience and judgment as an executive leader within the healthcare industry. In making its nomination of Ms. Morrison, the Nominating Committee considered her valuable and extensive experience and knowledge in the areas of governance, government affairs, auditing, finance, ethics and compliance, healthcare, strategic planning and mergers and acquisitions.

Other Board Service:
•Current – Palmer-Donavin Manufacturing Company
•Current – Columbus Zoo and Aquarium
•Current – Columbus Regional Airport Authority
•Current – Columbus Board of Health
•Current – Ohio University Heritage College of Osteopathic Medicine
•Past – SafeAuto Financial Corporation

ROBERT M. PATTERSON

Age: 50
Independent Director since 2020
Audit and Stock Repurchase Committee member
Audit Committee Financial Expert

Since May 2014, Mr. Patterson has served as President and Chief Executive Officer of Avient Corporation (formerly PolyOne Corporation), a provider of specialty polymer materials, and since May 2016 has also served as its Chairman of the Board. Mr. Patterson has served in various leadership roles with Avient, including Chief Financial Officer, since joining that company in May 2008. Prior to that time, Mr. Patterson served in leadership roles at Novelis, Inc., a manufacturer of aluminum-rolled products, and SPX Corporation, a multi-industry manufacturer and developer.

Mr. Patterson was nominated to serve as a director based on his leadership, experience and judgment as a current chief executive officer and chairman of a publicly traded manufacturing company and his hands on management and operations experience in various industries and markets relevant to our products and services. In making its nomination of Mr. Patterson, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of auditing, finance, global markets, operations, strategic planning, risk management, corporate governance and mergers and acquisitions, and his experience as chairman of the board of a publicly traded company.

Other Board Service:
•Current - Avient Corporation (NYSE)

Greif - Proxy Statement 10

KIMBERLY T. SCOTT

Age: 50
Independent Director since 2022
Audit Committee member

Since October 2021, Ms. Scott has served as President and Chief Executive Officer of Aramark Uniform Services, a division of Aramark, a global provider of food, facilities, and uniform services. From January 2021 to September 2021, Ms. Scott served as Chief Operating Officer of Terminix Global Holdings, a provider of residential and commercial pest control services, and from December 2019 to January 2021 she served as President of Terminix Residential, a division of Terminix Global Holdings. From July 2018 to September 2019, Ms. Scott served as President of Rubicon Global Holdings, a provider of cloud-based waste and recycling solutions. Prior to that time and for more than five years, Ms. Scott served in various leadership roles at Brambles Limited, including President of CHEP North America, a global leader in the provision of reusable pallets, crates and containers and logistic services.

Ms. Scott was nominated to serve as a director based on her leadership, experience and judgment as a current division president and chief executive officer of a leading global food, facilities, and uniform service provider and her management and operations experience in various industries and markets relevant to our products and services. In making its nomination of Ms. Scott, the Nominating Committee considered her valuable and extensive experience and knowledge in the areas of manufacturing, supply chain, operations, logistics, strategic planning, global markets, customer service, environmental, risk management, and mergers and acquisitions.

Other Board Service:
•Past - Rubicon Global Holdings
•Past - U.S. Chamber of Commerce
•Past - Wharton Initiative for Global Environment Leadership, Wharton School, University of Pennsylvania

ROEL VESTJENS

Age: 48
Independent Director since 2022
Compensation Committee member

Since May 2020, Mr. Vestjens has served as President and Chief Executive Officer of Belden Inc., a manufacturer of cable products and a network and connectivity solutions provider. From July 2019 to May 2020, Mr. Vestjens served as Chief Operating Officer. From February 2017 to June 2019 Mr. Vestjens served as Executive Vice President of Industrial Solutions, Corporate Officer and from February 2017 to February 2018 he held additional responsibility of Broadcast IT Solutions. Prior to that time, and for more than five years, he held various leadership roles at Belden Inc. with increasing responsibility.

Mr. Vestjens was nominated to serve as a director based on his background, leadership, and judgment as a current president and chief executive officer of a publicly traded manufacturing and technology company and his international background of working and living abroad and management and operations experience in industries and markets relevant to our products and services. In making its nomination of Mr. Vestjens, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of manufacturing, marketing, sales, supply chain, operations, strategic planning, global markets, customer service, technology, risk management, and mergers and acquisitions.

Other Board Service:
•Belden Inc. (NYSE)
•National Blues Museum

Proposal 1: Board Recommendation
The Board of Directors recommends that Class B stockholders vote FOR the election of all nominees listed above to the Board of Directors.

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PROPOSAL 2: Advisory Vote on Compensation of Named Executive Officers
At the Annual Meeting, the Class B stockholders will be requested to consider and vote upon the following resolutions concerning the compensation of the Company's Named Executive Officers ("NEOs"):
"Resolved, that the Class B Stockholders hereby approve, on an advisory basis, the NEO's compensation, as disclosed in the Compensation Discussion and Analysis section and Compensation Tables, as well as the other narrative executive compensation disclosures contained in this 2023 proxy statement."
This vote is advisory and therefore will not be binding upon the Board. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements

Proposal 2: Board Recommendation
The Board of Directors recommends that Class B stockholders vote FOR approval of the compensation of the NEOs.

PROPOSAL 3: Advisory Vote on Frequency of Conducting Future Advisory Votes on Compensation of Named Executive Officers

At the Annual Meeting, the Class B stockholders will be requested to consider and vote on the frequency of conducting future advisory votes concerning the approval of the compensation of the Company’s NEOs. Class B stockholders may vote to have a resolution concerning approval of the compensation of the Company’s named executive officers presented (a) every year, (b) every two years or (c) every three years, or to abstain from such vote if they so desire.

This vote is advisory and therefore will not be binding upon the Board. However, the Board intends to select the frequency term (1, 2 or 3 years) receiving the highest number of votes as the frequency with which future resolutions will be presented concerning the approval of the compensation of the Company’s NEOs, until another such vote by the stockholders takes place and another frequency term is selected by the stockholders.

Proposal 3: Board Recommendation
The Board of Directors does NOT have a recommendation on the frequency of conducting future advisory votes on compensation of Named Executive Officers.

Greif - Proxy Statement 12

PROPOSAL 4: Approval of Amended and Restated Outside Directors Equity Award Plan

At the Annual Meeting, the Class B stockholders will be requested to consider and act upon a proposal to approve certain amendments to the Company’s 2005 Outside Directors Equity Award Plan, initially approved in 2005 and amended in 2016, after which the Plan will be restated in its entirety as the Amended and Restated Outside Directors Equity Award Plan, hereinafter referred to as the “Directors Plan.” The amendments were approved by the Board on January 5, 2023.

Proposed Amendment to Material Terms
The proposed amendments to the Directors Plan, subject to stockholder approval, will:
•increase the number of shares of Class A Common Stock authorized for issuance under the Directors Plan by 200,000 shares;
•extend the term of the Directors Plan from March 1, 2026 to February 28, 2035;
•allow awards to be made to outside directors at any time as determined by the Compensation Committee; and
•after approval of the foregoing amendments, the Directors Plan will be restated in its entirety.

Purpose of the Directors Plan

The purpose of the Directors Plan is to advance the interests of the Company and its stockholders by providing a means of attracting and retaining qualified Board members. The Directors Plan does so by providing equity ownership opportunities to outside directors in order to encourage and enable them to participate in the Company’s future prosperity and growth and to better match their interests with those of stockholders. The Directors Plan seeks to achieve its purpose by awarding Stock Options, Restricted Shares or SAR Units, or any combination thereof, to outside directors.

Key Features of the Directors Plan

The Directors Plan includes several features that are consistent with the interests of our stockholders and sound corporate governance practices, including the following:
•    No automatic share replenishment or “evergreen” provision. There is no evergreen feature pursuant to which the shares authorized for issuance under the Directors Plan can be automatically replenished.
    •    No discounted options or SARs. Stock options and stock appreciation rights (SARs) may not be granted with an exercise or grant price lower than the fair market value of the underlying shares on the date of grant.
    •    No liberal change-in-control definition. Change in control benefits are triggered only by the occurrence, rather than stockholder approval, of a merger or other change in control event.
    •    No excise tax gross-ups on change in control. The Directors Plan does not provide for any excise tax gross-ups.
    •    No employee director awards. Management directors are not eligible for awards under the Directors Plan.
    •    No transferability. Awards generally may not be transferred, except by a will or the laws of descent and distribution, unless the transfer is (1) to the participant’s parent(s), spouse, domestic or life partner, children, grandchildren, nieces, nephews or to the trustee of a trust for the principal benefit of one or more such persons or to a partnership whose only partners are one or more such persons, (2) made in a manner approved by the Compensation Committee and (3) for no consideration.
•No repricing of options or SARs without stockholder approval. Stock options and SARs may not be directly or indirectly repriced without prior stockholder approval.

Background for the Requested Share Authorization

The Board is asking stockholders to approve the addition of 200,000 shares of Class A Common Stock to be reserved under the Directors Plan, thereby increasing the total number of shares reserved for issuance under the Plan from 400,000 to 600,000 shares.

Shares Available under the Directors Plan. In setting the number of shares authorized for issuance under the Directors Plan, the Compensation Committee and the Board considered the shares available and total outstanding equity awards under the Directors Plan and how long the shares available are expected to last and historical equity award granting practices. Under the heading “Equity Compensation Plan Information” beginning on page 47, as required by the rules of the U.S. Securities and Exchange Commission (“SEC”), we provide information about shares of Class A Common Stock that may be issued under our equity compensation plans as of October 31, 2022, the end of our fiscal year. That information remained the same as of the record date, December 30, 2022.

Greif - Proxy Statement 13

Out of the total of 400,000 shares of Class A Common Stock authorized for issuance under the Directors Plan from 2016, 356,983 shares have been granted as of December 30, 2022. The Board believes additional shares will be needed under the Plan to provide appropriate incentives to outside directors.

Historical Equity Award Granting Practices. In setting the number of shares authorized for issuance under the Directors Plan, the Compensation Committee and the Board considered the number of equity awards granted under the Directors Plan in the past three fiscal years. The Company has not issued stock options under the Directors Plan since 2006. In fiscal 2022, fiscal 2021 and fiscal 2020, the Company granted restricted stock awards to outside directors totaling 22,221 shares, 25,686 shares and 27,768 shares, respectively.

Description of the Directors Plan

The complete text of the Directors Plan is attached to this proxy statement as Exhibit A. The following description of the Directors Plan is a summary of certain material provisions, with a discussion of proposed amendments where applicable, and is qualified in its entirety by reference to Exhibit A.

Administration. The Directors Plan is administered by the Compensation Committee. Among other matters, the Compensation Committee is responsible for selecting outside directors to receive awards under the Directors Plan (“Participants”); granting awards under the Directors Plan; determining the number and type of awards to be granted and the terms and conditions of such awards; and interpreting the terms and provisions of the Directors Plan, awards granted under the Directors Plan, and agreements relating to such awards. The Compensation Committee has sole discretion with respect to the administration of the Directors Plan, and its decisions are final and binding on all persons. The Compensation Committee has the authority to accelerate the time at which any award under the Directors Plan shall be exercisable whenever such action is appropriate due to changes in applicable tax or other laws or other changes in circumstances occurring after the grant of the award.

Eligibility. Only outside directors of the Company are eligible to receive awards under the Directors Plan. As of the date of this proxy statement, there are ten outside directors. No consideration is received by the Company or its subsidiaries for the granting of awards under the Directors Plan, although the Compensation Committee, in its discretion, may require the payment of a purchase price in connection with the award of Restricted Shares.

Term of Plan. The Directors Plan will continue until all shares available for issuance under the Directors Plan have been issued and all restrictions on such shares have lapsed. Under the current terms of the Directors Plan, no awards may be made under the Directors Plan on or after March 1, 2026. Approval of this Proposal 4 will extend the term in which awards may be made under the Directors Plan to February 28, 2035. The Board has the power to suspend, terminate, modify or amend the Directors Plan at any time with certain restrictions.

Shares Subject to the Directors Plan. Subject to adjustment as provided in the Directors Plan as proposed to be further amended, the aggregate number of shares of Class A Common Stock reserved and authorized for issuance pursuant to awards granted under the Directors Plan will be increased by 200,000 shares (subject to proportionate adjustments made by the Compensation Committee as a result of changes in the capital structure of the Company). Shares of Class A Common Stock available for awards may consist of authorized but unissued shares, treasury shares, or previously issued shares re-acquired by the Company, including shares purchased on the open market. Assuming the approval of Proposal 4 of this proxy statement, 243,017 shares will be available for issuance under the Directors Plan.

Types of Awards. The Directors Plan provides for the following type of awards:
    •    stock options to purchase shares of the Company’s Class A Common Stock, without par value (the “Class A Common Stock”), which options are not intended to qualify as incentive options under the Internal Revenue Code (“Stock Options”);
    •    shares of Class A Common Stock which may be subject to transfer restrictions (“Restricted Shares”); and
    •    stock appreciation rights (“SARs”).

The awards listed above may be granted alone or in combination with each other. Each award authorized by the Compensation Committee must be evidenced by a written agreement. Among other matters, the agreement must describe the award and state that the award is subject to all the terms and provisions of the Directors Plan and any other terms and provisions, not inconsistent with the Directors Plan, as the Compensation Committee may approve. The date on which the Compensation Committee approves the granting of an award is the date on which the award is granted for all purposes, unless the Compensation Committee otherwise specifies in its approval. The granting of an award under the Directors Plan, however, is effective only if and when a written agreement is duly executed and delivered by or on behalf of the Company and the Participant.

Since 2006, only Restricted Shares have been issued under the Directors Plan.

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Stock Option Awards. The following is a summary of the material terms and provisions of the Directors Plan governing the award of Stock Options:

Exercise Price. The exercise or purchase price of each share of Class A Common Stock underlying a Stock Option is equal to the “fair market value” of one share of Class A Common Stock at the time the Stock Option is granted. Fair market value of a share of Class A Common Stock is determined by the last reported sale price of the Class A Common Stock on the New York Stock Exchange (“NYSE”) on the trading day preceding the grant date (or if there was no trading of Class A Common Stock on that day, then on the next preceding trading day on which there was trading in the Class A Common Stock).

Exercise of Stock Options. Stock Options are fully vested and exercisable on the date granted. However, shares of Class A Common Stock purchased upon exercise of a Stock Option may not be sold before at least six months have elapsed from the date the Stock Option was granted unless the Participant could otherwise dispose of such shares without incurring liability under Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”).

Term. Stock Options are exercisable for ten years from the date of grant.

Transferability. In general, Stock Options are not transferable and are exercisable during a Participant’s lifetime only by the Participant or his or her legal representative. There are, however, exceptions to this general rule. Stock Options may be transferred upon a Participant’s death by will or the laws of descent and distribution. The Compensation Committee may also provide for the irrevocable transfer of any Stock Option to a Participant’s parents, spouse, domestic or life partner, children, grandchildren, nieces, nephews or to the trustee of a trust for the principal benefit of one or more such persons or to a partnership whose only partners are one or more such persons. In regard to all of the foregoing transfers, the Stock Option will be exercisable only by the transferee or his or her legal representative.

Termination of Stock Options. If a Participant ceases to be a director of the Company for any reason, then all Stock Options or any unexercised portion of such Stock Options which otherwise are exercisable by such Participant will terminate unless such Stock Options are exercised within six months after the date such Participant ceases to be a director (but in no event after expiration of the original term of any such Stock Option). However, if a Participant ceases to be a director by reason of such Participant’s death, then the six-month period shall instead be a one-year period.

Tax Consequences. In general, for federal income tax purposes under present law:

(a) The grant of a Stock Option, by itself, will not result in income to the optionee.

(b) Except as provided in (e) below, the exercise of a Stock Option (in whole or in part, according to its terms) will result in ordinary income to the optionee at that time in an amount equal to the excess (if any) of the fair market value of shares of Class A Common Stock on the date of exercise over the exercise price.

(c) Except as provided in (e) below, the optionee’s tax basis of shares of Class A Common Stock acquired upon the exercise of a Stock Option, which will be used to determine the amount of any capital gain or loss on a future taxable disposition of such shares, will be the fair market value of shares of Class A Common Stock on the date of exercise.

(d) No deduction will be allowable to the Company upon the grant of a Stock Option, but upon the exercise of a Stock Option, a deduction will be allowable to the Company in an amount equal to the amount of ordinary income realized by the optionee exercising such Stock Option if the Company issues a 1099 to the director in the amount of the income that is taxable on exercise.

(e) With respect to the exercise of a Stock Option and the payment of the exercise price by the delivery of shares of Class A Common Stock, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of shares received will be the same as the tax basis of shares surrendered, and the holding period of the optionee in shares received will include his or her holding period in shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, ordinary income will be realized by the optionee at that time in the amount of the fair market value of such excess shares, the tax basis of such shares will be equal to the fair market value of such shares at the time of exercise, and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee.

Restricted Share Awards. The following is a summary of the material terms and provisions of the Directors Plan governing the award of Restricted Shares.

Price. The Compensation Committee is responsible for determining the purchase price for Restricted Shares. The purchase price may be zero.

Restrictions on Transfer. While Restricted Shares are fully vested on the date awarded and are not subject to a risk of forfeiture after such date, the Compensation Committee may determine to restrict a Participant’s ability to sell, pledge, encumber, assign or otherwise transfer the Restricted

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Shares during a period of time determined by the Compensation Committee (the “Restriction Period”). However, the Restriction Period may be zero days. In addition, the Compensation Committee has the authority to accelerate the time at which any or all of the transfer restrictions may lapse with respect to any Restricted Shares. Awards of Restricted Shares must be accepted by the Participant within 30 days (or the period specified by the Compensation Committee) after the grant date by executing a Restricted Share Agreement and paying the purchase price, if any, determined by the Compensation Committee. Participants will not have any rights with respect to the award of Restricted Shares until they have executed a Restricted Share Agreement, delivered a fully executed copy of it to the Company, and otherwise complied with the applicable terms and conditions of the award.

In addition to restrictions on transfer, if any, described above, Restricted Shares may not be sold before at least six months have elapsed from the date of the award of such Restricted Shares unless the Participant could otherwise dispose of such Restricted Shares without incurring liability under Section 16(b) of the Exchange Act.

Stock Issuances. Upon execution and delivery of the award agreement and receipt of payment of the purchase price, if any, for the Restricted Shares subject to such award agreement, the Company will issue the Restricted Shares to the Participant. Restricted Shares may be issued in the form of a certificate, by book entry, or otherwise, in the Company’s discretion, and will bear an appropriate legend with respect to the transfer restrictions, if any. Except for restrictions on transfer, on and after the issuance of Restricted Shares to a Participant, the Participant will have all of the rights of a stockholder of the Company with respect to such Restricted Shares, including the right to vote such Restricted Shares and the right to receive any dividends or other distributions with respect to such Restricted Shares. Upon the expiration of the Restriction Period, if any, unrestricted shares of Class A Common Stock will be issued to the Participant.

SAR Awards. The following is a summary of the material terms and provisions of the Directors Plan governing the award of SARs:

Designation of SAR Units; Right to Payment. SARs granted under the Directors Plan are designated as “SAR Units.” Upon the exercise of a SAR Unit, a Participant will have the right to receive cash from the Company, payable within 30 days, in an amount equal to the excess of (i) the fair market value of one share of Class A Common Stock at the time of exercise over (ii) the grant price of such SAR Unit. The grant price of a SAR Unit is determined by the Compensation Committee at the time of grant of the SAR Unit and is equal to the “fair market value” of one share of Class A Common Stock at the time the SAR Unit is granted. Fair market value of a share of Class A Common Stock is determined by the last reported sale price of the Class A Common Stock on the NYSE on the trading day preceding the grant date (or if there was no trading of Class A Common Stock on that day, then on the next preceding trading day on which there was trading in the Class A Common Stock).

Exercise of SAR Units. SAR Units are fully vested and exercisable on the date granted. However, SAR Units may not be exercised before at least six months has elapsed from the date the SAR Unit was granted unless the Participant could otherwise dispose of the SAR Units without incurring liability under Section 16(b) of the Exchange Act.

Term. SAR Units are exercisable for ten years from the date of grant.

Transferability of SAR Units. In general, SAR Units are not transferable and are exercisable during a Participant’s lifetime only by the Participant or his or her legal representative. There are, however, exceptions to this general rule. SAR Units may be transferred upon a Participant’s death by will or the laws of descent and distribution. The Committee may also provide for the irrevocable transfer of any SAR Unit to a Participant’s parents, spouse, domestic or life partner, children, grandchildren, nieces, nephews or to the trustee of a trust for the principal benefit of one or more such persons or to a partnership whose only partners are one or more such persons. In regard to all of the foregoing transfers, the SAR Unit will be exercisable only by the transferee or his or her legal representative.

Termination of SARs. If a Participant ceases to be a director of the Company for any reason, then all SAR Units or any unexercised portion of such SAR Units which otherwise are exercisable by such Participant will terminate unless such SAR Units are exercised within six months after the date such Participant ceases to be a director (but in no event after expiration of the original term of any such SAR Unit). However, if a Participant ceases to be a director by reason of such Participant’s death, then the six-month period shall instead be a one-year period.

No Rights as a Stockholder. SAR Units do not confer upon the Participant or the Participant’s transferee any rights of a stockholder of the Company, such as the right to vote or to receive any dividends or other distributions with respect to such SAR Units.

Repricing Prohibition. No Stock Option or SAR right may be amended to reduce the exercise or grant price after the time such Stock Option is granted.

Stock Option Repurchasing Prohibition. No Stock Option previously issued pursuant to the Directors Plan may be purchased from Participants for a share price greater than the current fair market value per share.

Proposal 4: Board Recommendation

The Board of Directors recommends that Class B stockholders vote FOR approval of the proposed amendments to the Directors Plan.
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PROPOSAL 5: Approval of Colleague Stock Purchase Plan

At the Annual Meeting, the Class B stockholders will be requested to consider and act upon a proposal to approve the Greif, Inc. Colleague Stock Purchase Plan, hereinafter referred to as the "Purchase Plan". This Purchase Plan offers eligible employees the opportunity to purchase shares of our Class A Common Stock through periodic payroll deductions that will be applied towards the purchase of Class A shares at a discount from the applicable market price. The Purchase Plan was approved by the Board on August 30, 2022.

Purpose of the Purchase Plan
The primary purpose of the Purchase Plan is to advance the interests of the Company and its stockholders by building a culture of stock ownership to further align the interests of our employees with those of our stockholders by offering to eligible employees an opportunity to acquire a proprietary interest in the Company through the purchase of discounted shares of Class A Common Stock.

Description of the Purchase Plan
The following discussion describes important aspects of the Purchase Plan. This discussion is intended to be a summary of the principal features of the Purchase Plan. Because it is a summary, some details that may be important to you are not included. For this reason, you are encouraged to read the Purchase Plan in its entirety. A copy of the Purchase Plan is included as Exhibit B.

Administration

The Purchase Plan will be administered by the Compensation Committee of our Board. The Compensation Committee may delegate some or all of its duties to a standing committee of the Company. We refer to the Compensation Committee in this role and any delegated standing committee in this Proposal 5 as the Plan Administrator. The Plan Administrator has full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan. The Compensation Committee has exclusive authority to designate the employees of the Company, or the employees of any of our subsidiaries or affiliates in the United States or foreign subsidiary to participate in the Purchase Plan after the effective date of the Purchase Plan. Currently, the participation is expected to initially be limited to the employees of certain of our subsidiaries in the United States. However, the Compensation Committee has the authority to extend participation in the Purchase Plan to employees of certain non-U.S. affiliates. The Company will pay all costs and expenses incurred in administering the Purchase Plan without charge to participants.

Special Provisions of the Greif, Inc. Colleague Stock Purchase Plan for Foreign Subsidiaries

The Purchase Plan includes a sub-plan, which is the Greif, Inc. Colleague Stock Purchase Plan for Foreign Subsidiaries. We refer to this sub-plan, or any successor or additional sub-plan that may be created in the future under the Purchase Plan, as the Sub-Plan. The Sub-Plan is generally intended to extend participation in the Purchase Plan to eligible employees of certain of our non-U.S. affiliates. To facilitate such participation, the Purchase Plan also authorizes the adoption of addenda (rules, procedures or sub-plans) as part of the Sub-Plan, pursuant to which purchase rights (or rights similar to purchase rights) may be granted in a manner that does not satisfy the requirements of Section 423 of the Internal Revenue Code if necessary or desirable to achieve tax, securities law or other objectives or as necessary to comply with local laws, regulations or rules.

Securities Subject to the Purchase Plan

An aggregate of one-million five-hundred thousand (1,500,000) shares of our Class A Common Stock have been reserved for purchase under the Purchase Plan (including the Sub-Plan) over the term of the Purchase Plan. We may issue Class A shares from authorized but unissued shares, treasury shares or shares we purchase in the open market in accordance with the Purchase Plan. Any Class A shares issued under the Purchase Plan will reduce, on a share-for-share basis, the number of Class A shares available for subsequent issuance under the Purchase Plan. In the event of any change to our outstanding Class A shares, such as a recapitalization, share split or similar event, appropriate adjustments will be made to the Purchase Plan and to each outstanding purchase right.

Eligibility and Participation

Employees eligible to participate in the Purchase Plan generally include employees who have been employed by participating subsidiaries or affiliates designated by the Compensation Committee; provided, however, that at all times during the period beginning on the date of the grant of the option and ending on the day three months before the date of exercise, the participant was an employee of the participating entity. The Plan Administrator has discretion under the Purchase Plan to limit (consistent with Section 423 of the Internal Revenue Code) eligibility to employees who are regularly scheduled to work more than 20 hours per week or more than five months per calendar year (or, in either case, such lesser period of time as may be determined by the Plan Administrator in its discretion). Those participants employed outside the United States are subject to similar eligibility restrictions, unless prohibited by the laws of the jurisdiction in which they are employed. Employees (including directors who are also employees and executive officers) of the Company are eligible to participate in the Purchase Plan. Accordingly, each employee who is a member of the Board of Directors and each executive officer of the Company may have an interest in this Proposal 5 if participation in the Purchase Plan is extended to employees of the participating entity which employs such person.
Greif - Proxy Statement 17

Eligible employees may participate in the Purchase Plan for a particular purchase period by completing and filing the prescribed enrollment forms (including the purchase agreement and a payroll deduction authorization).

As of December 30, 2022, we anticipate that initially on the effective date approximately 1,500 employees, including executive officers, will be eligible to participate in the Purchase Plan.

Purchase Periods and Purchase Dates

The Purchase Plan provides that the Plan Administrator will establish consecutive purchase periods with a duration not to exceed 24 months during which participants may authorize amounts of their compensation (within the limits provided in the Purchase Plan) be accumulated for purchase of our Class A shares. Purchase periods may commence at any time as determined by the Plan Administrator, including at quarterly or semi-annual intervals. The purchase right will be granted on the first day of each purchase period and will automatically be exercised on the last U.S. business day of that purchase period. Participants in the Purchase Plan may participate in only one purchase period at a time.

Purchase Price

The U.S. dollar purchase price of our Class A shares acquired on each purchase date will be at least equal to the lesser of (i) 85% of the closing selling price per Class A share on the date on which the purchase right is granted or (ii) 85% of the closing selling price per Class A share on the date the purchase right is exercised. The closing selling price of our Class A shares on any relevant date under the Purchase Plan will be deemed to be equal to the closing selling price per share on such date on the New York Stock Exchange — Composite Transactions. On December 30, 2022, the closing selling price per Class A share determined on such basis was $67.06 per share.

Payroll Deductions and Share Purchases

Each participant may authorize periodic payroll deductions in any whole percentage or dollar amount up to a maximum of 10% from their eligible earnings received during the purchase period. However, the total payroll deductions permitted to be authorized by a participant for any calendar year cannot exceed $25,000 U.S. dollars. The accumulated deductions will automatically be applied on the last U.S. business day of the purchase period to the purchase of whole Class A common shares at the purchase price in effect for that purchase date. In certain non-U.S. jurisdictions, the Plan Administrator will prescribe the method for funding the purchase of Class A common shares, including a participant’s authorized payroll deductions whenever possible or other approved contributions. For purposes of the Purchase Plan, eligible earnings generally include basic earnings, overtime pay, bonus or variable incentive pay, and certain salary deferral contributions made by the participant (i.e., contributions made to a plan under Section 401(k) of the Internal Revenue Code, a plan under Section 125 of the Internal Revenue Code or any nonqualified deferred compensation plan).

Special Limitations

The Purchase Plan imposes certain statutory limitations upon a participant’s right to acquire our Class A shares, including the following:
•Purchase rights may not be granted to any participant who owns (or would be deemed to own through attribution) shares purchasable under any outstanding purchase rights or options) possessing 5% or more of the total combined voting power or value of all classes of our shares of or any of our affiliates.
•A participant may not be granted rights to purchase more than U.S. $25,000 worth of our Class A shares in a calendar year. (For this purpose, such shares are valued at the time of the commencement of the purchase period).

Termination of Purchase Rights

A participant may withdraw from a purchase period, and his or her accumulated payroll deductions may, at the participant’s election, be refunded or applied to the purchase of our Class A shares on the next scheduled purchase date. If a participant withdraws, but no election is made, then the accumulated payroll deductions will be refunded to the participant at the end of such purchase period. A participant’s purchase right will immediately terminate upon his or her cessation of employment for any reason (other than by paid leave of absence) and any payroll deductions previously collected from the participant will be refunded promptly to the participant.

Stockholder Rights

No participant will have any stockholder rights with respect to the Class A shares covered by his or her purchase rights until the Class A shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the purchase date. Once the Class A shares are purchased on behalf of a participant, the participant shall have certain rights of ownership such as dividend rights. Custody of the Class A shares purchased on behalf of each participant will be held at all times in a brokerage account designated by the Company, until sold or assigned by the participant. In addition, the Plan Administrator may adopt such policies and procedures for the Purchase Plan as it determines are appropriate, including policies restricting the transfer of shares to another broker.

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Assignability

No purchase rights will be assignable or transferable by the participant, except by will or the laws of inheritance following a participant’s death.

Change in Control

In the event that we or our stockholders enter into an agreement to dispose of all or substantially all of our assets or outstanding capital shares by means of a sale, merger or reorganization in which we will not be the surviving corporation (other than a transaction in which there is no substantial change in our stockholder or their relative share holdings) or in the event we are liquidated, then all outstanding purchase rights will automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or liquidation. In addition, in accordance with the principles of Section 423 of the Internal Revenue Code, the Plan Administrator may create special purchase periods for individuals who become employees in connection with the acquisition of another company.

Share Proration

Should the total number of Class A shares to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of Class A shares available for issuance under the Purchase Plan at that time, the Plan Administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the Class A shares allocated to such individual, will be refunded.

Amendment and Termination

The Purchase Plan will terminate upon the earlier of (i) June 30, 2033 or (ii) the date on which all Class A shares available for issuance under the Purchase Plan and the Sub-Plan are sold pursuant to exercised purchase rights. Generally, our Board may at any time alter, amend, suspend or discontinue the Purchase Plan. However, our Board may not, without stockholder approval, (i) increase the number of Class A shares issuable under the Purchase Plan, (ii) alter the purchase price formula so as to reduce the purchase price or (iii) materially modify the requirements for eligibility to participate in the Purchase Plan.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States Federal income taxation consequences to us and participants subject to U.S. taxation with respect to participation in the Purchase Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state, or foreign jurisdiction in which a participant may reside. The Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under such an arrangement, no taxable income will be recognized by a participant, and no deductions will be allowable to us, upon either the grant or the exercise of the purchase rights; provided, however, that in order to receive this favorable tax treatment, the shares must be held for at least one-year. In the event that such shares are not held for one-year, they will not be eligible for this favorable tax treatment. Otherwise, taxable income will not be recognized until either there is a sale or other disposition of the Class A common shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased Class A shares.

If a participant sells or otherwise disposes of the purchased Class A shares within two years from the first day of the purchase period in which such shares were acquired or within one year from the actual purchase date of those Class A shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the purchased shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess the participant includes in income. Any additional gain or loss recognized on the disposition of the shares will be short- or long-term capital gain or loss, depending on the length of time the participant holds the shares after the purchased date.

If a participant sells or disposes of the purchased Class A shares more than two years from the first day of the purchase period in which the Class A shares were acquired and more than one year from the actual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lower of (i) the amount by which the fair market value of the Class A shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) the amount by which the fair market value of the Class A shares on the first day of the purchase period exceeded the purchase price (computed as of the first day of the purchase period, i.e., the grant date, even if the closing selling price of the Class A shares on the last U.S. business day of the purchase period is actually used to calculate the purchase price) of the Class A shares. Any additional gain or loss upon the disposition will be taxed as a long-term capital gain or loss. We will not be entitled to an income tax deduction with respect to such disposition. If a participant still owns the purchased Class A shares at the time of death, his or her estate will recognize ordinary income in the year of death equal to the lower of (i) the amount by which the fair market value of the Class A shares on the date of death exceeds the purchase price or (ii) the amount by which the fair market value of the Class A shares on the first day of the purchase period exceeded the purchase price (computed as of the grant date).

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Non-U.S. Income Tax Consequences

The income taxation consequences to participants and to the Company (or our foreign subsidiaries) with respect to participation in the Purchase Plan vary by country.

Plan Benefits

The benefits to be received by our executive officers and employees as a result of the proposed Purchase Plan are not determinable, since their eligibility initially depends on our Board designating the company through which they are employed as a participating company under the Purchase Plan, and upon entry into the Purchase Plan, the amounts of purchases by participants are based on elective participant contributions.

Effective Date of the Purchase Plan

If this Proposal is approved by our Class B stockholders, the effective date of the Purchase Plan will be July 1, 2023.

Proposal 5: Board Recommendation
The Board of Directors has approved the Purchase Plan and recommends that Class B stockholders vote FOR approval of the Purchase Plan.

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CORPORATE GOVERNANCE

Board of Directors
The Board currently consists of nine independent directors, one director, Ms. Morrison, who is currently not independent and two directors, Messrs. Watson and Rosgaard, who are both employees of the Company. These three directors do not meet the independence standards under the New York Stock Exchange ("NYSE") listing rules. See “Corporate Governance - Board of Directors - Director Independence" for additional information.

Skills and Attributes of our Board
The Board is committed to identifying directors for nomination with the highest ethical values and integrity, mature judgement, unbiased perspective and the deep expertise necessary to provide proper oversight and counsel to the Company. The Board in collaboration with the Nominating Committee regularly evaluates the skills, qualifications and experiences desirable of our Board to successfully achieve our long-term business strategies and serve the interest of our stockholders, customers, employees and communities.
Our directors bring a balanced mix of skills, qualifications and experiences and we believe their varied backgrounds contribute to an effective and well-balanced Board. Listed below is a summary of the combined skills and attributes of our Board:

Leadership	Directors with senior leadership experience in complex public, private and government organizations, whether as an officer or board member, are better able to oversee the management of the Company. This experience brings perspective in analyzing and overseeing the execution of important operational issues and developing strategy to drive change and growth. Directors with leadership experience generally possess strong abilities to motivate and manage others and to recognize and develop leadership skills in others.
Governance/ Board Service	Directors with corporate governance experience gained from service on company boards provide valuable insight into the dynamics and operations of the Board and the impact that governance and compensation decisions have on the Company and stockholders. This supports the Company's goals of strong corporate governance practices through Board and management accountability, transparency, legal and regulatory compliance and protection of stockholder interests.
International	Directors with international or global markets experience bring valuable knowledge and perspective of global industry dynamics to the Company, including exposure to different cultural perspectives and practices and different political and regulatory environments. This provides critical insight into the scope of opportunities and risk related to our international operations.
Manufacturing/ Supply Chain	Directors with experience and responsibility for managing or overseeing the manufacturing operations and supply chain logistics of a company gain extensive experience with maximizing operational performance and efficiencies while managing expenses and can provide insight and guidance in connection with strategy to deliver cost savings and fuel growth through sustainable means.
Accounting/ Finance	Directors with an understanding of accounting, financial reporting, capital allocation processes and financial markets are essential to ensuring effective oversight of the Company's financial resources and processes and providing valuable advice and insights with respect to establishing a successful capital strategy critical to our ongoing success.
Strategy/ M&A	Directors with strategic planning and merger and acquisition experience are able to provide insight as we identify the best strategic manner in which to expand our business and drive growth either through innovative strategic initiatives or acquisitions and other business ventures. Such individuals can provide valuable guidance on how to develop a strategic plan and oversee the execution of key strategic initiatives and evaluating our progress of those initiatives.
Risk Management	Directors with risk management and compliance oversight experience can provide valuable insight and guide the Board and management in executing its responsibilities to identify, evaluate and understand the various risks and the magnitude of those risks facing the Company and ensure there are appropriate policies and procedures in place to effectively mitigate and manage those risks.
Government/ Legal	Directors with government and legal experience have valuable insight into the key issues the Company faces with navigating and complying with legal reporting requirements and governmental and regulatory affairs in a complex global economy.
Technology	Directors with digital and technology experience have valuable insight of the evolution of fast-paced technology, assessing and advising on potential information security challenges, and improve efficiency and productivity through oversight of the selection and implementation of new technologies to enhance safety, operations, and sales.
Healthcare	Directors with healthcare services and hospital systems experience are able to provide valuable insight into the complexity of the healthcare industry and can provide guidance on supporting and enhancing health and well-being within in our zero-harm safety strategy and Company offered health and wellness benefits.
Greif - Proxy Statement 21

Board Responsibilities
The Board oversees, counsels and directs management in the long-term interest of our stockholders. The primary responsibilities of the Board and committees include:
•Strategy: The Board actively works with management to develop annual and long-term strategies for the Company. The Board evaluates, approves and monitors the achievement of our business, strategic and financial objectives, plans and actions.
•Leadership and Succession Planning: The Board and the Nominating Committee are responsible for the selection and evaluation of our directors for election to the Board and oversee Board succession planning, and the Board and the Compensation Committee oversee the succession planning process for the Chief Executive Officer and other senior executive officers.
•Operating Performance: The Board regularly monitors our operational execution and financial performance, and discusses improvements and changes when appropriate. The Board holds management accountable for the execution of our strategic plans. The Board and the Audit Committee also work with management in the assessment and mitigation of our major risk factors.
•Governance: The Board and its committees oversee the establishment, implementation and maintenance of policies, practices and procedures to ensure that our business is conducted with the highest standards of ethical conduct and in conformity with applicable laws.
•Sustainability: The Board and the Nominating Committee monitor environmental, social and governance related issues and the Company's sustainability strategies.

Committees of the Board
The Board currently has the following committees:

AUDIT COMMITTEE	5 meetings in fiscal 2022
Members: Bruce A. Edwards (Chair) John F. Finn Robert M. Patterson (Audit Committee Financial Expert) Kimberly T. Scott
Primary Responsibilities:
•Oversees the integrity of our financial reporting and accounting process
•Reviews audits of our consolidated financial statements and effectiveness of the internal accounting controls and internal auditing methods
•Oversees our enterprise risk management program and cyber risk exposures
•Oversees our compliance with legal and regulatory requirements
•Monitors and evaluates our internal audit function and reviews the internal audit plan
•Appoints and oversees our independent auditors and reviews their qualifications, independence and performance
•Meets separately and on a regular basis with Company’s independent auditors and internal audit function to consult and review the scope of their audits
•Reviews critical audit matters
•Reviews and approves related party transactions

COMPENSATION COMMITTEE 6 meetings in fiscal 2022
Members: Mark A. Emkes (Chair) Vicki L. Avril-Groves Daniel J. Gunsett John W. McNamara Roel Vestjens
Primary Responsibilities:
•Oversees the execution of our compensation philosophy and objectives
•Reviews and approves annually corporate goals and objectives relating to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance and reviews and approves annually the total compensation of the Chief Executive Officer
•Reviews and approves annually the total compensation of other executive officers of the Company
•Oversees succession planning process for the Chief Executive Officer and other senior executive officers
•Reviews at least annually our incentive compensation and equity-based compensation plans, including their design and implementation
•Appoints and oversees an independent compensation consultant and reviews its independence and performance
•Evaluates and approves compensation for outside directors
•Reviews and confirms our incentive compensation plans do not encourage unnecessary and excessive risk
•Reviews and discusses with management the Compensation Discussion and Analysis and recommends to the Board its inclusion in the proxy statement

•Administers our short-term and long-term incentive plans, which each have received stockholder approval
•Approves participants for incentive plans from among our executive officers and key employees
•Establishes the performance goals and target award amount to be earned by participants based upon the level of achievement of such performance goals
•Certifies the extent to which the performance goals have been achieved and determines the amount of the awards that are payable to participants

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NOMINATING AND CORPORATE GOVERNANCE COMMITTEE 5 meetings in fiscal 2022
Members: Daniel J. Gunsett (Chair) Bruce A. Edwards John F. Finn John W. McNamara
Primary Responsibilities:
•Evaluates and recommends to the Board qualified director nominees for election using the criteria set forth in the Committee’s charter
•Evaluates and recommends changes to the size, composition and structure of the Board and its committees
•Reviews and recommends Board and committee leadership structure and committee membership
•Assists the Board with oversight and review of environmental, social and governance matters
•Administers and oversees the annual Board and Committee evaluation process
•Oversees Board succession planning
•Reviews and recommends to the Board changes to our corporate governance guidelines

STOCK REPURCHASE COMMITTEE 1 meeting in fiscal 2022
Members: Bruce A. Edwards (Chair) Daniel J. Gunsett Robert M. Patterson	Primary Responsibilities: •Responsible for administering our stock repurchase program
The Board held seven meetings during fiscal 2022 and all directors attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served. Under our Corporate Governance Guidelines, directors are expected to attend our Annual Meeting. All directors nominated for election, at that time, attended the 2022 virtual annual meeting.

Board Leadership Structure
Our Board is the ultimate decision-making body of the Company, except for those matters reserved to or shared with the stockholders. The day-to-day business is conducted and managed by the management of the Company under the direction of the Chief Executive Officer (“CEO”). Our current Board leadership structure consists of an Executive Chairman of the Board, Mr. Watson our former CEO and a current employee of the Company, seven independent directors, one director who is currently not independent, and one director, Mr. Rosgaard, our current CEO. Upon the retirement of Mr. Watson at the end of his current term in office, we anticipated that Mr. Edwards, an independent director and current lead director, will become Chairman of the Board on February 28, 2023, the date of our Annual Meeting. We also anticipate that after the Annual Meeting, Mr. Patterson will become Chair of the Company's Audit Committee.
Our Board believes maintaining separate Chairman and CEO roles continues to be an effective Board leadership structure for the Company. This structure will continue to permit Mr. Rosgaard to primarily focus his time and attention on the business operations, while Mr. Edwards as Chairman of the Board, will direct his attention on guiding the Board’s agenda and setting priorities for the Company to strategically address the opportunities and challenges faced by the Company. Mr. Edwards' tenure as a director of the Company and his service in a variety of roles as an independent director and business leader of other companies will add valuable insight as Chairman of the Board. The fact that Mr. Edwards is independent also strengthens the Company's corporate governance framework. Mr. Rosgaard, our CEO, has extensive insight into the Company's current opportunities and challenges gained from his service as an executive officer of the Company since 2015. However, it is the Board’s belief that no single organizational model is best or most effective in all circumstances. Therefore, although the Board has determined that this leadership structure will be the most effective and in the best interests of our stockholders at this time, the Board may implement another structure if deemed to be appropriate in the future.
Our Board has adopted various policies to provide for a strong and independent Board, including the following.
•The majority of the Board must be independent of management and have no material relationship with the Company, either directly or indirectly as a partner, stockholder or officer of an organization that has such a relationship with the Company, and must meet the standards of independence under the applicable rules of the SEC and NYSE listing standards.
•Only independent directors are members of the Compensation, Audit and Nominating Committees.
•Independent/non-management directors meet at least four times each year, and during at least one of those meetings, an executive session is scheduled that includes only independent directors.

Director Independence
Pursuant to NYSE rules, in order for a director to qualify as “independent,” the Board must affirmatively determine that the director has no material relationship with the Company or management that would impair the director’s independence. The Board has adopted categorical standards to assist it in making its determination of director independence.
The Board has determined that all current directors have no material relationships with the Company and, therefore, are independent, except for Messrs. Watson and Rosgaard and Ms. Morrison. Messrs. Watson and Mr. Rosgaard are currently employees of the Company. The Board has determined that Ms. Morrison is not currently independent under the NYSE listing standards due to the fact
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that she is employed at OhioHealth as an executive officer and Mr. Watson is a member of the compensation committee of OhioHealth. After the Annual Meeting, Mr. Watson will no longer be on the Board, and Ms. Morrison will become independent.

Board’s Role in Risk Management Oversight
The Board takes an active role in the oversight of our most significant risks. The Board executes its risk oversight function at the Board level and through delegation to its Board committees. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. The Board recognizes it is neither possible nor prudent to eliminate all risk. Purposeful and appropriate risk-taking is essential for us to be competitive and to achieve our long-term strategic objectives.
While the Board and its committees oversee risk management, management is responsible for day-to-day management of the various enterprise risks facing the Company. Management has developed and administers a formal enterprise risk management program that is a Company-wide effort involving both the Board and management. Management’s role is to identify, mitigate, guide and review the efforts of our business units with respect to risk, consider whether various risks are acceptable, and approve plans to deal with critical business risks that could prevent achievement of our business goals or plans. The Board receives detailed management reports that assess the material risk to us, including strategic, operational, financial, infrastructure, legal, regulatory and other external risks facing the Company and to ensure that management develops and maintains comprehensive risk management policies and procedures to assess, mitigate and monitor those risks. The risk oversight responsibilities of the Board and its committees are summarized below:

Board of Directors	Audit Committee	Compensation Committee	Nominating Committee
Oversees our risk management processes to support the achievement of our long-term strategic objectives
Delegates certain risk management oversight responsibilities to its committees and receives regular reports from each committee

  Oversees risks related to financial statements, financial reporting and disclosure process, accounting and legal matters
  Oversees the internal audit function
  Oversees the enterprise risk management program and cyber risk exposures
  Oversees risk related to the integrity of our internal controls process
  Reviews related party transactions

  Oversees the risks related to the design and structure of our compensation and benefits program
  Reviews incentive compensation arrangements to confirm incentive pay does not encourage unnecessary and excessive risk taking

  Oversees risks associated with corporate governance policies and procedures and Board performance
  Oversees risks associated with Board composition and committee structure
  Monitors and reviews emergent environmental, social and governance related issues, risks and trends that could affect the Company's business activities and performance

Board’s Role in Environmental, Social and Governance Matters Oversight
The Board believes that the pursuit of sustainability efforts is important to our stakeholders and should be one our strategic priorities. Sustainability efforts are pursued through an environmental, social and governance (“ESG”) framework and extend to all levels of our organization in support of our ongoing business strategy. The Board takes an active role in the oversight of ESG matters with the assistance of the Nominating Committee. The Nominating Committee evaluates and reviews the Company's policies, activities and programs related to ESG matters and makes recommendations to the Board. The Nominating Committee also monitors and evaluates emergent ESG related issues, risks and trends that could affect the Company's business activities and performance, and reviews and assesses the Company's progress against relevant external ESG and other sustainability indices and the Company's short-term and long-term ESG goals.
While the Board and the Nominating Committee oversee the Company's sustainability efforts, management is responsible for the day-to-day management of integrating sustainability into our strategy and operations, reviewing our sustainability progress and priorities quarterly, and ensuring accountability at all levels of our organization administered through our management led Sustainability Steering Committee. Our Sustainability Steering Committee meets with the leaders of our ESG global teams that comprise the sustainability management team, who on a quarterly basis are responsible for tracking the level of achievement of our global sustainability targets. The Sustainability Steering Committee guides the activities of our sustainability management team, which works with topic teams consisting of representatives from each of our business regions and units to drive facility level projects and priorities.

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BOARD OF DIRECTORS
NOMINATING COMMITTEE
SUSTAINABILITY STEERING COMMITTEE
SUSTAINABILITY MANAGEMENT TEAM
ENERGY & EMISSIONS TEAM
WASTE TEAM
GOVERNANCE TEAM
LABOR PRACTICES TEAM
PROCUREMENT TEAM

We recently announced our 2030 sustainability targets that focus on climate, waste reduction and circularity. Our long-term sustainability targets from an environmental perspective include reducing our emissions to combat climate change through the increased use of renewable power, energy efficient equipment and the testing of new technologies, achieving zero waste to landfill in nearly all our facilities, and accelerating our progress to achieve 100% recyclability, along with increased recovery of used products and use of recycled materials. From a corporate social perspective we are actively advancing programs to create an even safer, more diverse, equitable and inclusive workforce setting where all colleagues can grow and thrive. Additionally, we are designing innovative products that support product circularity and complement our sustainability efforts. We are also collaborating with customers to assist them with reducing the impact of their packaging on the environment and meeting their decarbonization goals, and expanding our end-of-life solutions and recycling capabilities to contribute further to the growing circular economy.

We published our first sustainability report in 2009 and issued our 13th consecutive sustainability report in April 2022, which was based on our fiscal year performance ending October 31, 2021. The report provides our 2025 sustainability goals and highlights progress and strategies underway to achieve those goals. Our sustainability report is prepared in accordance with the Global Reporting Initiative Standards which includes, Core Option, SASB Application Guidance and fulfills the United Nations Global Compact annual Communication on Progress. We also aligned our climate-related disclosures with recommendations from the Task Force on Climate-related Financial Disclosures. Our 2021 report is available in full at https://www.greif.com/sustainability-2021/report-downloads/

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Notable sustainability highlights include the following as of the date of this proxy statement:

Environmental	Social	Governance

Highlights
•4.5 million containers reconditioned and recycled in 2021 (600,785 metric tons virgin material saved)
• Approximately 3.2 million tons of recycled fiber collected, brokered and/or processed in 2021
• Over 78% of the fiber used in our paper manufacturing operations is derived from purely recycled inputs
• Reduced GHG emissions by 5% from 2019 baseline by the end of calendar year 2021
• 50 facilities achieved zero waste to landfill in 2021 and diverted 85% of waste from landfills in 2021
• 0.74 lost workday case rate in 2021, a 43% decrease since 2011
• Conducted internal human rights assessments at 38% of our facilities
• Rated in the 80th percentile among all manufacturing companies in 2022 (Gallup Q12 Engagement Survey)
• Female representation: 25% on the Board of Directors, 25% on executive leadership team, and 15% female in our global workforce
• Expanded Colleague Resource Groups to six total groups to foster a more diverse and inclusive culture
• Signatory of United Nation Global Compact since 2016

Awards
•Awarded a Gold recognition from EcoVadis for the fourth consecutive year in 2021 (top 4% of all companies assessed)
• ESG rating of “AA” by MSCI ESG Research LLC in 2022
•Recognized with an "A-" rating in climate change by CDP in 2022
• Received Prime status in 2022 by ISS ESG (2nd consecutive year)
• Recognized by Newsweek as one of America’s Most Responsible Companies in 2022 (4th consecutive year)
• Recognized by Newsweek as one of America’s Most Loved Workplaces in 2022 (2nd consecutive year)
•Recognized by Investor's Business Daily as one of Top 100 Best ESG Companies (#1 in containers/packaging industry)
• Soterra business earned Sustainable Forestry Initiative (SFI) Certification in 2022 (2nd consecutive year)

Availability of Corporate Governance Documents
The Board has adopted the following corporate governance documents (the “Corporate Governance Documents”):

Corporate Governance Guidelines
Code of Conduct for directors, officers and employees (available in several different languages)
Code of Ethics for Senior Financial Officers
Independence Standards for Directors
Stock Ownership Guidelines applicable to directors, officers and other key employees Audit Committee Charter Nominating Committee Charter Compensation Committee Charter
Each of the Corporate Governance Documents are posted on our website at www.greif.com under “Investors-Corporate Governance-Governance Documents.” Copies of each of the Corporate Governance Documents are also available in print to any stockholder of the Company, without charge, by making a written request to the Company. Requests should be directed to Greif, Inc., Attention: Secretary, 425 Winter Road, Delaware, Ohio 43015.

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Director Compensation for Fiscal 2022
The following table sets forth the compensation paid to our current and former outside directors during fiscal 2022:

Name (1)	Fees ($)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Vicki L. Avril-Groves	110,057	141,943	—	252,000
Bruce A. Edwards	175,057	141,943	—	317,000
Mark A. Emkes	130,057	141,943	—	272,000
John F. Finn	115,057	141,943	—	257,000
Michael J. Gasser (4)	80,000	—	—	80,000
Daniel J. Gunsett	133,057	141,943	3,000	278,000
Judith D. Hook (5)	25,000	—	—	25,000
John W. McNamara	115,057	141,943	3,600	260,600
Karen A. Morrison	75,057	141,943	—	217,000
Robert M. Patterson	110,057	141,943	—	252,000
Kimberly T. Scott	85,057	141,943	—	227,000
Roel Vestjens (6)	30,000	—	—	30,000
(1)As employees of the Company during fiscal 2022, Messrs. Watson and Rosgaard were not compensated for their services as a director. See “Executive Compensation Tables - Summary Compensation Table” for information on Messrs. Watson’s and Rosgaard's compensation as Executive Chairman of the Board and CEO, respectively.
(2)Amounts in this column represent the dollar amount recognized for financial statement reporting purposes during fiscal 2022 computed in accordance with Accounting Standards Codification (“ASC”) 718 and represents the cash value of the total number of restricted shares of Class A Common Stock awarded to such director during fiscal 2022 under our 2005 Outside Directors Equity Award Plan (2,469 shares per outside director as of the 2022 annual meeting). The amounts reported reflect the closing price of our shares of Class A Common Stock on February 28, 2022 ($57.49), the day preceding the date on which the shares were granted. For a discussion of the relevant ASC 718 valuation assumptions, see Note 7 of the Notes to the Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for fiscal 2022 (the "2022 Form 10-K”).
As of October 31, 2022, each current outside director owned 8,794 shares of Class A Common Stock that had been awarded under the above plan that were subject to restrictions on transfer except for Mr. Patterson who owned 5,323 shares of Class A Common Stock and Mses. Scott and Morrison who each owned 2,469 shares of Class A Common Stock. For the aggregate number of restricted and non-restricted shares of Class A and Class B Common Stock beneficially owned by each of the outside directors, see “Security Ownership of Certain Beneficial Owners and Management.” No stock options have been awarded to any outside director since 2005 and no stock options are outstanding.
(3)All Other Compensation for Mr. McNamara represent the amount paid by the Company for an annual wellness physical. All Other Compensation for Mr. Gunsett represents the amount he received for administering the annual Board and committee evaluations paid in fiscal 2022.
(4)Mr. Gasser served as a director during fiscal 2022 until his retirement from the Board on March 1, 2022.
(5)Ms. Hook served as a director during fiscal 2022 until her death on November 17, 2021.
(6)Mr. Vestjens did not receive a stock award in fiscal 2022 because he joined the Board after the annual stock award date.

Director Compensation Arrangements
The Compensation Committee is responsible for setting the overall compensation strategy and policies for our outside directors. Directors who also serve as employees for the Company or any of its subsidiaries are not compensated for their service as a director. Directors may also receive additional compensation for performing duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of a director or committee member.
The compensation fee arrangement for our outside directors for fiscal 2022 is set forth below. The Board annual cash retainer was paid in equal quarterly installments, as applicable. The annual Committee and Chair cash retainers were paid annually, as applicable. The stock award is issued annually at the annual stockholders meeting.

Board of Director Position	Board Annual Retainer	Stock Award
Chairman of the Board	$240,000	$142,000
All Other Outside Directors	$100,000	$142,000
Committee	Committee Annual Retainer	Committee Chair Annual Retainer
Audit	$10,000	$20,000
Compensation	$10,000	$20,000
Nominating	$5,000	$15,000
The Compensation Committee also administers the 2005 Outside Directors Equity Award Plan, which provides annual equity awards to outside directors. Each outside director serving at the time of the 2022 annual meeting of stockholders (held on March 1, 2022) received a number of restricted shares of Class A Common Stock under this plan in an amount equal to approximately $142,000 divided
Greif - Proxy Statement 27

by the last reported sale price of a share of Class A Common Stock on the NYSE on February 28, 2022 (the last trading day immediately preceding the date of the 2022 annual meeting). None of these shares of Class A Common Stock are subject to any risk of forfeiture; however, such shares are subject to restrictions on transfer for three years. All such shares are fully vested on the award date with eligibility to participate in the receipt of all dividends declared on our shares of Class A Common Stock.
In addition to the compensation described above, we provide a health and wellness program for our outside directors which includes annual physical exams and we reimburse outside directors for expenses incurred to attend Board and committee meetings. We offer no other perquisites to our outside directors.

Stock Ownership Guidelines for Directors
Each outside director is required to own a minimum of five times his or her annual retainer in shares of Company common stock after five years of service as a director. Restricted shares of Class A Common Stock awarded to an outside director under our 2005 Outside Directors Equity Award Plan and the receipt of which has been deferred at the election of such outside director under the terms of the Directors Deferred Compensation Plan are counted as owned by the deferring outside director for purposes of these stock ownership guidelines. The Board evaluates whether exceptions should be made in the case of any outside director who, due to his or her unique financial circumstances, would incur a hardship by complying with these requirements. All outside directors are currently in compliance with our stock ownership guidelines.

Director Participation in Directors Deferred Compensation Plan
Under the Directors Deferred Compensation Plan, outside directors may elect to defer between 25 and 100 percent of their respective retainer and committee fees, as well as restricted stock awards granted under the 2005 Outside Directors Equity Award Plan. Once made, any such elections (including without limitation the percentage of Board fees and/or restricted stock to be deferred) are irrevocable for all such amounts earned during the calendar year for which the election is made. The participants are fully vested in the value of their account, including investment returns, at all times.
The plan is considered an “unfunded” arrangement as amounts generally are not set aside or held by the Company in a trust, escrow, or similar account. Notwithstanding the foregoing, deferrals of restricted stock are held in a "rabbi trust" established by the Company. Deferrals of cash compensation under the plan are credited to a participant’s account under the plan as “Phantom Shares.” “Phantom Shares” have a value equal to the market value from time to time of shares of our Class A Common Stock. The number of Phantom Shares credited to a participant’s account is based on the dollar amount of deferral, divided by the then current per share value of our shares of Class A Common Stock. If a dividend is declared and credited on shares of our Class A Common Stock, the Phantom Shares are credited with a corresponding dividend in the form of additional Phantom Shares within sixty days of that date. Dividends paid on shares of restricted stock held in the rabbi trust are contributed to the rabbi trust and are paid from the rabbi trust to the participants and are not accumulated in the rabbi trust.
Generally, the plan provides that each participant will receive his or her cash deferral account value as retirement benefits under the plan upon termination from Board membership in substantially equal monthly payments over a ten year period, and will receive all restricted stock deferrals in a single distribution on the first day of the second month following a participant's termination from Board membership. However, participants may elect to receive:
•Cash compensation deferrals (credited as Phantom Shares) in a single lump sum payment, annual installments over a five-year period or a series of two payments. Depending on the form of payment elected, a participant may choose a fixed date for distribution or the earlier of a fixed date or such participant's termination of Board membership. If a Participant elects to receive a series of two payments, the participant must specify a fixed date for each payment and must specify the percentage of his or her cash compensation deferral to be paid on each specified date.
•Restricted stock deferrals upon: (a) a fixed date that is at least three years after the date the restricted stock is awarded; or (b) the earlier of (i) a fixed date that is at least three years after the date the restricted stock is awarded, or (ii) the participant’s termination from Board membership.

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Executive Officers of the Company
The following information relates to executive officers of the Company as of the date of this proxy statement (elected annually):

Name	Age (1)	Positions and Offices	Year first became executive officer
Ole G. Rosgaard	59	President and Chief Executive Officer	2015
Lawrence A. Hilsheimer	65	Executive Vice President, Chief Financial Officer	2014
Gary R. Martz	64	Executive Vice President, General Counsel and Secretary	2002
Bala V. Sathyanarayanan	52	Executive Vice President and Chief Human Resources Officer	2018
Timothy L. Bergwall	58	Senior Vice President and Group President, Paper Packaging & Services and Soterra LLC	2014
Patrick G. Mullaney	53	Senior Vice President and Group President, Global Industrial Packaging	2022
Kimberly A. Kellermann	46	Senior Vice President, Global Operations Group	2022
Tina R. Schoner	55	Chief Supply Chain Officer	2022
Matthew D. Eichmann	44	Chief Marketing and Sustainability Officer	2022
Vivian E. Bouet	51	Chief Information and Digital Officer	2022
Michael J. Taylor	39	Vice President, Corporate Controller	2022
Anthony J. Krabill	49	Vice President, Corporate Treasurer	2022
(1)As of February 28, 2023, the date for the 2023 Annual Meeting of the Company.
Ole G. Rosgaard has served as President and Chief Executive Officer since February 2022. From July 2021 to February 2022, Mr. Rosgaard served as Chief Operating Office. From June 2019 to June 2021, he served as Senior Vice President and Group President of Global Industrial Packaging and from June 2019 to September 2020, Mr. Rosgaard was also responsible for Global Sustainability. From June 2017 to June 2019, Mr. Rosgaard served as Senior Vice President and Group President, Rigid Industrial Packaging & Services ("RIPS") - Americas and Global Sustainability. From August 2015 to June 2017, he served as Vice President and Division President, RIPS-North America. In January 2016, he assumed additional responsibility for RIPS-Latin America and Container Life Cycle Management LLC, a joint venture that operates our North American reconditioning business. Prior to joining the Company, and for more than five years, he served in various roles of increasing responsibility with Icopal a/s, a designer, manufacturer and installer of high end roofing solutions, including managing director in Denmark, group managing director/chief executive officer of the West European Region and group managing director/chief executive officer of the Central European Region.
Lawrence A. Hilsheimer has served as Executive Vice President and Chief Financial Officer since May 2014. From April 2013 to April 2014, Mr. Hilsheimer was executive vice president and chief financial officer of The Scotts Miracle-Gro Company. From August 2012 to March 2013, Mr. Hilsheimer was the president and chief operating officer of Nationwide Retirement Plans, a division of Nationwide Mutual Insurance Company. From January 2010 to July 2012, Mr. Hilsheimer was the president and chief operating officer of Nationwide Direct & Customer Solutions, also a division of Nationwide Mutual Insurance Company. For the two years prior to that time, he was executive vice president and chief financial officer of Nationwide Mutual Insurance Company. Prior to joining Nationwide, he was vice chairman and regional managing partner for Deloitte & Touché USA, LLP, which included serving on the board of directors of the Deloitte Foundation. Mr. Hilsheimer is a director and chair of the audit committee and member of the nominating committee of Installed Building Products, Inc., a publicly traded (NYSE) installer of insulation products, and is the lead independent director and chair of the audit committee of Root, Inc., a publicly traded (Nasdaq) technology-based insurance company.
Gary R. Martz has served as Executive Vice President since June 2010 (and prior to that as Senior Vice President) and as General Counsel and Secretary since joining the Company in 2002. From March 2014 until May 2014, Mr. Martz also served as Chief Administrative Officer, and from March 2018 until November 2018, served as acting Chief Human Resources Officer. Since May 2014, Mr. Martz has assumed responsibility for the management of our global real estate services department. From June 2005 until May 2013, Mr. Martz served as President of Soterra LLC. Prior to joining the Company, he was a partner in the law firm of Baker & Hostetler LLP.
Bala V. Sathyanarayanan has served as Executive Vice President and Chief Human Resource officer since July 2021. From November 2018 to June 2021, Mr. Sathyanarayanan was Senior Vice President and Chief Human Resources Officer. From January 2017 to October 2018, Mr. Sathyanarayanan served as executive vice president, human resources, North American Operations, for the Xerox Corporation. From July 2012 to January 2017, Mr. Sathyanarayanan was vice president, business transformation and human resources, Xerox Technology, a provider of print and digital document products and services. Prior to joining Xerox Corporation, and for more than five years, Mr. Sathyanarayanan served in various human resource roles at Hewlett-Packard Inc., a global provider of personal computers and printers and printing solutions.
Timothy L. Bergwall has served as Senior Vice President since February 2019, and as Group President of Paper Packaging & Services and President of Soterra LLC since May 2015. Prior to that and since 2014, Mr. Bergwall had served as Vice President and Division President, Paper Packaging & Services. Prior to that time and for more than five years, Mr. Bergwall served as Vice President, Containerboard Mills.
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Patrick G. Mullaney has served as Senior Vice President and Group President, Global Industrial Packaging since February 2022 and Vice President and Group President, Global Industrial Packaging since November 2021. From September 2019 to October 2021, Mr. Mullaney served as Vice President, General Manager of Global Industrial Packaging - EMEA. From June 2017 to August 2019, Mr. Mullaney served as Director - Rigid Industrial Packaging & Services - EMEA Western Region and from June 2017 to September 2018, he served as Manager - Rigid Industrial Packaging & Services - EMEA Central Region. Prior to that time and for more than five years, he served in various roles at Clondalkin Group, including chief executive officer of Clondalkin Flexible Packaging, an international producer of value-added packaging products and services.
Kimberly A. Kellermann has served as Senior Vice President, Global Operations Group since February 2022 and Vice President, Global Operations since September 2019. From July 2017 to September 2019, Ms. Kellermann served as Vice President of Operations, and from September 2017 to September 2019, she held additional responsibilities in the areas of environmental, health and safety. Prior to that time and for more than five years, Ms. Kellermann served as vice president operations at West-Ward Pharmaceuticals (formerly Boehringer Ingelheim Roxane Laboratories), an international pharmaceutical company.
Tina R. Schoner has served as Senior Vice President, Chief Supply Chain Officer since joining the Company in January 2022. From November 2017 to May 2021, Ms. Schoner served as senior vice president and chief procurement officer at Oshkosh Corporation, a heavy industrial manufacturer of specialty vehicles and worksite access equipment. From January 2015 to November 2017, Ms. Schoner served as executive director of supply chain operations and strategic sourcing for Raytheon Technologies Corporation (formerly United Technologies Corporation), a global provider of high-technology products and services to building systems and aerospace industries.
Matthew D. Eichmann has served as Chief Marketing and Sustainability Officer since March 2022. From September 2020 to February 2022, Mr. Eichmann served as Vice President, Investor Relations, External Relations and Sustainability since September 2020. From November 2016 to September 2020, Mr. Eichmann served as Vice President, Investor Relations and Corporate Communications. From November 2015 to November 2016, Mr. Eichmann served as Vice President, Investor Relations. Prior to that time, and for more than five years, Mr. Eichmann served in various roles, including director, investor relations, at Newmont Mining Corporation, the world's leading gold company and a producer of copper, silver, zinc and lead.
Vivian E. Bouet has served as Chief Information and Digital Officer since December 2022. From October 2018 to December 2022, Ms. Bouet served as chief information officer at CPS Energy, the largest municipally owned electric utility provider in the United States. From August 2014 to October 2018, Ms. Bouet served as executive senior director, business transformation at Walgreen's, an international leader in integrated healthcare, pharmacy, and retail services. From July 2007 to August 2014, Ms. Bouet served in various technology leadership roles at Anthem, Inc. (currently known as Elevance Health, Inc.). Prior to that time, and for more than five years, Ms. Bouet served as a principal consultant in technology, supporting multiple industries.
Michael J. Taylor has served as Vice President, Corporate Controller since May 2022. From April 2017 to May 2022 Mr. Taylor served as Director of Financial Reporting and Internal Controls. Prior to that time and for more than five years, he served in the assurance practice of the accounting firm PricewaterhouseCoopers LLP.
Anthony J. Krabill has served as Vice President, Corporate Treasurer since May 2022. From January 2017 to May 2022, Mr. Krabill served as Assistant Treasurer. From July 2014 to January 2017, Mr. Krabill served as Director of Capital Markets and FX. Prior to that time and for more than five years, Mr. Krabill served in various positions with increasing responsibility at the NCR Corporation, a leading enterprise technology provider of software, hardware and services.

Greif - Proxy Statement 30

Stock Holdings of Certain Owners and Management
The following table sets forth the number of shares of each class of Greif securities beneficially owned, as of the close of business on December 30, 2022, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of our Class B Common Stock, our only class of voting securities, (ii) each director and nominee for director, (iii) the executive officers listed in the Summary Compensation Table (the "Named Executive Officers" or "NEOs”), and (iv) all directors, NEOs, and other executive officers as a group.

Name	Title of Class	Shares Beneficially Owned (1)		Percent of Class(2)
Patricia M. Dempsey 12781 NE 72nd Boulevard, Lady Lake, FL 32162	Class B	3,050,502	(3)(4)	14.07%
Shannon J. Diener 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	3,208,886	(3)(5)	14.80%
Mary T. McAlpin 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	3,270,676	(3)(6)	15.08%
Virginia D. Ragan 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	3,578,310	(3)(7)	16.50%
Article 4(c) Trust c/o Shannon Diener 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	2,127,026	(3)(8)	9.80%
Nicholas J. Petitti 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	2,882,210	(3)(9)	13.29%
JDH 2021 Trust c/o Nicholas J. Petitti 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	2,217,451	(3)(10)	10.22%

Vicki L. Avril-Groves	Class A	40,246	(11)	*
Timothy L. Bergwall	Class A	56,906	(12)	*
Bruce A. Edwards	Class A Class B	49,646 2,000	(11)	* *
Mark A. Emkes	Class A	34,326	(11)	*
John F. Finn	Class A	38,136	(11)	*
Daniel J. Gunsett	Class A Class B	37,107 4,000	(11)	* *
Lawrence A. Hilsheimer	Class A Class B	145,711 89,364	(12)	* *
Gary R. Martz	Class A Class B	110,315 8,100	(12)	* *
John W. McNamara	Class A Class B	33,107 440,603	(11) (13)	* 2.03%
Frank C. Miller	—	—
Karen A. Morrison	Class A	2,469	(11)	*
Robert M. Patterson	Class A	20,323	(11)	*
Ole G. Rosgaard	Class A	75,205	(12)	*
Bala V. Sathyanarayanan	Class A Class B	30,373 450	(12)	* *
Kimberly T. Scott	Class A	2,469	(11)	*
Roel Vestjens	—	—
Peter G. Watson	Class A Class B	396,616 4,400	(12)	* *

All directors and executive officers as a group (25 persons)	Class A Class B	1,098,566 549,490	(11)(12)	4.29% 2.53%

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(1)     A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days of December 30, 2022 (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner (and their spouses, if applicable).
(2)    * indicates less than 1 percent.
(3)    Only Class B Common Stock (voting stock) was reported for these stockholders.
(4)    All shares held by Ms. Dempsey as trustee under her revocable trust and a family trust.
(5)    All shares held by Ms. Diener as custodian or trustee under her revocable trust and family trusts, including the Article 4(c) Trust described in footnote (8).
(6)    All shares held by Ms. McAlpin as trustee under her revocable trust and a family trust.
(7)    Includes shares held by Ms. Ragan as trustee under her revocable trust and a family trust. Also includes shares held by a charitable foundation (525,140 shares) of which Ms. Ragan is the president. Does not include shares held by John W. McNamara, a director of the Company, who is Ms. Ragan’s son. Ms. Ragan disclaims beneficial ownership of the shares held by Mr. McNamara.
(8)    The Article 4(c) Trust held under the Naomi C. Dempsey Declaration of Trust (the “Article 4(c) Trust”).
(9)    All shares owned by Mr. Petitti individually or held by Mr. Petitti as trustee under his revocable trust and irrevocable or family trusts. Includes the shares held by Mr. Petitti as trustee of the JDH 2021 Trust described in footnote (10). Also includes 60,000 shares that have been pledged as security for a loan.
(10) The 2021 Amended and Restated Revocable (now Irrevocable) Trust created by Judith D. Hook (the "JDH 2021 Trust"). Includes 1,200,000 shares that have been pledged as security for a loan.
(11)    This table includes restricted shares of Class A Common Stock that have been awarded to directors under our 2005 Outside Directors Equity Award Plan, including shares the receipt of which has been deferred at the director’s election under the terms of the Directors Deferred Compensation Plan. If deferral is elected, shares are issued to the trustee of a rabbi trust established in connection with the Directors Deferred Compensation Plan. The total number of shares of Class A Common Stock held in the rabbi trust for the benefit of each director as of December 30, 2022, was as follows: Ms. Avril-Groves-19,056 shares; Mr. Edwards-36,940 shares; Mr. Emkes-14,966 shares; Mr. Finn-36,136 shares; Mr. Gunsett-11,937 shares; Mr. McNamara-26,240, Ms. Morrison-2,469, Mr. Patterson-5,323 and Ms. Scott-2,469 shares. See also “Corporate Governance - Director Compensation for Fiscal 2021 - Director Participation in Directors Deferred Compensation Plan.”
(12) This table includes restricted stock units and performance stock units that have been awarded to executive officers under our LTIP for the 2020-2022 plan period, as these awards will vest within 60 days of December 30, 2022. See “- Compensation Discussion and Analysis - Long-Term Incentive Plan" for further information on the LTIP and awards made thereunder.
(13)    All shares (other than 3,000) held by Mr. McNamara as trustee of a family trust and a voting trust or as custodian. Does not include shares held by Virginia D. Ragan, who is Mr. McNamara’s mother. Mr. McNamara disclaims beneficial ownership of all shares of Class B Common Stock held by Ms. Ragan.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons owning more than 10% of a registered class of our equity securities, to file reports of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during fiscal 2022 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with by such persons.
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COMPENSATION DISCUSSION AND ANALYSIS

Overview and Introduction
This Compensation Discussion and Analysis (“CD&A”) identifies and describes our compensation philosophy and objectives, summarizes our executive compensation program and discusses and reviews compensation decisions with respect to our NEOs for fiscal 2022. This CD&A should be read in conjunction with the compensation related tables that immediately follow this section, as well as with our 2022 Form 10-K. For fiscal 2022, our NEOs were:

Name	Title
Ole G. Rosgaard	President and Chief Executive Officer
Peter G. Watson	Executive Chairman of the Board and Former President and Chief Executive Officer
Lawrence A. Hilsheimer	Executive Vice President, Chief Financial Officer
Gary R. Martz	Executive Vice President, General Counsel and Secretary
Timothy L. Bergwall	Senior Vice President and Group President, Paper Packaging & Services and Soterra LLC
Bala V. Sathyanarayanan	Executive Vice President and Chief Human Resources Officer

Summary of Executive Compensation Governance Practices
To achieve the objectives of our executive compensation program and emphasize our “pay-for-performance” philosophy, the Compensation Committee has continued to employ strong governance practices, including:

We Do	We Don’t Do
✓ Significant portion of executive total compensation “at risk”	✗ Hedging or short sales by executive officers or directors
✓ Objective and different metrics for annual and long-term incentives	✗ Repricing of options without stockholder approval
✓ Caps on annual and long-term incentive pay	✗ Significant perquisites
✓ Stock ownership guidelines and holding requirements	✗ Tax gross-ups for perquisites
✓ Incentive compensation recoupment ("clawback") policy	✗ Pledging of Greif stock (requires pre-approval)
✓ Incentive compensation targeted at market and "pay for performance"	✗ Employment contracts or change-in-control arrangements
✗ Accelerated vesting of equity awards upon retirement

Compensation Committee

The Compensation Committee, whose current members are Mark A. Emkes (Chair), Vicki L. Avril-Groves, Daniel J. Gunsett, John W. McNamara and Roel Vestjens, has primary oversight for the design and implementation of our executive compensation program. The Compensation Committee also administers our annual cash incentive bonus plan (the “Short-Term Incentive Plan” or “STIP”) and our long-term incentive plan approved by stockholders at the 2020 annual meeting (the "Long-Term Incentive Plan" or "LTIP"). This is the first year that awards granted under the LTIP for a three-year performance period will vest and that awards will be issued 100% in stock, replacing the previously administered long-term incentive plan initially approved by stockholders in 2006 under which awards were issued 50% in cash and 50% in stock (the "2006 LTIP"). The Compensation Committee from time to time delegates to a subcommittee certain responsibilities related to executive compensation. Prior to February 23, 2021, the Compensation Committee used a special subcommittee to administer the STIP, the LTIP and the 2006 LTIP so that those plans were administered by “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Since that time the Compensation Committee has itself fulfilled all executive compensation duties. For the sake of convenience, references to the administration of the STIP, the LTIP and 2006 LTIP for periods before February 23, 2021 will be to the Compensation Committee.
The Compensation Committee utilizes an independent outside compensation consultant, Willis Towers Watson, to provide it with peer group data and market information. While Willis Towers Watson also provides other services to the Company, the Compensation Committee has determined that Willis Towers Watson is independent because they do not have a conflict of interest that would prevent them from providing objective advice to the Compensation Committee. In determining whether Willis Towers Watson has a conflict of interest that would influence its advice to the Compensation Committee, the Compensation Committee considered, among other matters, the six factors set forth in the applicable SEC regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, namely: the other services provided by Willis Towers Watson to the Company; the amount of fees payable by the Company to Willis Towers Watson as a percentage of that firm’s total revenues; the policies and procedures maintained by Willis Towers Watson to prevent or mitigate potential conflicts of interest; any business or personal relationship between any member of Willis Towers Watson’s executive compensation team serving the Company and any member of the Compensation Committee; any stock of the Company owned by any member of Willis Towers Watson’s executive compensation team serving the Company; and any business
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or personal relationship between any member of Willis Towers Watson’s executive compensation team serving the Company and any executive officer of the Company. The Compensation Committee reviewed information provided by Willis Towers Watson addressing each of these factors. These SEC regulations retain the principle that the Compensation Committee should have the final say in determining the independence and objectivity of its advisors. No single factor was considered by the Compensation Committee as more important than any other factor or automatically disqualified Willis Towers Watson from being objective.

Compensation Philosophy and Objectives
The Compensation Committee’s compensation philosophy and objectives are designed to align our executive compensation with achieving business and financial goals that drive long-term stockholder value. To achieve this “pay for performance” philosophy, the Compensation Committee has the following key objectives:

Key Objectives of Our "Pay for Performance" Philosophy
•Attract, recruit and hire talented and outcome driven executives on a local, national or global basis as needed and appropriately incentivize and reward our current executive officers.
•Offer short-term and long-term incentive bonus plans that motivate and incentivize our executive officers by linking compensation to the achievement of targeted financial, business and individual performance goals.
•Emphasize at-risk components of an executive compensation program to motivate and incentivize our executive officers to drive stockholder value and align their interests with the interest of our stockholders.

The Compensation Committee attempts to achieve its policies and philosophies by establishing performance objectives for our executive officers and by linking compensation to financial performance goals, which may include, but are not limited to, targets for earnings before interest, tax and depreciation, depletion, amortization and special items, operating profit before special items, operating working capital as a percent of revenue, and total shareholder return relative to the Russell 2000 Index. The Compensation Committee further believes that a portion of each executive’s compensation should be linked to our short-term and long-term performance. In that regard, the Company has the STIP, an annual cash incentive bonus plan that links the annual payment of cash bonuses to the achievement of targeted financial performance goals, and the LTIP that links the long-term issuance of stock to the achievement of targeted financial performance goals that further aligns long-term stockholder value by including a total shareholder return metric and providing for payouts in restricted stock. See “- Elements of Our Compensation Program - "Short-Term Incentive Plan" and "Long-Term Incentive Plan.” The LTIP is also intended to facilitate compliance with our stock ownership guidelines. See “- Elements of Our Compensation Program - Stock Ownership Guidelines” below.
Fiscal 2022 Target Compensation Mix
In determining the award levels for each of the elements in our total compensation program, our philosophy is to "pay for performance". As a result, we place relatively greater emphasis on the variable components of compensation (STIP and LTIP) to align the interests of our executive officers with the interests of our stockholders and motivate them to drive stockholder value. These variable components are balanced with retention incentives provided by base salary and restricted stock awards. The LTIP is designed to provide retention incentives for our executive officers through the granting of restricted share units at or near the commencement of each performance period that are subject to a vesting period. We look to the experience and judgment of the Compensation Committee to determine what it believes to be the appropriate target compensation mix for each NEO. As shown in the charts below, incentive components at risk accounted for approximately 66% of the CEO's target compensation and approximately 69% of the other NEOs average target compensation in fiscal 2022. It should be noted that the fiscal 2022 LTIP target and awards for Mr. Rosgaard, our current CEO, were established by the Compensation Committee in December 2019 (for the 2020-2022 performance period) and was determined at that time, to be commensurate with the scope of his responsibility relative to his then currently held position as Group President of the Global Industrial Packaging segment.
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Risk Assessment
During fiscal 2022, our management and the Compensation Committee, with the assistance of Willis Towers Watson, performed an assessment of the risks associated with our incentive plans and determined that the risks associated with such plans are not reasonably likely to cause a material adverse effect for the Company.
Peer Group Review
The Compensation Committee, working with Willis Towers Watson, periodically, but at least annually, reviews peer group data and market information for comparable positions in our industry related to our executive officers. The Compensation Committee does not establish targets or benchmarks for executive compensation when assessing peer group data, but rather uses peer group data and other market information to confirm that our compensation targets and awards are comparable and competitive. The information provided by Willis Towers Watson is used by the Compensation Committee to provide context for their decision making process, but is not used to determine or recommend the amount or form of compensation paid to our executive officers, including our NEOs.
The Compensation Committee, working with its compensation consultant, periodically, but at least annually, also reviews our peer group composition. The selection of peer group companies by the Compensation Committee is based on the nature, composition, geographic scope, complexity and key financial data of potential peer companies in the packaging, paper, manufacturing and industrial businesses. For fiscal 2022, the Company's peer group changed from the previous year by adding Jeld-Wen Holdings, Inc. as a replacement for Domtar Corporation, which was acquired in November 2021 and is no longer a publicly traded company. Our peer group consists of the companies listed below.

Aptargroup, Inc.	Fastenal Company	Sealed Air Corporation
Ashland Global Holdings, Inc.	Graphic Packaging Holding Company	Silgan Holdings, Inc.
Avery Dennison Corporation	Jeld-Wen Holding, Inc.	Sonoco Products Company
Berry Global Group, Inc.	Owens Corning	The Timken Company
Celanese Corporation	Owens-Illinois, Inc.	Universal Forest Products Inc.
Cornerstone Building Brands, Inc.	Packaging Corporation of America	Valmont Industries, Inc.
Crown Holdings, Inc.	Patrick Industries, Inc.

Elements of Our Compensation Program
During fiscal 2022, the key elements of our compensation package were:

Base salary
Annual performance-based incentive cash bonus under our STIP
Long-term performance-based incentive restricted stock awards under our LTIP
Retirement benefits under our pension, 401(k), supplemental executive retirement and supplemental deferred compensation plans
Opportunity for deferral of compensation under our deferred compensation plan
The Compensation Committee reviews tally sheets for each NEO prepared by the compensation consultant. The purpose of the tally sheets information is to bring together, in one place, all the elements of compensation for our NEOs to assist the Compensation Committee with making compensation decisions for the next calendar year. These tally sheets typically contain the following information: current base salary; STIP payments for the preceding two fiscal years, and the anticipated payment for the fiscal year just ended; LTIP payments for the preceding two fiscal years, and the anticipated payment to be made for the three-year period just ended; the current value of the applicable supplemental executive retirement or supplemental deferred compensation plans; and the value of our perquisites. See "- Retirement and Deferred Compensation Plans - Supplemental Executive Retirement Plans” for a description of these plans.
The Compensation Committee’s final compensation determination regarding one element of compensation is independent of all other elements of compensation and does not affect decisions regarding those other elements of compensation, other than to the extent that awards under the STIP and the LTIP are calculated by using a percentage of base salary.

Base Salary
Base salaries are primarily designed to provide competitive levels of compensation that attract and retain our executive officers. When determining base salaries for each NEO, the Compensation Committee considers their qualifications, experience, the scope of responsibilities, individual performance and contributions towards our success. Base salaries, which become effective the first pay period of the calendar year, are reviewed annually and are individually determined and may range broadly among our executive officers. The Compensation Committee does not target specific market data for base salaries, but rather compares the compensation levels of other executive officers with equivalent responsibility within our peer group companies and competitive market data to confirm
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that our base salaries are competitive within the market and with the compensation levels of other executive officers within the Company for internal fairness purposes.
In December 2022, the Compensation Committee approved the following base salaries for the NEOs for calendar year 2023. See “2022 Performance Reviews of CEO and Other NEOs” below for a discussion of the factors considered by the Compensation Committee in its decision to increase the 2023 base salaries, and the amount thereof, for each NEO.

NEOs	2022 Base Salary	2023 Base Salary	Percentage Change
Mr. Rosgaard (1)	$900,000	$1,000,000	11.1%
Mr. Watson (2)	$818,000	$818,000	—
Mr. Hilsheimer	$785,399	$816,815	4%
Mr. Martz	$655,911	$682,148	4%
Mr. Bergwall	$567,731	$590,440	4%
Mr. Sathyanarayanan	$455,255	$478,018	5%
(1)Mr. Rosgaard's 2022 base salary as Chief Operating Officer was $650,000 from November 1, 2022 through January 31, 2022. Effective February 1, 2022, Mr. Rosgaard became CEO of the Company and his base salary increased from $650,000 to $900,000 (a percentage change of 38.5%).
(2)Mr. Watson's 2022 base salary as CEO was $1,090,000 from January 1, 2022 through January 31, 2022. Effective February 1, 2022, Mr. Watson became the Executive Chairman of the Board with a new base salary of $818,000.

Short-Term Incentive Plan
The STIP is designed to motivate executive officers and reward achievement of specific and objective performance goals that are linked to the profitability of the Company.
In administering the STIP, the Compensation Committee establishes performance goals, target amounts, and award opportunities at the beginning of each performance period for each executive officer selected to participate by the Compensation Committee, including our NEOs. The target award is based on a percentage of the executive officer’s base salary (exclusive of any bonus and other benefits) and is payable in cash upon the achievement of the threshold performance level and capped by the maximum performance level. Under the STIP, each NEO can be awarded anywhere from 0% to a maximum of 200% of the NEO's respective target incentive award, with 100% as payout for achieving the target performance level. After the end of the performance period, the Compensation Committee certifies the extent to which the performance goals have been achieved and determines the amount of the award that is payable.

No incentive bonus is paid with respect to an applicable metric if the performance calculation for that metric is below the threshold established for that specific performance period. No additional incentive bonus is paid beyond the established applicable maximum metric calculation with respect to each applicable metric for each performance period. The Compensation committee establishes the threshold number as being realistic and the maximum as being aggressive for each performance period. Under the STIP, the maximum payment that could be paid to any participant during any twelve-month period is $3.0 million.

For fiscal 2022 and 2021, the STIP financial performance goals were based upon the metrics of operating profit before special items (“OPBSI”) and operating working capital (“OWC”), subject to such adjustments as the Compensation Committee determines to be necessary to accurately reflect the OPBSI and OWC of the Company as of the award date. The OWC metric is measured as a percentage of revenues and is calculated by averaging the number calculated as a trailing twelve-month average for each of the previous twelve months. The OPBSI and OWC metrics are weighted 80% and 20%, respectively. The Compensation Committee selected those performance metrics in order to take into consideration the dynamics of the market environment to better align the interests of our executive officers with those of our stockholders and to improve cash generation and the Company's use of working capital. The STIP performance goal achievement threshold was 50% of the target award for the 2022 performance period.

In December 2021, the Compensation Committee established performance metrics for the fiscal 2022 STIP and pre-approved alternative STIP metrics if certain divestitures occurred during the fiscal year. The table below summarizes the initial fiscal 2022 STIP performance metrics.

Initial Fiscal 2022 STIP Performance Metrics	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance	Actual Percentage Payout (2)
80% OPBSI	484.1 million	$576.4 million	$668.6 million	—	—
20% OWC	11.6%	11.0%	10.4%	—	—

The Company's divestiture of the Flexible Products and Services ("FPS") joint venture in fiscal 2022 triggered an alternative pre-approved 2022 STIP metric. The table below summarizes the fiscal 2022 STIP performance metrics as so adjusted and established by the Compensation Committee. For fiscal 2022, OPBSI of $704.10 million and OWC of 10.9% were achieved resulting in an aggregate payout to the NEOs of 178.76% of the target award.

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Adjusted Fiscal 2022 STIP Performance Metrics	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance	Actual Percentage Payout (1)
80% OPBSI	463.90 million	$552.30 million	$640.7 million	$704.1 million	200%
20% OWC	11.4%	10.8%	10.2%	10.9%	93.81%
(1) Prorated for performance between designated Payout levels.

The table below summarizes the fiscal 2023 STIP performance goals established by the Compensation Committee in December 2022 based on its evaluation of our business plan and prospects for the next fiscal year. For fiscal 2023, the Compensation Committee will continue to use the same STIP performance goal metrics used in fiscal 2020, 2021 and 2022.

Fiscal 2023 STIP Performance Metrics	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
80% OPBSI	$533.5 million	$ 635.2 million	$736.8 million
20% OWC	11.5%	10.9%	10.3%

Each year, the Compensation Committee reviews the STIP target awards for each NEO based on its judgment of the impact of the position in the Company and what it believes to be competitive against market data while considering internal pay equity for comparable positions. The fiscal 2022 target award opportunities were, and the 2023 target award opportunity for each NEO, are as follows:

	Fiscal 2022 STIP Target Award Opportunity		Fiscal 2023 STIP Target Award Opportunity
NEOs	(% of Base Salary)	($)	(% of Base Salary)	($)
Mr. Rosgaard (1)	100%	$900,000	125%	$1,250,000
Mr. Watson (2)	100%	$818,000	100%	$203,940
Mr. Hilsheimer	95%	$746,129	95%	$775,975
Mr. Martz	80%	$524,729	80%	$545,718
Mr. Bergwall	75%	$425,798	75%	$442,830
Mr. Sathyanarayanan	65%	$295,916	70%	$334,613
(1)Mr. Rosgaard's fiscal 2022 STIP target award opportunity represents his target as Chief Operating Officer from November 1, 2021 through January 31, 2022 of $520,000, 80% of his base salary. Effective February 1, 2022, Mr. Rosgaard became CEO of the Company and his 2022 STIP target award opportunity increased to $900,000, 100% of his base salary.
(2)Mr. Watson's fiscal 2022 STIP target award opportunity represents his target as CEO from November 1, 2021 through January 31, 2022, 125% of his base salary. Effective February 1, 2022, Mr. Watson became Executive Chairman of the Board of the Company and his 2022 STIP target award opportunity changed to $818,000, 100% of his base salary. Mr. Watson's fiscal 2023 STIP target award opportunity represents his pro-rated target amount as Executive Chairman of the Board from November 1, 2022 through February 1, 2023, the date of his retirement.

Long-Term Incentive Plan
The LTIP is intended to focus our executive officers on the key measures that drive superior performance over the longer-term. The Compensation Committee administers the LTIP and designates "executive officers" and “key employees” to participate in and receive awards under the LTIP. For each three-year performance period, which period commences on the first day of the first fiscal year for that performance period, the Compensation Committee selects the award opportunity for all executive officers and key employees, including each of our NEOs. The LTIP award opportunity is based on the Compensation Committee’s reasoned business judgment and subjective review of, based in part on the recommendation of our CEO, each key employee’s scope of responsibility and historical performance.
In December 2019, the Compensation Committee established the following LTIP target award opportunity for each NEO for fiscal 2022.

	LTIP Target Award Opportunity for 2020-2022 Performance Period
NEOs	(% of Average Base Salary)	($)(1)
Mr. Rosgaard	150%	$825,000
Mr. Watson	380%	$4,028,000
Mr. Hilsheimer	220%	$1,584,526
Mr. Martz	180%	$1,082,689
Mr. Bergwall	150%	$682,500
Mr. Sathyanarayanan	125%	$500,000

For each of the three-year performance periods ending in fiscal 2022, 2023, 2024 and 2025, the awards are or will be paid solely in restricted shares of our Class A Common Stock, except in select countries where impediments exist related to the issuance of our stock. The Compensation Committee believes that only awarding shares under the LTIP, with no cash component, better aligns the interest of the NEOs and other key employees with the interests of our stockholders and assists with facilitating compliance with the stock ownership guidelines by participants. See "- Stock Ownership Guidelines" below.
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For each three-year performance period, the Compensation Committee establishes a target incentive award for each participant. The target incentive award is based on the NEOs base salary inclusive of the merit award for the upcoming calendar year for the applicable three-year performance period (exclusive of any bonus and other benefits) paid in a combination of restricted stock units ("RSUs") and performance stock units ("PSUs") in a ratio determined by the Compensation Committee (for each three-year performance period, the ratio is 30% RSU/ 70% PSU for Messrs. Watson and Rosgaard and 40% RSU/ 60% PSU for the other NEOs). The number of RSUs and PSUs are determined using the average closing price of the restricted shares during the 30 and 90 day periods preceding the day that the performance criteria for the applicable three-year performance period was approved by the Compensation Committee (for fiscal 2022, 2023, 2024 and 2025), respectively. RSUs are issued at or near the commencement of each performance period. The RSUs granted are time-based and vest approximately three-years after they are granted. RSUs possess dividend equivalent rights; however, no dividend-equivalents will be paid until the underlying RSUs have vested.
The Compensation Committee established a range of performance goals that, if achieved, will result in an incentive award payment of PSUs under the LTIP that starts at the threshold performance level and is capped at the maximum performance level. Under the LTIP, our NEOs can be awarded anywhere from 0% to a maximum of 200% of the PSU target incentive award with 100% being the payout for achieving the target performance level. The Compensation Committee also establishes a threshold level performance goal, below which no awards are paid to any participant. For the three-year performance periods ending in fiscal years 2022, 2023, 2024 and 2025, this threshold level is 33% of the target award. PSUs ultimately awarded will be determined based on two measures: (i) the number of performance units earned based on the Company's achievement of performance goals based on targeted levels of EBITDA, and (ii) subject to the relative performance of the Company's three-year total shareholder return ("TSR") compared to the TSR performance of the Russell 2000 Index during the same performance period, which can increase or decrease the number of performance units earned by 20%. The Committee believes the use of a TSR modifier for the PSUs granted under the LTIP further aligns Company performance with stockholder value. Unvested RSUs and PSUs are forfeited upon termination of employment, except in the case of death, disability or retirement, in which case the RSUs and PSUs will be reduced on a pro rata basis to reflect participation prior to termination.
The following table summarizes the principal design elements for the 2020-2022 performance period and the three-year overlapping performance periods currently in cycle.

LTIP Performance Period	2020-2022	2021-2023	2022-2024	2023-2025
Performance Metrics	EBITDA with a TSR Modifier (+/-20%)
Award Opportunity	CEO: 30% RSUs / 70% PSUs Other NEOs: 40% RSUs / 60% PSUs
Determination of Payout*	RSUs = three-year time-based vesting requirement
PSUs = awarded based upon the percentage of performance metrics achieved
(*) If the NEO is not employed by the Company on the vesting date, the awards are forfeited except in the case of death, disability or retirement in which case the RSUs and PSUs will be reduced on a pro rata basis.
The Compensation Committee establishes a threshold number that is realistic to achieve and sets a maximum threshold number that is difficult to achieve for the applicable performance period. After the performance goals are established, the Compensation Committee aligns the achievement of the performance goals with the award opportunities, such that the level of achievement of the pre-established performance goals at the end of the performance period determines the “final awards” (i.e., the actual incentive compensation earned during the performance period by the participant).
For fiscal 2022, NEOs were eligible to receive a LTIP award consisting of RSUs and PSUs, with a payout of PSUs based on performance targets set in December 2019 covering the fiscal 2020-2022 performance period. In December 2022, the Compensation Committee determined that a payout of 200% was earned based on the adjusted EBITDA for the performance period, as a percentage of the original PSUs granted at the beginning of the performance period subject to a TSR modifier that achieved +20%. Since the maximum target award of 200% for PSUs under the LTIP was achieved, the TSR modifier of +20% did not increase the actual payout percentage of 200% as shown in the table below. See “Executive Compensation - Summary Compensation Table” for the amount of the award to the NEOs under the LTIP for fiscal 2022.

2020-2022 LTIP Performance Goals(1)	Threshold (33% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance	TSR Modifier (Range of +/- 20%)	Actual % Payout(2)
100% EBITDA	$2,056.2 million	$2,192.7 million	$2,333.2 million	$2,355.1 million	+20%	200%
(1)The Company's divestiture of the FPS joint venture in fiscal 2022 triggered an alternative pre-approved 2022 LTIP metric established by the Compensation Committee.
(2)Prorated for performance between designated Payout levels. The actual payout level relates only to PSUs.
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In December 2022, the Compensation Committee established performance goals and award levels for the 2023-2025 performance period commencing November 1, 2022 and ending October 31, 2025. The table below sets forth the number of RSUs granted to each NEO by the Compensation Committee (subject to vesting requirements).

LTIP RSU Award for 2023-2025 Performance Period
NEOs	Number of RSUs
Mr. Rosgaard	18,225
Mr. Watson (1)	785
Mr. Hilsheimer	11,675
Mr. Martz	7,410
Mr. Bergwall	6,414
Mr. Sathyanarayanan	4,373

(1) This amount represents Mr. Watson's pro-rated number of RSUs awarded at target, based on his retirement date of February 1, 2023.

2023-2025 LTIP Performance Goals - Confidentiality - The EBITDA performance goals established by the Compensation Committee for the three-year periods ending in fiscal years 2023, 2024 and 2025, are not included in this CD&A section because we believe that disclosure of this information would cause us substantial competitive harm. In the global industrial packaging segment of our business, which accounted for approximately 57.5 percent of our revenues in fiscal 2022, our competitors are mostly privately-held companies that generally do not disclose their financial information, executive salaries and other key information to the public, and thus our detailed disclosure of targeted EBITDA would give a competitive advantage to our competitors. Although we provide earnings guidance to investors, we attempt to incentivize our executive officers and key employees at levels above and below this guidance at a higher or lower percentage of their annual base salaries and the public disclosure of such levels could create confusion with investors. In addition, the public disclosure of our EBITDA metrics under the LTIP would cause substantial competitive harm because, among other matters, we would be disclosing to our competitors our anticipated level of earnings for the next three years, which could provide significant insight into our corporate initiatives and activities, including merger and acquisition activities and other growth plans.
For purposes of illustration and to provide context to our stockholders regarding the difficulty our NEOs face in achieving the performance targets under the LTIP, the percent of the target goal achieved for each performance target for each of the three-year periods ending in the last nine fiscal years is set forth below:
* Under the LTIP, the target payout is 100% of a participants award opportunity (threshold = 33% and maximum = 200%)
** All award years other than 2022 were paid under the 2006 LTIP. In 2022, the 200% payout related only to PSUs.

Stock Ownership Guidelines
The Board of Directors has adopted stock ownership guidelines to better align the interests of our executive officers and key employees with the interests of our stockholders. In furtherance of our commitment to sound corporate governance, our executive officers and key employees are required to hold shares of Company stock valued at the following multiple of their annual base salary:

Position	Ownership Level
CEO	5X Base Salary
Executive Officers (other than CEO)	3X Base Salary
Key Employees	1X Base Salary
Our executive officers and key employees have five years after initial participation in the LTIP, or the attainment of a position that requires a higher threshold, as the case may be, to meet these stock ownership guidelines. Our executive officers and key employees are generally required to retain 100% of the shares received under the LTIP until they have satisfied the stock ownership threshold associated with their position. Once in compliance with the stock ownership guidelines associated with their position, executive officers and key employees will remain in compliance with these guidelines regardless of decreases in the trading price of our shares, changes
Greif - Proxy Statement 39

to their base salary or immaterial dispositions of shares, until attainment of a position requiring a higher threshold, in which case the five-year compliance period starts again.
The Compensation Committee annually reviews compliance by our executive officers and key employees with these stock ownership guidelines. The Compensation Committee has determined that each NEO is in compliance with the stock ownership guidelines or within the five-year compliance period associated with their position. Failure to satisfy the requirements of the guidelines may impact participation by an executive officer or key employee in the LTIP in future years, among other matters.

Retirement and Deferred Compensation Plans
The Company offers a number of retirement and deferred compensation plans. Due to the varying tenure of our NEOs and the transition of certain of our retirement plans, our NEOs participate in different program based on geographic location and hire date. The table below indicates the retirement benefits applicable to each NEO in fiscal 2022.

	Defined Benefits		Defined Contribution
	Qualified	Nonqualified	Qualified	Nonqualified
Name	Pension Plan	SERP	401(k)	DC SERP	NQSP	NQDCP
Mr. Rosgaard			✓*		✓	✓
Mr. Watson	✓	✓	✓
Mr. Hilsheimer			✓*	✓
Mr. Martz	✓	✓	✓
Mr. Bergwall	✓		✓		✓	✓
Mr. Sathyanarayanan			✓*		✓
* Participant receives a retirement benefit contribution into their 401(k) account equal to 3% of participant's eligible compensation subject to IRS limitations since participant is not eligible to participate in the U.S. Pension Plan. See footnote 6 to the Summary Compensation Table for further details.
Pension Plans
We have a tax-qualified defined benefit plan that is intended to meet the requirements of Section 401(a) of the Code. This pension plan is designed to provide benefits to those U.S. employees hired prior to November 1, 2007, who have long and continuous service before retirement. Messrs. Watson, Martz and Bergwall are the only NEOs eligible to participate in this pension plan, and all are fully vested in their benefits under this pension plan. Messrs. Rosgaard, Hilsheimer and Sathyanarayanan are not eligible to participate in this pension plan.
Supplemental Executive Retirement Plans
We have a defined benefit Supplemental Executive Retirement Plan (“SERP”) that provides benefits for a select group of executive officers, including our NEOs who participate in the pension plan described above. Under the SERP, we accrue an amount equal to a specified percentage of the executive officer's annual compensation. "Compensation" for purposes of the SERP includes base salary and payments under the STIP. This account is also credited annually with interest based on the discount rate used under the U.S. pension plan. Vesting under the SERP requires 10 years of service or the attainment of age 65. Vested executive officers are entitled to the payment of a future benefit upon retirement equal to the accrued amounts and credited interest, which is payable in equal installments quarterly over 15 years. Messrs. Watson and Martz are the only NEOs eligible to participate in the SERP, and both are fully vested in their benefits under the SERP. See "Executive Compensation Tables - Pension Benefits - Supplemental Executive Retirement Plans" for additional information regarding our SERP.
Executive officers, including our NEOs who are not eligible to participate in the pension plan may participate in the Defined Contribution Supplemental Executive Retirement Plan (“DC SERP”). Under the DC SERP, we accrue an amount equal to a specified percentage of the executive officer’s annual compensation. “Compensation” for purposes of the DC SERP includes base salary and payments under the STIP. This account is also credited annually with interest based on the discount rate used under the U.S. pension plan. Vesting under the DC SERP requires 10 years of service or the attainment of age 65. Vested executive officers are entitled to the payment of a future benefit upon retirement equal to the accrued amounts and credited interest, which is payable in equal installments quarterly over 15 years. Mr. Hilsheimer is the only NEO currently participating in the DC SERP, and he is fully vested in his benefits under the DC SERP.
Defined Contribution/401(k) Plan
We maintain a tax-qualified defined contribution plan that is intended to meet the requirements of Section 401(k) of the Code, commonly called a 401(k) plan. The 401(k) plan is available on the same terms to substantially all of our U.S. employees, including our U.S.-based NEOs. Each participant can elect to contribute from 0% to 100% of his or her eligible earnings to the 401(k) plan, subject to Internal Revenue Service (“IRS”) and ERISA limitations. The deferred amount is invested in accordance with the election of the participant in a variety of investment choices, including a Company stock fund. Subject to certain limitations, we have the option to
Greif - Proxy Statement 40

match a participant’s contributions to the 401(k) plan, and we currently do match a percentage of a participant's 401(k) contributions. In addition, U.S. employees not eligible to participate in the U.S. pension plan are entitled to a company retirement contribution of 3% of the employee's eligible earnings subject to IRS limitations. A participant is fully vested in his or her own salary reduction contributions, but the right to company contributions is subject to vesting as provided by the 401(k) plan. All NEOs receive company-matching contributions. The only NEOs currently receiving company retirement contributions are Messrs. Rosgaard, Hilsheimer and Sathyanarayanan.
Nonqualified Supplemental Deferred Compensation Plan
We have a nonqualified supplemental deferred compensation plan ("NQSP") for certain executive officers who do not participate in the SERP or DC SERP described above. This plan credits eligible officers who are employed on December 31 of each calendar year with a contribution equal to the maximum employer contribution rate under the Company's 401(k) Plan, multiplied by the excess, if any, of the sum of the officer's base salary and annual short-term incentive plan bonus payments, over the maximum compensation limit under Code Section 401(a)(17) for the applicable year. This plan also permits discretionary Company contributions, which may vary by eligible officer. The Company does not presently intend to make any discretionary contributions. The plan is compliant with the regulations promulgated by the IRS under Code Section 409A. We distribute the vested deferred balance upon retirement, termination from employment, death or disability based on a schedule selected by the officer. Messrs. Rosgaard, Bergwall and Sathyanarayanan are the only NEOs currently participating in the NQSP. Mr. Bergwall is the only NEO fully vested in his benefit under the NQSP.
Nonqualified Deferred Compensation Plan
We have a Nonqualified Deferred Compensation Plan ("NQDCP") for our executive officers, including our NEOs, which provides a vehicle for our executive officers to elect to defer their compensation. This plan is intended to meet the requirements of Section 409A of the Code. Messrs. Rosgaard and Bergwall are the only NEOs that elected to defer compensation under this plan in fiscal 2022. See “Executive Compensation Tables - Pension Benefits - Nonqualified Deferred Compensation - Nonqualified Deferred Compensation Plan” for additional information regarding our NQDCP.

Perquisites
In addition to the compensation described above, we provide a health and wellness program for our executive officers, including our NEOs, which includes annual physical exams. We offer no other perquisites to our NEOs. See Footnote (6) to the “Summary Compensation Table” for information concerning these perquisites.

“Say-on-Pay” Advisory Votes
At our 2017 annual meeting of stockholders, the holders of Class B Common Stock approved a three-year frequency period for holding advisory votes on executive compensation of our NEOs. At our 2020 annual meeting of stockholders, the holders of Class B Common Stock approved, on an advisory basis, the executive compensation to our NEOs (by an affirmative vote in excess of 99% of shares voted) as disclosed in the CD&A section and compensation tables, as well as the other narrative executive compensation disclosures in the 2020 proxy statement. The next stockholder advisory vote on executive compensation of our NEOs and advisory vote on the frequency period of such votes will be held during this 2023 Annual Meeting and presented in this proxy statement as Proposal 2 and Proposal 3, respectively. The Compensation Committee will continue to review the design of our executive compensation program, particularly in light of our “say-on-pay” votes, executive compensation developments and our pay-for-performance philosophy, to align the executive compensation program consistent with the interests of our stockholders.

Recoupment Policy
Our Board has adopted a recoupment policy, or clawback policy, which generally provides for the recoupment by the Company of certain incentive based compensation payments and awards paid to certain current or former officers of the Company. Under this policy, in the event that we are required to prepare an accounting restatement of our financial statements due to a material noncompliance with any financial reporting requirements, the Compensation Committee (as the administrator of the recoupment policy) may require recoupment, repayment and/or forfeiture of all or any portion of any incentive compensation paid that exceeds the amount an officer would have received had the incentive compensation paid or awarded been calculated based on our restated financial statements, as determined by the Compensation Committee in its discretion. In October 2022, the U.S. Securities and Exchange Commission issued a final rule on incentive-compensation clawback, the Company plans to amend its current recoupment policy to be in compliance with the final rule on or before its effective date.

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2022 Performance Reviews of CEO and Other NEOs

The Compensation Committee reviews the performance of our CEO and other NEOs based upon certain pre-established performance categories approved by the Compensation Committee. The performance categories were determined by the Compensation Committee to be aligned with our compensation philosophy and objectives. These categories are as follows:

1. Financial Performance Results
2. Strategic Effectiveness and Innovation
3. Business Management
4. Talent Management
5. Personal Effectiveness
6. Board Relations (CEO only)
In reviewing Mr. Rosgaard’s performance as CEO for fiscal 2022, the Compensation Committee solicited written comments from all members of the Board of Directors based on the above six categories using the following criteria: exceeds expectations; meets expectations; and needs improvement. The Compensation Committee compiled the written comments. In evaluating the fiscal 2022 performance of Mr. Rosgaard with respect to each of the categories of his compensation, the Compensation Committee specifically discussed and recognized the following factors of Mr. Rosgaard’s performance during the year:
• His strong leadership and people skills have successfully united the Company during his first year as CEO with the roll-out of the Build to Last strategy which will place the Company on a path for continued growth;
•His directed efforts on serving the needs of our customers, employees and suppliers to mitigate the impact of supply chain disruptions and rising inflationary pressures by continuing to focus on supplying high quality products and exceptional customer service, as well as his continued intense focus on employee safety;
•His strategic mindset and disciplined approach will help guide the Company's growth through a focused and stringent process of executing on accretive acquisitions to drive stockholder value; and
•His focused efforts on driving value through customer service, margin expansion, and executing on the Build to Last strategy, in spite of the on-going supply chain disruption, labor shortages, and inflationary environment.

Our CEO, Mr. Rosgaard, reviews the performance of each NEO (other than himself) annually based on the first five performance categories set forth above using three criteria – exceeds expectations; meets expectations; and needs improvement – as well as using other subjective assessments of performance. After completing his performance review, Mr. Rosgaard reports his subjective determinations and recommendations to the Compensation Committee. No single factor is given specific relative weight by Mr. Rosgaard, or the Compensation Committee, but all of the factors are considered in the aggregate in their collective experience and reasoned business judgment. The Compensation Committee then considers any proposed adjustments, to the base salary, STIP and LTIP compensation, and award opportunities for those NEOs and determine whether these compensation components are at appropriate levels in light of the salaries and bonuses of other executive officers in equivalent roles in our peer group and market data provided by Willis Towers Watson.
Mr. Rosgaard noted the following factors for the performance of each of the NEOs during the prior fiscal year:
•Mr. Hilsheimer – has made a significant contribution to the success of Greif and in supporting me as a trusted partner in my first year as CEO and in executing our Build to Last strategy. He is an accomplished business executive seeing opportunities and getting involved in the broader business.

•Mr. Martz – has made a substantial contribution to the success of Greif as a trusted partner, supporting and guiding the executive leadership team and in upholding the highest compliance and ethical standards for the enterprise.

•Mr. Bergwall – has converted market opportunities to strong business results through exemplary customer service and market skills, and he has leveraged the skills and expertise of his team to successfully execute on our Build to Last strategy.

•Mr. Sathyanarayanan – has made a significant contribution as a thought leader supporting the executive leadership team and executing our Build to Last strategy. He has stretched team members, created employee resource groups, and rolled out education and training through the Greif University to a very high standard.
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COMPENSATION COMMITTEE MATTERS

Compensation Committee Interlocks and Insider Participation
During fiscal 2022, the Compensation Committee members were Mark A. Emkes (Chair), Vicki L. Avril-Groves, Daniel J, Gunsett, and John W. McNamara. During the fourth quarter of fiscal 2022, Roel Vestjens was elected to the Board and, in connection with such election, appointed to the Compensation Committee; however, he did not participate in the meetings of the Compensation Committee until fiscal 2023. The Board determined that all members of our Compensation Committee met all of the applicable standards of independence for compensation committee members.
No executive officer of the Company served during fiscal 2022 as a member of a Compensation Committee or as a director of any entity of which any of the Company’s directors served as an executive officer.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A above with our management and, based on this review and discussion, has recommended to the Board that this CD&A be included in this proxy statement and incorporated by reference into the 2022 Form 10-K.

Submitted by the Compensation Committee of the Board of Directors.

Mark A. Emkes, Chair Vicki L. Avril-Groves Daniel J. Gunsett John W. McNamara Roel Vestjens

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table
The following table sets forth the compensation for the fiscal years ended October 31, 2022, 2021, and 2020 for our principal executive officers, principal financial officer and three other most highly compensated executive officers, our NEOs.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Ole G. Rosgaard President and Chief Executive Officer	2022	826,923	—	2,224,859	—	1,437,638	903	134,742	4,625,065
	2021	602,123	—	178,204	—	1,190,999	—	97,822	2,069,148
	2020	550,000	—	190,989	—	499,388	—	18,968	1,259,345
Peter G. Watson Executive Chairman of the Board and Former President and Chief Executive Officer	2022	897,506	—	11,587,974	—	1,707,613	0	14,508	14,207,601
	2021	1,084,231	—	882,736	—	3,472,833	2,644,444	14,145	8,098,389
	2020	1,060,000	—	1,037,783	—	2,116,727	1,293,936	14,018	5,522,464
Lawrence A. Hilsheimer Executive Vice President, Chief Financial Officer	2022	779,451	—	4,273,103	—	1,333,796	18,871	431,912	6,837,133
	2021	750,377	—	364,156	—	1,741,981	33,623	385,214	3,275,351
	2020	731,209	—	430,499	—	949,846	9,015	611,672	2,732,241
Gary R. Martz Executive Vice President, General Counsel and Secretary	2022	650,944	—	2,919,795	—	938,016	0	13,890	4,522,645
	2021	626,663	—	246,148	—	1,216,686	1,389,001	14,145	3,492,643
	2020	610,655	—	287,609	—	646,556	777,343	14,018	2,336,181
Timothy L. Bergwall Senior Vice President and Group President, Paper Packaging & Services and Soterra LLC	2022	563,431	—	1,840,515	—	761,165	802	74,284	3,240,197
	2021	—	—	—	—	—	—	—	—
	2020	—	—	—	—	—	—	—	—
Bala V. Sathyanarayanan Executive Vice President, Chief Human Resource Officer	2022	451,807	25,000	1,348,410	—	528,985	520	66,091	2,420,813
	2021	—	—	—	—	—	—	—	—
	2020	—	—	—	—	—	—	—	—
(1)    The amounts of base salary for fiscal 2020, 2021 and 2022 reflect actual amounts paid to the respective NEO for each fiscal year ended October 31. As discussed in “Compensation Discussion and Analysis - Elements of Our Compensation Program - Base Salary” above, we implement base salary increases on a calendar year rather than a fiscal year basis.
(2)     Mr. Sathyanarayanan's discretionary cash bonus amount was related to additional responsibilities assisting with the CEO transition process.
(3)    Amount for fiscal 2022 represents the value of the RSUs and PSUs awarded under the LTIP. Amounts for fiscal 2020 and 2021 represent the value of the restricted share portion awarded under the 2006 LTIP. See “Compensation Discussion and Analysis - Long-Term Incentive Plan” above, based upon the dollar amount recognized for financial statement reporting purposes during fiscal 2022, 2021, and 2020, respectively, computed in accordance with ASC 718. For a discussion of the relevant ASC 718 valuation assumptions, see Note 7 in the Consolidated Financial Statements included in Item 8 of the 2022 Form 10-K. For fiscal 2022, 2021 and 2020, LTIP award payout amounts in this table were determined by multiplying the closing price of our Class A Common Stock as of December 14, 2022 ($68.99), December 13, 2021 ($59.60), December 31, 2020 ($46.88) respectively, by the number of shares granted or to be granted to each NEO.
(4)     Amounts for fiscal 2022 represent the cash awards earned under the STIP. For fiscal 2021 and 2020 the amounts represent the cash awards earned under the STIP and under the 2006 LTIP. Starting in fiscal 2022, awards under the LTIP do not have a cash component. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Short-Term Incentive Plan” and “ - Long-Term Incentive Plan.”
(5)    Amounts represent the change in the pension value for each NEO, including amounts accruing under our pension plans, the SERP, the DC SERP, the NQSP and the NQDCP. During fiscal 2022, the Company accrued above market interest with respect to the DC SERP, a nonqualified defined contribution plan, for Mr. Hilsheimer in the amount of $18,871 which was equal to the difference between the interest accrued at 2.93% and that which would have accrued at 2.09% (120% of the long-term applicable federal rate for October 2021). During fiscal 2022, the Company accrued above market interest with respect to the NQSP, a nonqualified defined contribution plan, for Mr. Rosgaard in the amount of $903, for Mr. Bergwall in the amount of $749 and for Mr. Sathyanarayanan in the amount of $482 which is equal to the difference between the interest accrued at 2.93% and that which would have accrued at 2.09% (120% of the long-term applicable federal rate for October 2021). None of the NEOs who participate in the NQDCP receive preferential or above market earnings. See " Executive Compensation Tables - Pension Benefits and Nonqualified Retirement and Deferred Compensation" for a description of all these plans.
(6)    For NEOs based in the U.S., amounts represent our contributions to the 401(k) plan, subject to Internal Revenue Service and ERISA limitations, premiums paid for life insurance and health insurance premiums, the value of the annual wellness physicals, certain credits payable under the DC SERP and NQSP and any other perquisites paid by us to or on behalf of such NEO during fiscal years 2022, 2021 and 2020, as set forth in the table below.

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Name	Year	401(k) Match and Contribution ($)†	Company paid Life Insurance and other Premiums ($)††	Value of Wellness Physical Exams ($)	DC SERP ($)†††	NQSP ($)††††	Perquisites and Other Personal Benefits ($)†††††	Total All Other Compensation ($)
Ole G. Rosgaard	2022	15,035	1,758	—	—	117,740	209	134,742
	2021	16,996	1,758	3,600	—	75,381	87	97,822
	2020	17,100	1,868	—	—	—	—	18,968
Peter G. Watson	2022	9,150	1,758	3,600	—	—	—	14,508
	2021	8,700	1,758	3,600	—	—	87	14,145
	2020	8,550	1,868	3,600	—	—	—	14,018
Lawrence A. Hilsheimer	2022	17,306	1,758	—	412,654	—	194	431,912
	2021	17,400	1,758	790	360,514	—	4,752	385,214
	2020	17,100	1,868	732	240,260	—	351,712	611,672
Gary R. Martz	2022	8,325	1,758	3,600	—	—	207	13,890
	2021	8,700	1,758	3,600	—	—	87	14,145
	2020	8,550	1,868	3,600	—	—	—	14,018
Timothy L. Bergwall	2022	8,672	1,758	—	—	63,660	194	74,284
	2021	—	—	—	—	—	—	—
	2020	—	—	—	—	—	—	—
Bala V. Sathyanarayanan	2022	18,300	1,758	3,600	—	42,239	194	66,091
	2021	—	—	—	—	—	—	—
	2020	—	—	—	—	—	—	—
† This column includes an additional retirement contribution for Messrs. Rosgaard, Hilsheimer and Sathyanarayanan who are U.S. employees not eligible to participate in the U.S. pension plan. This additional employer contribution is equal to three percent of their eligible compensation subject to IRS limitations.
†† This column includes Company paid life insurance, accidental death and disability, and long-term disability.
††† This column includes pay credits and non-above market interest credits accrued with respect to Mr. Hilsheimer's benefits under the DC SERP as of October 31, 2022 in the amount of $412,654. See “Executive Compensation Tables - Nonqualified Retirement and Deferred Compensation - Supplemental Executive Retirement Plan” for a description of the DC SERP.
†††† This column includes pay credits and non-above market interest credits accrued with respect to Messrs. Rosgaard's, Bergwall's, and Sathyanarayanan's benefits under the NQSP as of October, 31, 2022 in the amount of $117,740, $63,660, and $42,239, respectively. See “Executive Compensation Tables - Nonqualified Retirement and Deferred Compensation - Supplemental Executive Retirement Plan” for a description of the NQSP.
††††† The amount for Messrs. Rosgaard, Hilsheimer, Martz, Bergwall and Sathyanarayanan in fiscal 2022 represents the amount of a holiday gift.
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Grants of Plan-based Awards in Fiscal 2022

The following table summarizes grants of non-equity and stock-based compensation awards made during fiscal 2022 to the NEOs.

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stocks (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ole G. Rosgaard (6)
STIP	12/16/2021	402,110	804,219	1,608,438
LTIP - RSUs	12/16/2021							15,332	928,199
LTIP - PSUs	12/16/2021				11,886	36,019	72,038		2,164,742
Peter G. Watson (7)
STIP	12/16/2021	477,622	955,244	1,910,488
LTIP - RSUs	12/16/2021							4,132	250,151
LTIP - PSUs	12/16/2021				2,059	6,240	12,480		375,024
Lawrence A. Hilsheimer
STIP	12/16/2021	373,065	746,129	1,492,258
LTIP - RSUs	12/16/2021							10,941	662,368
LTIP - PSUs	12/16/2021				5,453	16,525	33,050		993,153
Gary R. Martz
STIP	12/16/2021	262,365	524,729	1,049,458
LTIP - RSUs	12/16/2021							7,350	444,969
LTIP - PSUs	12/16/2021				3,663	11,100	22,200		667,110
Timothy L. Bergwall
STIP	12/16/2021	212,899	425,798	851,596
LTIP - RSUs	12/16/2021							5,502	333,091
LTIP - PSUs	12/16/2021				2,742	8,310	16,620		499,431
Bala V. Sathyanarayanan
STIP	12/16/2021	147,958	295,916	591,832
LTIP - RSUs	12/16/2021							4,274	258,748
LTIP - PSUs	12/16/2021				2,152	6,455	12,910		387,946
(1)    The date the RSUs and PSUs were granted to participants, including our NEOs.
(2)    In fiscal 2022, each NEO was selected to participate in the STIP. The amounts represent the threshold (50%), target (100%) and maximum (200%) cash award opportunity under the STIP for the performance period beginning November 1, 2021 and ending October 31, 2022. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Short-Term Incentive Plan.” The actual payments earned by each NEO in fiscal 2022 and paid in fiscal 2023 are shown in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.
(3)    In fiscal 2022, each NEO was selected to participate in the LTIP. The amounts represent the threshold (33%), target (100%) and maximum (200%) PSU award opportunity under the LTIP for the three-year performance period beginning November 1, 2021 and ending October 31, 2024 The PSUs granted may vest depending on performance results achieved during the performance period. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Long-Term Incentive Plan.”
(4)    In fiscal 2022, each NEO was selected to participate in the LTIP. The amounts represent the RSU awards granted to each NEO under the LTIP for the performance period beginning November 1, 2021 and ending October 31, 2024. The RSUs granted are time-based and are scheduled to vest on January 16, 2025 subject to certain forfeiture events. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Long-Term Incentive Plan.”
(5)    The grant date fair market value of the RSUs and PSUs granted in fiscal 2022 were calculated in accordance with FASB ASC Topic 718 (excluding the effect of forfeitures) as of December 16, 2021. For RSUs, the market or payout value has been determined by multiplying the number of RSUs awarded by $60.54, the weighted average fair market value of the RSUs. For PSUs, the market or payout value has been determined by multiplying the number of PSUs awarded at target by $60.10, the weighted average fair market value of the PSUs.
(6)    Mr. Rosgaard served as Chief Operating Officer from November 1, 2021 through January 31, 2022. Effective February 1, 2022, Mr. Rosgaard became CEO, and his 2022 STIP target award opportunity increased from $520,000 to $900,000, which was 100% of his base salary and his 2022-2024 LTIP target award opportunity increased from $1,170,000 to $3,375,000, which was 375% of his CEO base salary. The STIP and LTIP award opportunities shown in this table reflect Mr. Rosgaard's prorated award opportunities based upon the time he served as Chief Operating Officer and CEO.
(7)    Mr. Watson served as CEO of the Company from November 1, 2021 through January 31, 2022. Effective February 1, 2022, Mr. Watson became Executive Chairman of the Board, and his 2022 STIP target award opportunity changed from $1,362,500 to $818,000, which was 100% of his base salary and his 2022-2024 LTIP target award opportunity changed from $4,240,000 to $1,636,000, which was 200% of his Executive Chairman of the Board base salary. The STIP and LTIP awards opportunities shown in this table reflect Mr. Watson's prorated award opportunities based upon the time he served as CEO and Executive Chairman of the Board.

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Equity Compensation Plan Information
The following table summarizes the number of securities remaining available for future issuance under each approved equity compensation plan as of October 31, 2022.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders (1)	—	—
2001 Plan (2)	—	—	3,880,000
2005 Outside Directors Equity Award Plan (3)	—	—	45,486
2006 LTIP (4)	—	—	464,880
LTIP (5)	—	—	5,000,000
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total:	—	—	—
(1)    Information as of October 31, 2022. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Long-Term Incentive Plan” for a description of the LTIP and “Director Compensation for Fiscal 2022 - Director Compensation Arrangements” for a description of the 2005 Outside Director Equity Award Plan.
(2)    The 2001 Management Equity Incentive and Compensation Plan (the "2001 Plan") provides for the award of incentive and nonqualified stock options and restricted and performance shares of Class A Common Stock to key employees. The 2001 Plan contains a formula for calculating the number of shares available for future issuance. This formula provides that the maximum number of shares which may be issued each calendar year under the 2001 Plan is equal to the sum of (a) 5.0% of the total outstanding shares as of the last day of our immediately preceding fiscal year, plus (b) any shares related to awards under the 2001 Plan that, in whole or in part, expire or are unexercised, forfeited, or otherwise not issued to a participant or returned to the 2001 Plan, plus (c) any unused portion of the shares available under (a), above, for the immediately preceding two fiscal years as a result of not being made subject to a grant or award in such preceding two fiscal years. The approximate number of shares that may be issued under the 2001 Plan in fiscal 2022 is 3,880,000 shares. The maximum number of shares that may be issued under the 2001 Plan with respect to incentive stock options is 5,000,000 shares, with 1,072,311 shares remaining available for future issuance under this limitation. Stock options have not been issued under the 2001 Plan since 2006.
(3)    Shares of our Class A Common Stock may be issued under the 2005 Outside Directors Equity Award Plan. See "Proposal 4: Approval of Amended and Restated Outside Directors Equity Award Plan" for a description of a stockholder proposal to add 200,000 shares for issuance under this plan.
(4)     Shares of our Class A and/or B Common Stock may be awarded under the 2006 LTIP. At the 2020 annual meeting, stockholders approved adding 750,000 shares to the 2006 LTIP. On December 16, 2021 and on January 18, 2022, 46,518 and 5,075 shares were issued, respectively, for the 2019-2021 performance period. No additional shares will be issued under the 2006 LTIP as this plan has been retired.
(5)    Shares of our Class A and/or B Common Stock may be awarded under the LTIP. To date, no shares have been issued under the LTIP. On or after January 17, 2023, 122,337 RSUs and 403,038 PSUs will be converted to restricted shares and issued to participants for the 2020-2022 LTIP performance period. These amounts do not include cash equivalent RSUs and PSUs issued to participants in select countries where impediments exist related to the issuance of stock. Stock units are subject to forfeiture upon termination of employment and for failure to achieve performance targets.

Outstanding Equity Awards at Fiscal Year-End 2022
The following table summarizes the outstanding stock awards held by each NEO as of October 31, 2022. There are no outstanding stock options.

Name	Stock Awards
	Numbers of Shares or Units of Stock that have not Vested (#) (1)	Market Value of Shares or Units of Stock that have not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights that have not Vested ($) (4)
Ole G. Rosgaard	31,352	2,075,816	61,886	4,097,472
Peter G. Watson	52,430	3,471,390	127,110	8,415,953
Lawrence A. Hilsheimer	39,295	2,601,722	62,241	4,120,977
Gary R. Martz	26,724	1,769,396	42,338	2,803,199
Timothy L. Bergwall	18,997	1,257,791	30,107	1,993,384
Bala V. Sathyanarayanan	13,585	899,463	21,479	1,422,125
(1)    Represents the total number of RSUs granted under the LTIP for the 2020-2022, 2021-2023 and 2022-2024 performance periods. The 2020-2022 RSUs are scheduled to vest on January 17, 2023, 2021-2023 RSUs are scheduled to vest on January 16, 2024 and 2022-2024 RSUs are scheduled to vest on January 17, 2025.
(2)    Represents the market or payout value of the RSUs determined by multiplying the closing price of our shares of Class A Common Stock on October 31, 2022 ($66.21) by the number of RSUs granted.
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(3)    Represents the total number of PSUs granted at the target performance level under the LTIP for the 2020-2022, 2021-2023 and 2022-2024 performance periods. The PSU vesting date will be specified by the Compensation Committee following the end applicable performance period. The vesting date for the 2020-2022 PSUs will be no sooner than January 14, 2023 and no later than March 15, 2023 and the vesting date for the 2021-2023 PSUs will be no sooner than January 15, 2024 and no later than March 15, 2024.
(4)    Represents the market or payout value of the PSUs determined by multiplying the closing price of our shares of Class A Common Stock on October 31, 2022 ($66.21) by the number of PSUs granted at target performance level.

Option Exercises and Stock Vested in Fiscal 2022
No equity-based compensation awards were exercised or vested during fiscal 2022.

Pension Benefits
Pension Plans
We have a tax-qualified defined benefit plan that is intended to meet the requirements of Section 401(a) of the Code for our U.S. employees hired prior to November 1, 2007, who have long and continuous service before retirement. Benefits payable under this pension plan are funded entirely through Company contributions to a trust fund. This pension plan provides for a lump sum payment or a monthly benefit for the participant’s lifetime upon reaching the normal retirement age under this pension plan, which is 65. The monthly benefit is calculated by multiplying the participant’s annual average compensation (calculated using the five highest complete years of the last ten years of compensation or the final sixty months of compensation, whichever is higher, capped at Code limits) by 35% and by the participant’s years of service divided by the years the participant could have worked until his or her normal retirement date divided by 12. “Compensation” for purposes of the pension plan includes base salary and payments under the STIP. Participants are 100% vested in this pension plan once they have been credited with five years of service with the Company. Messrs. Watson, Martz and Bergwall are the only NEOs eligible to participate in this pension plan, and each are fully vested in their benefits under this pension plan. Once a participant is fully vested, the participant will have earned a nonforfeitable right to a benefit under this pension plan. Benefits may commence at the later of age 65 or five years vested in this pension plan. This pension plan offers early retirement benefits at age 55 on a reduced basis with a required 15 years of service. Messrs. Watson, Martz and Bergwall are eligible for early retirement benefits under this pension plan.
Supplemental Executive Retirement Plan
Our SERP provides benefits for a select group of executive officers, including our NEOs, who participate in the above described pension plan. The plan is considered to be an “unfunded” arrangement as amounts generally will not be set aside or held by the Company in a trust, escrow, or similar account. The benefit from the pension plan and the SERP is equal to a target percentage (ranging from 40% to 50% depending on job classification) times the executive officer’s highest three-year average compensation of the last five years worked by the executive officer and reduced for less than 20 years of continuous service and for receiving benefits prior to the executive officer’s normal retirement age. “Compensation” for purposes of the SERP includes base salary and payments under the STIP, and benefits are payable quarterly under the SERP for 15 years. “Normal retirement age” under the SERP is 65. Generally, vesting under the SERP requires 10 years of service or the attainment of the normal retirement age. Messrs. Watson and Martz are the only NEOs eligible to participate in the SERP, and both are fully vested in their benefits under the SERP.
Pension Benefits in Fiscal 2022
The table below sets forth the years of service and present value of the accumulated benefit for each of the eligible NEOs under the pension plan and SERP described above as of October 31, 2022. Mr. Bergwall is not eligible to participate in our SERP and Messrs. Rosgaard, Hilsheimer and Sathyanarayanan are not eligible to participate in our pension plan or SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)(2)	Payments During Last FY ($)
Peter G. Watson	U.S. Pension Plan	23	876,081	—
	SERP	11	8,131,064	—
Gary R. Martz	U.S. Pension Plan	21	773,529	—
	SERP	21	6,012,714	—
Timothy L. Bergwall	U.S. Pension Plan	21	531,361	—
(1) Assumptions for calculations:
(A) Age 65 commencement for Messrs. Watson, Martz and Bergwall;
(B) No decrements for death nor termination prior to age 65;
(C) The mortality assumption for the U.S. pension plan uses Pri-2012 projected forward using the MP-2021 projected scale as of October 31 for both 2022 and 2021, and MP-2020 projected scale as of October 31, 2020.
(2) See Note 9 in the Notes to Consolidated Financial Statements included in Item 8 of the 2022 Form 10-K for a discussion of the valuation method and material assumptions applied in quantifying the present value of the accumulated benefit.

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Nonqualified Retirement and Deferred Compensation
Supplemental Executive Retirement Plan
We have a defined contribution supplement executive retirement plan ("DC SERP") for certain executive officers who are not eligible to participate in the pension plan. We accrue an amount equal to a specified percentage of the executive officer's base salary and annual short-term incentive plan bonus payments. This account is also credited annually with interest based on the discount rate used under the U.S. pension plan. Vesting under the DC SERP requires 10 years of service or the attainment of age 65. Vested executive officers are entitled to the payment of a future benefit upon retirement equal to the accrued amounts and credited interest, which is payable in equal installments quarterly over 15 years.
The table below sets forth certain information concerning Mr. Hilsheimer's benefits under the DC SERP as of October 31, 2022. Mr. Hilsheimer is the only NEO currently participating in the DC SERP. He is fully vested in his accumulated benefit under the DC SERP since he has attained the age of 65.

Name	Plan Name	Number of Years Credited Service (#)	Value of Pay Credits and Above Market Interest in Last FY ($)(1)	Present Value of Accumulated Benefit ($) (2)(3)	Payments During Last FY ($)
Lawrence A. Hilsheimer	DC SERP	8	391,735	2,433,582	—
(1) The amount in this column represents pay credits and above market interest credits accrued during fiscal 2022 under the DC SERP. This amount is also included in Mr. Hilsheimer's fiscal 2022 compensation in the Summary Compensation Table.
(2) The amount in this column represents the total value of pay credits, above market interest and non-above market interest accrued under the DC SERP as of October 31, 2022. This amount is not included in Mr. Hilsheimer's fiscal 2022 compensation in the Summary Compensation Table.
(3) The mortality assumption for the DC SERP uses Pri-2012 projected forward using the MP-2021 projected scale as of October 31, 2022 and a discount rate for the DC SERP of 2.93% as of October 31, 2022.
Nonqualified Supplemental Deferred Compensation Plan
We have a nonqualified supplemental deferred compensation plan ("NQSP") for certain executive officers who do not participate in the SERP or DC SERP described above. This plan credits eligible officers who are employed on December 31 of each calendar year with a contribution equal to the maximum employer contribution rate under the Company's 401(k) Plan, multiplied by the excess, if any, of the sum of the officer's base salary and annual short-term incentive plan bonus payments, over the maximum compensation limit under Code Section 401(a)(17) for the applicable year. This plan also permits discretionary Company contributions, which may vary by eligible executive officer. The Company does not presently intend to make any discretionary contribution. The plan is compliant with the regulations promulgated by the IRS under Code Section 409A. Vesting under the NQSP requires 10 years of service or the attainment of age 65. Vested executive officers are entitled to the payment of the vested deferred balance based on a schedule selected by the executive officer either a lump sum or five annual installments.
The table below sets forth certain information concerning Messrs. Rosgaard's, Bergwall's and Sathyanarayanan's benefits under the NQSP as of October 31, 2022. Messrs. Rosgaard, Bergwall and Sathyanarayanan are the only NEOs currently participating in the NQSP. Only Mr. Bergwall is fully vested in his accumulated benefit under the NQSP.

Name	Plan Name	Number of Years Credited Service (#)(1)	Value of Pay Credits and Above Market Interest in Last FY ($)(2)	Present Value of Accumulated Benefit ($) (3)(4)	Payments During Last FY ($)
Ole G. Rosgaard	NQSP	7	116,535	221,439	—
Timothy L. Bergwall	NQSP	20	62,678	149,046	—
Bala V. Sathyanarayanan	NQSP	4	41,602	97,322	—
(1) This number represents the years of credited service under the NQSP which starts from the participant's date of hire. To receive a service credit under the NQSP, the participant must be employed on December 31 of each calendar year.
(2) The amounts in this column represent pay credits and above market interest credits accrued during fiscal 2022 under the NQSP. These amounts are also included in Messrs. Rosgaard's, Bergwall's and Sathyanarayanan's fiscal 2022 compensation in the Summary Compensation Table.
(3) The amount in this column represents the total value of pay credits, above market interest and non-above market interest accrued under the NQSP as of October 31, 2022. This amount is not included in Messrs. Rosgaard's, Bergwall's and Sathyanarayanan's fiscal 2022 compensation in the Summary Compensation Table.
(4) The mortality assumption for the NQSP uses Pri-2012 projected forward using the MP-2021 projected scale as of October 31, 2022 and a discount rate for the NQSP of 2.93% as of October 31, 2022.
Nonqualified Deferred Compensation Plan
We have a NQDCP for our executive officers, including our NEOs, which provides a vehicle for our executive officers to elect to defer their compensation. This plan is intended to meet the requirements of Section 409A of the Code. A participant’s base salary, STIP and LTIP cash payments are all eligible for deferral under this plan, and participants may defer up to 100% of their compensation. We do not
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currently match any compensation deferred by participants or provide any other discretionary contributions under this plan. A participant’s deferred compensation (along with company-match or contributions, if any) is deposited into an account with a rabbi trust to protect and segregate such funds. Deferred funds are invested in a similar range of investment options as are available in our 401(k) plan. The funds in a participant’s account are distributed to a participant upon his or her retirement in a lump sum or in equal annual installments over a five- or ten-year period, as elected by the participant, or in a lump sum upon a participant’s termination of employment, death or disability or a change in control of the Company. Subject to the terms of the plan, participants may also receive a distribution of funds for an “unforeseeable emergency.” A participant is fully vested in his or her own deferral contributions, but the right to Company-matching contributions, if any, is subject to vesting as provided by this plan.
Nonqualified Deferred Compensation Benefits in Fiscal 2022
The table below sets forth certain information concerning Messrs. Rosgaard's and Bergwall's benefits under the NQDCP as of October 31, 2022. Messrs. Rosgaard and Bergwall were the only NEOs that elected to defer compensation under the NQDCP in fiscal 2022. Both Messrs. Rosgaard and Bergwall are fully vested in their aggregate balance under the NQDCP.

Name	Plan Name	Executive Contributions in Last FY ($)(1)(2)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)
Ole G. Rosgaard	NQDCP	15,100	—	1,189	—	216,927
Timothy L. Bergwall	NQDCP	41,695	—	(18,433)	—	171,657
(1)The amount shown for Mr. Rosgaard includes LTIP cash award deferred during fiscal 2022. The amount shown for Mr. Bergwall includes deferred compensation on base salary and LTIP during fiscal 2022.
(2)The amount shown is also included in Messrs. Rosgaard's and Bergwall's fiscal 2022 compensation in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control
We have no plans, agreements, contracts or other arrangements providing any of our NEOs with severance or change-in-control benefits.

Agreements with NEOs
We do not have employment agreements with any of our NEOs. All NEOs, as well as all other participants in the LTIP, have agreed to certain post-employment covenants prohibiting them from becoming involved in any enterprise which competes with any business engaged in by us or our subsidiaries.

PAY RATIO
Pursuant to Item 402(u) of Regulation S-K, for fiscal 2022, the ratio of the total annual compensation of our CEO to the total annual compensation of the median employee was 88 to 1.
To identify the median employee, we first determined our global employee population consisting of full-time, part-time, seasonal and temporary employees as of October 31, 2022. We excluded all employees in Algeria (41), Chile (67), Colombia (79), Costa Rica (52), Egypt (40), Guatemala (12), Malaysia (70), Mexico (112), Kenya (23), Turkey (61), Ukraine (2) and Vietnam (40) under the de minimus exception, as the aggregate number of employees in those countries (599) represents less than 5% of our total global employee population of 12,300. After determining our global employee population, we then used the annual base salary reflected in our internal payroll system, converted into U.S. dollars, as our consistently applied compensation measure.
Once the median employee was identified, we calculated the median employees' compensation using the same methodology used to calculate the total compensation of our CEO as set forth in the Summary Compensation Table. The average median employee's annual total compensation was $52,730. The annual total compensation of our CEO was $4,625,065 as set forth in the Summary Compensation Table of this proxy statement.

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AUDIT COMMITTEE MATTERS
Report of the Audit Committee
The Audit Committee is responsible for monitoring and reviewing our financial reporting process on behalf of the Board. The Audit Committee consists of four independent directors. The Company’s Board has determined that all Audit Committee members are “financially literate” as defined by the NYSE standards and that Robert M. Patterson qualifies as an “audit committee financial expert” as defined by applicable SEC regulations. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and preparation of the consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). In fulfilling its responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the 2022 Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Throughout the year, the Audit Committee also monitored the results of the testing of internal control over financial reporting pursuant to §404 of the Sarbanes-Oxley Act of 2002, reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal control over financial reporting, and reviewed a report from Deloitte & Touche LLP regarding the effectiveness of internal control over financial reporting. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with GAAP, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). In addition, the Audit Committee received written disclosures regarding the independent auditors’ independence from management and the Company, and received a letter confirming that fact from the independent auditors, which included applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and considered the compatibility of nonaudit services with the auditors’ independence.
The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets separately with the internal and independent auditors, with and without management present, and separately with management, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.
As discussed above, the Audit Committee is responsible for monitoring and reviewing our financial reporting process. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with GAAP and on the representations of the independent auditors included in their report on our consolidated financial statements. The Audit Committee’s review does not provide its members with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that our consolidated financial statements are presented in accordance with GAAP, that the audit of our consolidated financial statements has been carried out in accordance with the standards of the PCAOB, or that our independent auditors are in fact “independent.”
The Audit Committee receives regular reports from our General Counsel with respect to matters coming within the scope of our Code of Conduct. The CEO and the principal financial officer have each agreed to be bound by the Code of Conduct and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers. The Company has also implemented and applied the Code of Conduct throughout the Company. It also has in place procedures for the receipt of complaints concerning our accounting, internal accounting controls, or auditing practices, including the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing practices.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements be included in the 2022 Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee has selected Deloitte & Touche LLP as our independent auditors for the 2023 fiscal year.
Submitted by the Audit Committee of the Board of Directors.

Bruce A. Edwards, Chair
John F. Finn
Robert M. Patterson
Kimberly T. Scott
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Audit Committee Pre-Approval Policy
The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditors. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services performed by the independent auditors in order to assure that such services do not impair the auditors’ independence from the Company. The Securities and Exchange Commission has issued rules specifying the types of services that independent auditors may not provide to their audit client, as well as the audit committee’s administration of the engagement of the independent auditors. Accordingly, the Audit Committee has adopted a Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions under which services proposed to be performed by the independent auditors must be pre-approved.
Pursuant to the Policy, certain proposed services may be pre-approved on a periodic basis so long as the services do not exceed certain pre-determined cost levels. If not pre-approved on a periodic basis, proposed services must otherwise be separately pre-approved prior to being performed by the independent auditors. In addition, any proposed services that were pre-approved on a periodic basis, but later exceed the pre-determined cost level would require separate pre-approval of the incremental amounts by the Audit Committee.
The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for proposed services to be performed by the independent auditors for up to $100,000 per engagement. Pursuant to the Policy, in the event the Chair pre-approves services, the Chair is required to report decisions to the full Audit Committee at its next regularly-scheduled meeting.

Fees of the Independent Registered Public Accounting Firm
Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended October 31, 2022. It is currently expected that a representative of Deloitte & Touche LLP will attend the Annual Meeting via the live webcast, will have an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions from stockholders. Our Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the 2023 fiscal year. Deloitte & Touche LLP was initially engaged by the Audit Committee as our independent registered public accounting firm in August 2014.
All services to be provided by our independent auditors are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. See “Audit Committee Pre-Approval Policy.” Aggregate fees billed to the Company for each of the fiscal years ended October 31, 2022 and October 31, 2021 by Deloitte & Touche LLP were as follows:

Type of Service	2022	2021
Audit Fees (1)	$6,616,000	$6,453,000
Audit-Related Fees (2)	$525,000	$602,000
Tax Fees (3)	$1,602,000	$2,582,000
All Other Fees (4)	$6,000	$6,000
Total	$8,749,000	$9,643,000
(1)Comprises the audits of our annual financial statements and internal controls over financial reporting and reviews of our quarterly financial statements, attest services and consents to SEC filings.
(2)Comprises statutory audits of Company subsidiaries, employee benefit plan audits and consultations regarding financial accounting and reporting.
(3)Comprises services for tax compliance, tax planning and tax advice. Tax compliance includes services for compliance related tax advice, as well as the preparation and review of both original and any amended tax returns for the Company and its consolidated subsidiaries. Tax compliance related fees represented $0, and $0 of the tax fees for fiscal years 2022 and 2021, respectively. The remaining tax fees primarily include tax planning.
(4)Comprises other miscellaneous services.

None of the services described under the headings “Audit-Related Fees,” “Tax Fees,” or “All Other Fees” above were approved by the Audit Committee pursuant to the waiver procedure set forth in 17 CFR 210.2-01 (c)(7)(i)(C).

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OTHER MATTERS
Communications with the Board
Our Board believes it is important for stockholders to have a process to send communications to the Board. Accordingly, any stockholder or other interested party who desires to make his or her concerns known to the non-management directors or to the entire Board may do so by communicating with the chair of the Audit Committee by e-mail to audit.committee@greif.com or in writing to Audit Committee Chair, Greif, Inc., 425 Winter Road, Delaware, Ohio 43015. All such communications will be forwarded to the non-management directors or the entire Board as requested in the communication.
Stockholder Recommendations for Director Nominees
The Nominating Committee is responsible for evaluating and recommending candidates to the Board. The Committee’s Charter sets forth certain specific, minimum qualifications that must be met by a Nominating Committee recommended nominee for a position on the Board, as well as qualities and skills that Board members must possess. The Nominating Committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers director’s qualification as independent, as well as diversity, age, skill and experience in the context of the needs of the Board. The Nominating Committee seeks to achieve diversity of occupational and personal backgrounds and considers diversity as a factor in director nominations. The Nominating Committee views diversity in a broad context to include race, gender, ethnicity, geography, diversity of viewpoint, professional and industry experience, skills, education and personal expertise, among others. At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so. Ultimately, the Nominating Committee will select prospective Board members who the Nominating Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the stockholders.
The Nominating Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and stockholder recommendations. The Committee also may, in its discretion, engage director search firms to identify candidates. Stockholders may recommend director candidates for consideration by the Nominating Committee by submitting a written recommendation to the Secretary of the Company at 425 Winter Road, Delaware, Ohio 43015 (the “Recommendation Notice”). The Recommendation Notice must contain, at a minimum, the following: the name and address, as they appear on our books, and telephone number, of the stockholder making the recommendation, including the name, age, business address and residence address of the nominee, principal occupation or employment, number of shares and class of stock owned, and if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; together with a reasonably detailed description of the background, experience and qualifications of that individual; a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to our undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating Committee desires to do so; the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; and, if known to the stockholder, any material interest of such stockholder or individual being recommended in any proposals or other business to be presented at our next annual meeting of stockholders (or a statement to the effect that no material interest is known to such stockholder).
Except for the director nominees recommended by the Nominating Committee to the Board, no person may be nominated for election as a director of the Company during any stockholder meeting unless such person was first recommended by a stockholder for Board membership in accordance with the procedures set forth in the preceding paragraph and our Third Amended and Restated By-Laws, and the Recommendation Notice was received by us not later than the close of business on the 90th day nor earlier than the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is more than 30 days before or after such anniversary date, the Recommendation Notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first.
Stockholder Proposals
Proposals of stockholders intended to be presented at the 2024 annual meeting of stockholders (expected to be February 27, 2024) must be received by us for inclusion in the proxy statement and form of proxy no earlier than 120 days and no less than close of business on the 90th day in advance of the anniversary of the date of the last annual shareholder meeting. If a stockholder intends to present a proposal at the 2024 annual meeting of stockholders, but does not seek to include such proposal in our proxy statement and form of proxy, such proposal must be received by us on or prior to 45 days in advance of the first anniversary of the date of this proxy statement or the persons named in the form of proxy for the 2024 annual meeting of stockholders will be entitled to use their discretionary voting authority should such proposal then be raised at such meeting, without any discussion of the matter in our proxy
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statement or form of proxy. Furthermore, stockholders must follow the procedures set forth in Article I, Section 1.8, of our Third Amended and Restated By-Laws, as amended, in order to present proposals at the 2024 annual meeting of stockholders.
Certain Relationships and Related Party Transactions
We have a written policy for the approval of a transaction between the Company and one of its directors, executive officers, greater than 5% Class B stockholders, an entity owned or controlled by such persons, or an immediate family member of such persons, which is generally referred to as a related party transaction. This policy provides that the Audit Committee must review, evaluate and approve or disapprove all related party transactions involving an amount equal to or greater than $5,000. This policy also requires that all related party transactions be disclosed in our applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. In addition, the Nominating Committee, which advises the Board of Directors on corporate governance matters, independently reviews and assesses corporate governance issues related to contemplated related party transactions.

During fiscal 2022, we retained the law firm of Baker & Hostetler LLP to perform certain legal services on our behalf. Frank C. Miller, a partner of that firm, has been nominated by the Board as a director nominee at the Annual Meeting. We anticipate retaining Baker & Hostetler LLP in the 2023 fiscal year. The fees for legal services rendered in fiscal 2022 were less than $400,000. The Board has affirmatively determined that Mr. Miller meets the categorical standards of independence adopted by the Board and is an independent director as defined in the NYSE listing standards. See “Corporate Governance-Director Independence.”

In addition, during fiscal 2022, we donated $25,000 to OhioHealth, which employs Karen Morrison. The Board has affirmatively determined that this donation will not impact the independence of Ms. Morrison, and that after the Annual Meeting, when Mr. Watson is no longer a member of the Board or an employee of the Company, Ms. Morrison will meet the categorical standards of independence adopted by the Board and will be an independent director as defined in the NYSE listing standards. See “Corporate Governance-Director Independence.”
Other Information
The proxy card enclosed with this proxy statement is solicited from Class B stockholders by and on behalf of the Board of Directors of the Company. A person giving the proxy has the power to revoke it.
The expense for soliciting proxies for this Annual Meeting is to be paid by us. Solicitations of proxies also may be made by personal calls upon or telephone communications with stockholders, or their representatives, by not more than five officers or regular employees of the Company who will receive no compensation for doing so other than their regular salaries.
Management knows of no matters to be presented at the Annual Meeting other than the above proposals. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

/s/ Gary R. Martz
Gary R. Martz
Corporate Secretary

January 13, 2023

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Exhibit A

GREIF, INC.
AMENDED AND RESTATED
OUTSIDE DIRECTORS EQUITY AWARD PLAN

§1. Purpose.

The purpose of the Amended and Restated Outside Directors Equity Award Plan, formerly known as the 2005 Outside Directors Equity Award Plan (the “Plan”), of Greif, Inc., a Delaware corporation (the “Company”), is to assist the Company in attracting and retaining qualified members of its Board of Directors. The Plan provides for equity ownership opportunities to Outside Directors (as defined in §3 of the Plan) in order to encourage and enable them to participate in the Company’s future prosperity and growth and to better match their interests with those of stockholders. The Plan seeks to achieve its purpose by granting to Outside Directors equity-based awards in the form of: (a) stock options to purchase shares of Class A Common Stock, without par value, of the Company (“Shares”), which options are not intended to qualify as incentive stock options (the “Stock Options”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); (b) Shares which may be subject to restrictions on transfer, as further described in §7 of the Plan (the “Restricted Shares”); and (c) stock appreciation rights (“SARs”) subject to §8 of the Plan. The Stock Options, Restricted Shares and SARs are collectively referred to as the “Awards.”

§2. Administration.

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors, which shall have the power and authority to grant Awards to Outside Directors. The Committee shall have the authority to: (a) select Outside Directors as recipients of Awards (such recipients, “Participants”); (b) grant Stock Options, Restricted Shares, SARs, or any combination thereof; (c) determine the number and type of Awards to be granted; (d) determine the terms and conditions, not inconsistent with the terms hereof, of any Award; (e) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, but subject to §15 of the Plan; (f) interpret the terms and provisions of the Plan and any Award granted and any agreements relating thereto; and (g) take any other actions the Committee considers appropriate in connection with, and otherwise supervise the administration of, the Plan. All decisions made by the Committee pursuant to the provisions hereof shall be made in the Committee’s sole discretion and shall be final and binding on all persons.

§3. Eligibility.

The persons eligible to receive Awards under the Plan shall include only individuals who are directors of the Company and who are not employees of the Company or any subsidiary or affiliate of the Company (each such individual, an “Outside Director”), including members of the Committee who are Outside Directors.

§4. Shares Subject to Plan.

The total number of Shares reserved and available for issuance pursuant to Awards hereunder shall be Six Hundred Thousand (600,000) Shares (“Available Shares”). The Available Shares may consist, in whole or in part, of authorized but unissued Shares, treasury Shares, or previously issued Shares re-acquired by the Company, including Shares purchased on the open market.

§5. Grant of Awards.

Stock Options, Restricted Shares, and SARs may be granted alone or in addition to other Awards granted under the Plan. Any Awards granted under the Plan shall be in such form as the Committee may from time to time approve, consistent with the Plan, and the provisions of Awards need not be the same with respect to each Participant. Awards may be made to any Participant or all Participants, either in conjunction with the Company’s annual meeting of stockholders or at any other time, as determined by the Committee.

Each Award granted under the Plan shall be authorized by the Committee and shall be evidenced by a written Stock Option Award Agreement, Restricted Share Award Agreement, or SAR Unit Award Agreement, as the case may be (collectively, “Award Agreements”), in the form approved by the Committee from time to time, which shall be dated as of the date approved by the Committee in connection with the grant, signed by an officer of the Company authorized by the Committee, and signed by the Participant, and which shall describe the Award and state that the Award is subject to all the terms and provisions of the Plan and such other terms and provisions, not inconsistent with the Plan, as the Committee may approve. The date on which the Committee approves the granting of an Award shall be deemed to be the date on which the Award is granted for all purposes, unless the Committee otherwise specifies in its approval. The granting of an Award under the Plan, however, shall be effective only if and when a written Award Agreement is duly executed and delivered by or on behalf of the Company and the Participant. See §10 of the Plan with respect to the determination of the fair market value of Shares as of a given date.

§6. Stock Options.

Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the terms of the Plan as the Committee deems appropriate.

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(a)     Exercise Price.

The exercise or purchase price of each Share issuable upon the exercise of a Stock Option shall be the fair market value of one Share at the time such Stock Option is granted, as determined under §10 of the Plan. The exercise price per Share of any Stock Option granted under the Plan shall not be changed or modified after the time such Stock Option is granted unless such change or modification is made with the prior approval of the holders of a majority of the shares of Class B Common Stock of the Company. Notwithstanding the foregoing, in no event will the exercise price as changed or modified be less than the fair market value of a Share at the time such Stock Option is granted, as determined under §10 of the Plan.

(b) Exercise of Stock Options.

Stock Options shall be fully vested and exercisable on the date granted.

(c) Term.

Subject to §6(f) of the Plan, each Stock Option shall be exercisable for ten years from the date of grant.

(d) Method of Exercise.

A Stock Option may be exercised, in whole or in part, by giving written notice to the Secretary of the Company stating the number of Shares (which must be a whole number) to be purchased. Payment of the full purchase price for such Shares shall be made by (i) certified or bank cashier’s check or other form of payment acceptable to the Company, (ii) delivery of unrestricted Shares having a fair market value on the date of such delivery equal to the total exercise price, (iii) surrender of Shares subject to the Stock Option which have a fair market value equal to the total exercise price at the time of exercise, or (iv) a combination of the preceding methods. Upon receipt of payment of the full purchase price for such Shares, and subject to compliance with all other terms and conditions of the Plan and the Stock Option Award Agreement relating to such Stock Option, the Company shall issue, as soon as reasonably practicable after receipt of such payment, such Shares to the person entitled to receive such Shares, or such person’s designated representative. Such Shares may be issued in the form of a certificate, by book entry, or otherwise, in the Company’s sole discretion.

(e) Transferability of Stock Options.

Except as provided in this paragraph, Stock Options shall not be transferable, and any attempted transfer (other than as provided in this paragraph) shall be null and void. Except for Stock Options transferred as provided in this paragraph, all Stock Options shall be exercisable during a Participant’s lifetime only by the Participant or the Participant’s legal representative. Without limiting the generality of the foregoing, (i) Stock Options may be transferred by will or the laws of descent and distribution and, in the case of such a transfer, shall be exercisable only by the transferee or such transferee’s legal representative, and (ii) the Committee may, in its sole discretion and in the manner established by the Committee, provide for the irrevocable transfer, without payment of consideration, of any Stock Options by a Participant to such Participant’s parent(s), spouse, domestic or life partner, children, grandchildren, nieces, nephews or to the trustee of a trust for the principal benefit of one or more such persons or to a partnership whose only partners are one or more such persons, and, in the case of such transfer, such Stock Option shall be exercisable only by the transferee or such transferee’s legal representative.

(f) Termination of Option.

Except as otherwise provided herein, if a Participant ceases to be a director of the Company for any reason, then all Stock Options or any unexercised portion of such Stock Options which otherwise are exercisable by such Participant shall terminate unless such Stock Options are exercised within six months after the date such Participant ceases to be a director (but in no event after expiration of the original term of any such Stock Option); provided, that if such Participant ceases to be a director by reason of such Participant’s death, then the six-month period shall instead be a one-year period.

(g) No rights as a Stockholder.
No Participant or the Participant’s transferee shall have any rights of a stockholder in the Company with respect to the Shares covered by a Stock Option unless and until such Shares have been duly issued to him under §6(d) of the Plan.

(h) No Stock Option Repurchases Without Shareholder Approval.
The Committee shall not purchase Stock Options previously issued pursuant to the Plan from Participants for a share price greater than the current fair market value per share unless such purchase is made with the prior approval of the holders of a majority of the shares of Class B Common Stock of the Company.

§7. Restricted Shares.

Restricted Shares awarded under the Plan shall be subject to the following terms and conditions and such additional terms and conditions not inconsistent with the terms of the Plan as the Committee deems appropriate:

(a)     Price.

The purchase price for Restricted Shares shall be any price set by the Committee and may be zero. Payment in full of the purchase price for the Restricted Shares, if any, shall be made by (i) certified or bank cashier’s check or other form of
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payment acceptable to the Company, (ii) delivery of unrestricted Shares having a fair market value on the date of such delivery equal to the total purchase price, or (iii) a combination of the preceding methods.

(b) Vesting; No Risk of Forfeiture.

Restricted Shares shall be fully vested on the date granted and shall not be subject to any risk of forfeiture thereafter.

(c) Restrictions on Transfer.

At the time of the Restricted Share Award, the Committee may determine to restrict the Participant’s ability to sell, pledge, encumber, assign, or otherwise transfer the Restricted Shares (the “Transfer Restrictions”) during the period of time determined by the Committee, in its discretion, and set forth in the applicable Restricted Share Award Agreement (the “Restriction Period”). Subject to §9 of the Plan, the Restriction Period may be zero days. Awards of Restricted Shares must be accepted by the Participant within 30 days (or such other period as the Committee may specify at grant) after the grant date by executing the Restricted Share Award Agreement and paying the price, if any, required under §7(a) of the Plan. The prospective Participant shall not have any rights with respect to the grant of Restricted Shares unless and until the prospective Participant has executed the Restricted Share Award Agreement, delivered a fully executed copy thereof to the Secretary of the Company, and otherwise complied with the applicable terms and conditions of the Award.

(d) Stock Issuances.

Upon execution and delivery of the Restricted Share Award Agreement as described above and receipt of payment of the full purchase price, if any, for the Restricted Shares subject to such Restricted Share Award Agreement, the Company shall, as soon as reasonably practicable thereafter, issue the Restricted Shares to the Participant. Restricted Shares may be issued, whenever issued, in the form of a certificate, by book entry, or otherwise, in the Company’s sole discretion, and shall bear an appropriate legend with respect to the Transfer Restrictions, if any. On and after the issuance of Restricted Shares to a Participant, such Participant shall have, with respect to such Restricted Shares, all of the rights of a stockholder of the Company, including the right to vote such Restricted Shares and the right to receive any dividends or other distributions with respect to such Restricted Shares, but subject, however, to the Transfer Restrictions, if any, placed on such Restricted Shares pursuant to the Plan and as specified by the Committee in the Restricted Share Award Agreement.

(e) Expiration of Restriction Period.

Upon the expiration of the Restriction Period, if any, unrestricted Shares shall be issued and delivered to the Participant.

§8. Stock Appreciation Rights.

SARs granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the terms of the Plan as the Committee deems appropriate:

(a)    Designation of SAR Units; Right to Payment.

SARs granted under the Plan shall be designated in “SAR Units.” Each SAR Unit shall confer upon the Participant the right to receive, upon exercise thereof, the excess of (i) the fair market value of one Share at the time of exercise, as determined under §10 of the Plan, over (ii) the grant price of the SAR Unit. The grant price of an SAR Unit shall be determined by the Committee at the time of grant of the SAR Unit, which grant price shall be the fair market value of one Share at the time the SAR Unit is granted, as determined under §10 of the Plan. The grant price of an SAR Unit granted under the Plan shall not be changed or modified after the time such SAR Unit is granted unless such change or modification is made with the prior approval of the holders of a majority of the shares of Class B Common Stock of the Company. Notwithstanding the foregoing, in no event will the grant price of an SAR Unit as changed or modified be less than the fair market value of one Share at the time the SAR Unit is granted, as determined under §10 of the Plan.

(b)     Exercise of SAR Units.

SAR Units shall be fully vested and exercisable on the date granted.

(c)     Term.

Subject to §8(f) of the Plan, each SAR Unit shall be exercisable for ten years from the date of grant.

(d)     Method of Exercise.

A SAR Unit may be exercised, in whole or in part, by giving written notice to the Secretary of the Company stating the number of SAR Units being exercised. Within 30 days after the Company’s receipt of such notice, the Company shall pay to the Participant or the Participant’s transferee, as the case may be, by Company check an amount of money equal to the cash value of the SAR Units being exercised, determined in accordance with §8(a) of the Plan.

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(e)     Transferability of SAR Units.

Except as provided in this paragraph, SAR Units shall not be transferable, and any attempted transfer (other than as provided in this paragraph) shall be null and void. Except for SAR Units transferred as provided in this paragraph, all SAR Units shall be exercisable during a Participant’s lifetime only by the Participant or the Participant’s legal representative. Without limiting the generality of the foregoing, (i) SAR Units may be transferred by will or the laws of descent and distribution and, in the case of such a transfer, shall be exercisable only by the transferee or such transferee’s legal representative, and (ii) the Committee may, in its sole discretion and in the manner established by the Committee, provide for the irrevocable transfer, without payment of consideration, of any SAR Units by a Participant to such Participant’s parent(s), spouse, domestic or life partner, children, grandchildren, nieces, nephews or to the trustee of a trust for the principal benefit of one or more such persons or to a partnership whose only partners are one or more such persons, and, in the case of such transfer, such SAR Unit shall be exercisable only by the transferee or such transferee’s legal representative.

(f)     Termination of SARs.

Except as otherwise provided herein, if a Participant ceases to be a director of the Company for any reason, then all SAR Units or any unexercised portion of such SAR Units which otherwise are exercisable by such Participant shall terminate unless such SAR Units are exercised within six months after the date such Participant ceases to be a director (but in no event after expiration of the original term of any such SAR Unit); provided, that if such Participant ceases to be a director by reason of such Participant’s death, then the six-month period shall instead be a one-year period.

(g)     No Rights as a Stockholder.

A SAR Unit shall not confer upon the Participant or the Participant’s transferee any rights of a stockholder of the Company. Without limiting the generality of the foregoing, the holder of any SAR Units shall have no right to vote or to receive any dividends or other distributions with respect to such SAR Units.

§9. Section 16 Compliance.

Unless a Participant could otherwise dispose of equity securities, including derivative securities, acquired under the Plan without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), equity securities acquired under the Plan must be held for a period of six months following the date of such acquisition, provided that this condition shall be satisfied with respect to a derivative security if at least six months elapse from the date of acquisition of the derivative security to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security.

§10. Determination of Fair Market Value of Shares.

For purposes of the Plan, the fair market value of the Shares shall mean, as of any given date: (a) the last reported sale price on the New York Stock Exchange on the most recent previous trading day (or if there was no trading in the Shares on that day, then on the next preceding trading day on which there was trading in the Shares); (b) the last reported sale price on the Nasdaq National Market System on the most recent previous trading day (or if there was no trading in the Shares on that day, then on the next preceding trading day on which there was trading in the Shares); (c) the mean between the high and low bid and ask prices, as reported by the National Association of Securities Dealers, Inc., on the most recent previous trading day; or (d) the last reported sale price on any other stock exchange on which the Shares are listed on the most recent previous trading day (or if there was no trading in the Shares on that day, then on the next preceding trading day on which there was trading in the Shares), whichever is applicable; provided that if none of the foregoing is applicable, then the fair market value of the Shares shall be the value determined in good faith by the Committee, in its sole discretion.

§11. Withholding Tax.

The Company, at its option, shall have the right to require the Participant or any other person receiving Shares or Restricted Shares to pay the Company the amount of any taxes which the Company is required to withhold with respect to such Shares or Restricted Shares or, in lieu of such payment, to retain or sell without notice a number of such Shares sufficient to cover the amount required to be so withheld. The Company, at its option, shall have the right to deduct from all payments made with respect to the exercise of SAR Units or dividends paid with respect to Shares or Restricted Shares the amount of any taxes which the Company is required to withhold with respect to such dividend payments. The Company, at its option, shall also have the right to require a Participant to pay to the Company the amount of any taxes which the Company is required to withhold with respect to the receipt by the Participant of Shares pursuant to the exercise of a Stock Option, or, in lieu of such payment, to retain, or sell without notice, a number of Shares sufficient to cover the amount required to be so withheld. The obligations of the Company under the Plan shall be conditional on such payment or other arrangements acceptable to the Company.

§12. Securities Law Restrictions.

No right under the Plan shall be exercisable, no Share shall be delivered under the Plan, and no Award shall be made under the Plan except in compliance with all applicable federal and state securities laws and regulations. The Company shall not be required to deliver any Shares or other securities under the Plan prior to such registration or other qualification of such Shares or other securities under any state or federal law, rule, or regulation as the Committee shall determine to be necessary or advisable.

The Committee may require each person acquiring Shares under the Plan (a) to represent and warrant and agree with the Company, in writing, that such person is acquiring the Shares without a view to the distribution thereof, and (b) to make such additional
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representations, warranties, and agreements with respect to the investment intent of such person or persons as the Committee may reasonably request. Any certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

All Shares or other securities delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon or market in which the Shares are then listed or traded, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any certificates evidencing such Shares to make appropriate reference to such restrictions.

§13. Changes in Capital Structure.

In the event the Company changes its outstanding Shares by reason of stock splits, stock dividends, or any other increase or reduction of the number of outstanding Shares without receiving consideration in the form of money, services, or property deemed appropriate by the Committee, in its discretion, then the aggregate number of Shares reserved for issuance under the Plan, the number and exercise price of Shares subject to outstanding Stock Options, the purchase price for Restricted Shares, the number of Shares granted by a Restricted Share Award, and the number and grant price of outstanding SAR Units shall be proportionately adjusted or substituted, with the objective that the Participant’s proportionate interest in the Company shall reflect equitably the effects of such changes as applicable to the unexercised portion of any then-outstanding Awards, all as determined by the Committee in its sole discretion.

In the event of any other recapitalization, corporate separation or division, or any merger, consolidation, or other reorganization of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate to accurately reflect the number and kind of shares deliverable, and the exercise prices payable, upon subsequent exercise of any then-outstanding Awards, as determined by the Committee in its sole discretion.

The Committee’s determination of the adjustments appropriate to be made under this §13 shall be conclusive upon all Participants under the Plan.

§14. Acceleration of Rights.

The Committee shall have the authority, in its discretion, to accelerate the time at which any Award shall be exercisable whenever it may determine that such action is appropriate by reason of changes in applicable tax or other laws or other changes in circumstances occurring after the grant of the Award.

§15. Interpretation, Amendment, or Termination of the Plan.

The interpretation by the Committee of any provision of the Plan or of any Award Agreement executed pursuant to the grant of an Award under the Plan shall be final and conclusive upon all Participants or transferees under the Plan. The Board, without further action on the part of the stockholders of the Company, may from time to time alter, amend, or suspend the Plan or may at any time terminate the Plan, provided that: (a) no such action shall be take that would impair the rights of a Participant or transferee under any Award theretofore granted, without the Participant’s or transferee’s consent, except for amendments made to cause the Plan to comply with applicable law, applicable stock exchange rules or accounting rules; and (b) except for the adjustments provided for in §13 of the Plan, no amendment may be made by Board action without stockholder approval if the amendment would require stockholder approval under applicable law or applicable stock exchange rules.
The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively; provided, no such amendment shall impair the rights of an optionee, Participant or transferee under any Award theretofore granted, without the Participant’s or transferee’s consent, except for amendments made to cause the Plan to comply with applicable law, stock exchange rules or accounting rules.

§16. Unfunded Status of the Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments or deliveries of Shares not yet made by the Company to a Participant or transferee nothing contained herein shall give any such Participant or transferee any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet obligations created under the Plan to deliver Shares or payments hereunder consistent with the foregoing.

§17. Protection of Board and Committee.

No member of the Board of Directors or the Committee shall have any liability for any determination or other action made or taken in good faith with respect to the Plan or any Award granted under the Plan.

§18. Government Regulations.

Notwithstanding any provision of the Plan or any Award Agreement executed pursuant to the Plan, the Company’s obligations under the Plan and such Award Agreement shall be subject to all applicable laws, rules, and regulations and to such approvals as may be required by any governmental or regulatory agencies, including without limitation, any stock exchange or market on which the Company’s Shares may then be listed or traded.

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§19. Governing Law.

The Plan shall be construed under and governed by the laws of the State of Delaware.

§20. Genders and Numbers.

When permitted by the context, each pronoun used in the Plan shall include the same pronoun in other genders and numbers.

§21. Captions.

The captions of the various sections of the Plan are not part of the context of the Plan, but are only labels to assist in locating those sections, and shall be ignored in construing the Plan.

§22. Term of Plan.

The Plan became effective on February 28, 2005, the date the Plan was approved by stockholders of the Company (the “Effective Date”). No Awards shall be granted pursuant to the Plan unless and until approval of the Plan by the stockholders of the Company. No Awards shall be granted pursuant to the Plan on or after February 28, 2035 (the “Expiration Date”), but Awards granted prior to the Expiration Date may extend beyond the Expiration Date.

§23. Savings Clause.

In case any one or more of the provisions of this Plan or any Award shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the invalid, illegal, or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted, or revised retroactively to permit this Plan or such Award, as applicable, to be construed so as to foster the intent of this Plan.

The Committee may modify the terms of any Award under the Plan granted to a Participant who, at the time of grant or during the term of the Award, is resident or employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order to accommodate differences in local law, regulation, tax policy or custom, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, will be comparable to the value of such Award to a Participant who is resident or employed in the United States. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of the Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval of stockholders of the Company.

§24. Miscellaneous Provisions.

No person shall have any claim or right to be granted an Award under this Plan and the grant of an Award shall not confer upon any Participant any right to be retained as a director of the Company, nor shall it interfere in any way with the right of the Company to terminate the service as a director of any of the Plan’s Participants at any time.

The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts or benefits payable in the event of the Participant’s death are to be paid.

§25. Indemnification.

No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan. Each person who is or shall have been a member of the Committee or of the Board of Directors shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under or in connection with this Plan or any Award granted under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her, except a judgment based upon a finding of bad faith, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s Certificate of Incorporation or By-Laws, contained in any indemnification agreements, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or her or hold him or her harmless.

§26. Internal Revenue Code (“Code”) Section 409A.

The Plan is intended to comply with the requirements of Code Section 409A, to the extent applicable, and shall be interpreted accordingly. Notwithstanding the foregoing, the Company makes no representations or covenants that any compensation paid or awarded under the Plan will comply with Section 409A.

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Exhibit B

GREIF, INC.
COLLEAGUE STOCK PURCHASE PLAN

I.PURPOSE

The Greif, Inc. Colleague Stock Purchase Plan (the “Plan”) is intended to provide eligible employees of Greif, Inc. (the “Company”) and its participating Corporate Affiliates with the opportunity to acquire a proprietary interest in the Company’s Class A common stock through participation in a plan designed to qualify as an employee stock purchase plan under Code Section 423 with respect to United States taxpayers (although the Company makes no undertaking or representation to achieve or maintain such qualification). In addition, the Plan also authorizes the grant of purchase rights or rights similar to purchase rights which are not intended to qualify under Code Section 423 hereunder and pursuant to Addenda adopted by the Plan Administrator designed to achieve desired tax, securities, employment, labor, data privacy, law or other objectives for eligible employees of the Company or one or more of the Company’s Corporate Affiliates or Designated Affiliates in particular locations outside of the United States.

II.DEFINITIONS

For purposes of administration of the Plan, the following terms shall have the meanings indicated:

Addenda means the rules, procedures or sub-plans, if any, adopted by the Plan Administrator as a part of the Sub-Plan, pursuant to which purchase rights that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Code Section 423 may be granted to eligible employees in particular locations outside the United States pursuant to Section V of the Sub-Plan.

Board means the Board of Directors of the Company.

Code means the United States Internal Revenue Code of 1986, as amended and currently in effect, or any successor body of federal tax law. Reference to a specific section of the Code will include such section, any valid regulation or other official applicable guidance promulgated under such section.

Company means Greif, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting common shares of Greif, Inc. which shall by appropriate action adopt the Plan.

Corporate Affiliate means any company which is either the parent corporation or a subsidiary corporation of the Company (as determined in accordance with Code Section 424), including any parent or subsidiary corporation which becomes such after the Effective Date.

Designated Affiliate means any corporation, partnership, joint venture or other business entity in which the Company owns, directly or indirectly, shares or a capital or profit interest and with respect to which the Company possesses the power to direct or cause the direction of the management and policies, which shall be designated, in accordance with Section III, as participating in the Plan and the Sub-Plan pursuant to an Addendum that is not intended to qualify under Code Section 423.

Effective Date means July 1, 2023.

Eligible Earnings means (i) the regular base or basic earnings paid to a Participant by one or more Greif Entities, (ii) any salary deferral contributions made on behalf of the Participant to a Code Section 401(k) Plan, Code Section 125 Plan or any nonqualified deferred compensation plan, (iii) overtime payments, plus (iv) for Employees for whom a substantial amount of their pay mix is variable, such bonuses, commissions, other forms of variable or incentive-based pay. There shall be excluded from the calculation of Eligible Earnings: (I) all distributions from profit-sharing, nonqualified deferred compensation, welfare benefits and other employee benefit plans; and (II) all contributions (other than salary deferral contributions made to a Code Section 401(k) Plan, Code Section 125 Plan, or any nonqualified deferred compensation plan) made by the Company or any other Greif Entity for the Participant’s benefit under any employee benefit or welfare plan now or hereafter established. The Plan Administrator, in its discretion, may, on a uniform and non-discriminatory basis, establish a different definition of Eligible Earnings for a subsequent purchase period.

Employee means any person employed by the Company or any other Participating Company within the meaning of Code Section 3401 and United States Treasury Regulation Section 31.3401(c)-1. A Participant shall be considered to be an Employee for so long as such Participant remains in the active employ of the Company or any other Participating Company under the Plan.

Greif Entity means the Company or any person or entity controlling, controlled by or under common control with the Company or any person or entity with which joint enterprises are carried on or in which the Company has an interest.

Participant means any Employee of a Participating Company who is actively participating in the Plan.

Participating Company means the Company and such Corporate Affiliate(s) as may be designated from time to time in accordance with Section III.

Share means a Class A common share of the Company, as adjusted from time to time in accordance with Section VI(b) below.

Sub-Plan means the Greif Colleague Stock Purchase Plan for Foreign Subsidiaries, as amended from time to time.
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III.ADMINISTRATION

The Plan shall be administered by the Compensation Committee of the Board (the “Plan Administrator”); provided, that some or all of the duties of the Plan Administrator may be delegated or redelegated (as the case may be) by the Plan Administrator to a standing committee of the Company. The Plan Administrator shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan, to adopt such rules and regulations for administering and enforcing the Plan as it may deem necessary in order to comply with the requirements of Code Section 423, where relevant, and to adopt Addenda designed to achieve desired tax, securities, employment, labor, data privacy, law or other objectives for eligible employees of the Company or one or more of the Company’s Corporate Affiliates or Designated Affiliates in particular countries outside the United States. Decisions of the Plan Administrator (or its designee) shall be final and binding on all parties who have an interest in or under the Plan. Notwithstanding the foregoing, only the Board shall have the authority to extend the Plan to Employees of a Participating Company in the United States, or to a “Foreign Subsidiary” (as such term is defined in the Sub-Plan) after the Effective Date of the Plan.

IV.PURCHASE PERIODS

(a) Shares shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of Shares available for issuance under the Plan and the Sub-Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with Section IX.

(b) Under no circumstances shall any purchase rights granted under the Plan be exercised, nor shall any Shares be issued or delivered hereunder, until such time as (i) the Plan shall have been approved by the Company’s shareholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which the Shares are listed and all other applicable requirements established by law or regulation. Notwithstanding the preceding sentence, the Company disclaims having any affirmative obligation to register or otherwise list the Company’s securities on any securities exchange maintained outside the United States.

(c) The Plan shall be implemented in a series of consecutive purchase periods, each of such initially to be of six (6) months in duration (or such other period not to exceed twenty-four (24) months per purchase period) as later may be determined by the Plan Administrator prior to the commencement date of the purchase period. Purchase periods may commence at any time as determined by the Plan Administrator, including at quarterly or semi-annual intervals over the term of the Plan. The Plan Administrator will announce the date each purchase period will commence and the duration of that purchase period in advance of the first day of such purchase period.

(d) The Participant shall be granted a separate purchase right for each purchase period in which he/she participates. The purchase right shall be granted on the first day of the purchase period and shall be automatically exercised on the last U.S. business day of that purchase period.

(e) An Employee may participate in only one purchase period at a time. Accordingly, an Employee who wishes to join a new purchase period must withdraw from the current purchase period in which he/she is participating prior to the last day of the current purchase period in which the Employee participates and must also enroll in the new purchase period prior to the start date of that new purchase period at such time and in such manner as the Plan Administrator, in its discretion, requires. The Plan Administrator, in its discretion, may require an Employee who withdraws from one purchase period to wait one full purchase period before re-enrolling in a new purchase period under the Plan.

V.ELIGIBILITY AND PARTICIPATION

(a) Each individual who is an Employee of a Participating Company on the commencement date of any purchase period under the Plan, shall be eligible to participate in the Plan for that purchase period; provided, however, that the Participant shall not be eligible to be granted an option and defer compensation under the Plan until he or she has been an Employee of a Participating Company for at least three (3) months during or prior to such period. The Plan Administrator, in its discretion, from time to time, may exclude Employees whose customary employment is twenty (20) hours per week or less or for not more than five (5) months per calendar year (or, in either case, such lesser period of time as may be determined by the Plan Administrator in its discretion). Any exclusion shall be applied with respect to a purchase right in a manner complying with United States Treasury Regulation Section 1.423-2. Notwithstanding the previous sentence, the exclusions may be applied with respect to a purchase right under any Addenda to the Sub-Plan without regard to the limitations of United States Treasury Regulation Section 1.423-2(e)(1) by reason of the application of United States Treasury Regulation Section 1.423-2(e)(3) to Employees who are also citizens of the United States or resident aliens.

(b) In order to participate in the Plan for a particular purchase period, the Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designee) no later than the day designated by the Plan Administrator in its discretion.
(c) The payroll deduction authorized by a Participant for purposes of acquiring Shares under the Plan may be any whole percentage of the Eligible Earnings of the Participant during the period the purchase right remains outstanding, up to a maximum equal to ten (10) percent of the Participant’s Eligible Earnings per purchase right. However, the total payroll deduction so permitted to be authorized by any Participant under the Plan for a calendar year shall be limited to the sum of legal currency equivalent of U.S. $25,000, in value of purchased shares (as determined on the day(s) of actual purchase). The deduction rate so authorized shall continue in effect for the entire period the purchase right remains outstanding, unless the Participant shall, prior to the end of the purchase period for which the purchase right will remain in effect, reduce such rate by filing the appropriate form with the Plan Administrator (or its designee) at least ten (10) business days before such change is to become effective. The reduced rate shall
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become effective as soon as practicable following the filing of such form and the lapse of such ten (10) business days. Payroll deductions, however, will cease upon the termination of the Participant’s purchase right in accordance with Sections VII(d) or (e) below.

VI.SHARES SUBJECT TO PLAN

(a) The Shares purchasable by Participants under the Plan shall be authorized but unissued Shares, treasury Shares, or Shares purchased by the Company in accordance with the Plan in the open market. The total number of Shares which may be issued or delivered to a Participant under the Plan and the Sub-Plan attached hereto as Annex A including any Addenda, in the aggregate shall not exceed 1,500,000 Shares (subject to adjustment under subparagraph (b) below).

(b) In the event any change is made to the Shares purchasable under the Plan by reason of (I) any merger, consolidation or reorganization or (II) any share dividend, share split, recapitalization, combination of shares or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, then unless such change occurs in connection with a Section VII(k) transaction, appropriate adjustments shall be made by the Plan Administrator to (i) the class and maximum number of Shares issuable in the aggregate over the term of the Plan and the Sub-Plan, (ii) the class and maximum number of Shares purchasable per Participant on any one purchase date, and (iii) the class and number of Shares and the price per Share subject to each purchase right at the time outstanding under the Plan.

VII.PURCHASE RIGHTS

An Employee who participates in the Plan for a particular purchase period shall have the right to purchase Shares upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable together with any other related administrative forms.
(a) Purchase Price. The U.S. Dollar purchase price per Share shall be at least equal to the lesser of (i) 85% of the fair market value per Share on the date on which the purchase right is granted or (ii) 85% of the fair market value per Share on the date the purchase right is exercised. For purposes of determining such fair market value (and for all other valuation purposes under the Plan), the fair market value per Share on any relevant date shall be the closing selling price per Share on such date, as officially quoted on the New York Stock Exchange – Composite Transactions or the principal exchange on which the Shares are at the time traded. If there are no sales of Shares on such day, then the closing selling price for the Shares on the next preceding day for which there does exist such quotation shall be determinative of fair market value. In the absence of such markets for the fair market value per Share, the fair market value shall be determined by the Plan Administrator (or its designee) in good faith (which determination shall, to the extent applicable, be made in a manner that complies with Code Section 409A), and such determination shall be conclusive and binding for all purposes.

(b) Number of Purchasable Shares. The number of Shares purchasable by a Participant upon the exercise of an outstanding purchase right shall be the number of whole Shares obtained by dividing the amount collected from the Participant through payroll deductions during each purchase period the purchase right remains outstanding by the purchase price in effect for that purchase period. Any remaining amount in the Participant’s account shall be automatically used to purchase fractional shares at such time.
Under no circumstances shall purchase rights be granted under the Plan to any Employee if such Employee would, immediately after the grant, own (within the meaning of Code Section 424(d)), or hold outstanding options or other rights to purchase, shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or any of its Corporate Affiliates.

In addition, the accrual limitations of Section VIII shall apply to all purchase rights.

(c) Payment. Payment for Shares purchased under the Plan shall be effected by means of the Participant’s authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the commencement date of the relevant purchase period and, unless terminated earlier pursuant to Sections VII(d) or (e) below, shall terminate with the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the book account maintained by the Company on the Participant’s behalf under the Plan, but no interest shall be paid on the balance from time to time outstanding in such book account. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes.

(d) Withdrawal from Purchase Period.

(i) A Participant may withdraw from a purchase period by filing the prescribed notification form with the Plan Administrator (or its designee) on or prior to the date required by the Plan Administrator in its discretion. No further payroll deductions shall be collected from the Participant with respect to that purchase period, and the Participant shall have the following election with respect to any payroll deductions for the purchase period collected prior to the withdrawal date: (A) have the Company refund, in the currency originally collected, the payroll deductions which the Participant made under the Plan during that purchase period or (B) have such payroll deductions held for the purchase of Shares at the end of such purchase period. If no such election is made, then such payroll deductions shall automatically be refunded at the end of such purchase period, in the currency originally collected.

(ii) The Participant’s withdrawal from a particular purchase period shall be irrevocable and shall also require the Participant to re-enroll in the Plan (by making a timely filing of a new purchase agreement and payroll deduction authorization) if the Participant wishes to resume participation in a subsequent purchase period.

(e) Termination of Employment/Leave of Absence. Except as provided in Section VII(l) below, if a Participant ceases to remain an Employee while his/her purchase right remains outstanding, then such purchase right shall immediately terminate, and all sums previously collected from the Participant during the purchase period in which such termination occurs shall be promptly refunded to the
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Participant. However, should the Participant cease active service by reason of a paid leave of absence, then the Participant shall have the election, exercisable up until the end of the purchase period in which the paid leave of absence commences, to (i) withdraw all the funds in the Participant’s payroll account at the time of his/her cessation of Employee status or the commencement of such paid leave or (ii) have such funds held for the purchase of Shares at the end of such purchase period. If no such election is made, then such funds shall automatically be held for the purchase of Shares at the end of such purchase period. If, pursuant to the foregoing, the funds of a Participant on a paid leave of absence are held (whether by an affirmative election or by default) for the purchase of Shares, then the payroll deductions (at the rate authorized at the time the leave began) may continue in effect through the earlier of (I) the end of the purchase period in which the leave commences or (II) as of any payroll date on which the Participant is no longer paid Eligible Earnings. In no other event, however, shall any further payroll deductions be added to the Participant’s account following his/her cessation of Employee status or the commencement of a leave of absence. Should the Participant return to active service (x) within six (6) months following the commencement of his/her leave of absence or (y) prior to the expiration of any longer period for which such Participant’s right to reemployment with the Company is guaranteed by statute or contract, then his/her payroll deductions under the Plan shall automatically resume (if such deductions are not otherwise being made) upon his/her return at the rate in effect at the time the leave began, and if a new purchase period begins during the period of the leave, then the Participant will automatically be enrolled in that purchase period at the rate of payroll deduction in effect for him/her at the time the leave commenced, but payroll deductions for that purchase period shall not actually begin until the Participant returns to active service. However, an individual who returns to active employment following a leave of absence that exceeds in duration the applicable (x) or (y) time period set forth above will be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of any subsequent purchase period in which he or she wishes to participate.

(f) Share Purchase. The Shares subject to the purchase right of each Participant (other than Participants whose purchase rights have previously terminated in accordance with Sections VII(d) or (e) above) shall be automatically purchased on the Participant’s behalf on the last U.S. business day of the purchase period for which such purchase right remains outstanding. The purchase shall be effected by applying the amount credited to each Participant’s book account, as converted into U.S. Dollars if necessary, on the last U.S. business date of the purchase period to the purchase of whole Shares at the purchase price in effect for such purchase period.

(g) Proration of Purchase Rights. Should the total number of Shares to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of Shares then available for issuance under the Plan and the Sub-Plan, the Plan Administrator shall make a pro-rata allocation of the available Shares on a uniform and nondiscriminatory basis, and any amounts credited to the accounts of Participants shall, to the extent not applied to the purchase of Shares, be refunded to the Participants, in the currency originally collected.

(h) Shareholder Rights. A Participant shall have no rights as a shareholder with respect to Shares covered by the purchase rights granted to the Participant under the Plan, including the right to receive dividends, the until the Shares are actually purchased on the Participant’s behalf in accordance with Section VII(f). No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the purchase date. Once the Shares are purchased on behalf of a Participant, the Participant shall have certain rights of ownership such as voting and dividend rights, but shall not be able to transfer custody of any such Shares out of the CSPP Account at the designated brokerage firm. No transfers of custody of such Shares shall be permitted until the Shares are sold or assigned. Shares issued under the Plan will carry a restrictive legend to this effect.

(i) CSPP Account. The Shares purchased on behalf of each Participant shall be deposited directly into a brokerage account which the Company shall establish for the Participant at a Company-designated brokerage firm. The account will be known as the “CSPP Account.” Pursuant to this Section VII(h), custody of the Shares purchased under the Plan shall be held in the CSPP Account at all times and may not be transferred to another brokerage account. In order to receive the tax treatment under Code Section 421(a) and Treasury Regulation Section 1.423-(1)(a), Shares purchased under the Plan may not be sold or assigned until after the later of (a) the first anniversary of the date of purchase, or (b) two years after the date of grant. In the event such Shares are not so held and are sold or assigned before the expiration of the applicable period, then such Shares shall not be eligible for the tax treatment under Code Section 421(a) and Treasury Regulation Section 1.423(a)-1. Notwithstanding the foregoing, in the event of a Participant’s death, this one (1) year tax-law holding period requirement for such favorable tax treatment shall not apply to any Shares in the Participant’s CSPP Account. The Plan Administrator may adopt such policies and procedures for the Plan as it determines is appropriate, including additional policies and procedures regarding the transfer of Shares from a Participant’s CSPP Account before those Shares have been held for the requisite period necessary to avoid a disqualifying disposition of such Shares under the U.S. federal tax laws.

(j) Assignability. No purchase rights granted under the Plan shall be assignable or transferable by a Participant other than by will or by the laws of descent and distribution, and during the Participant’s lifetime the purchase rights shall be exercisable only by the Participant.

(k) Merger or Liquidation of Company. In the event the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital shares of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated, a merger or consolidation with a wholly-owned Subsidiary, or any other transaction in which there is no substantial change in the shareholders of the Company or their relative share holdings, regardless of whether the Company is the surviving corporation) or in the event the Company is liquidated, then all outstanding purchase rights under the Plan shall be exercised immediately prior to the consummation of such sale, merger, reorganization or liquidation by applying all sums previously collected from Participants during the purchase period of such transaction to the purchase of whole Shares, subject, however, to the applicable limitations of Section VII(b).

(l) Acquisitions and Dispositions. The Plan Administrator may, in its sole and absolute discretion and in accordance with principles under Code Section 423, create special purchase periods for individuals who become Employees solely in connection with
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the acquisition of another company or business by merger, reorganization or purchase of assets and may provide for special purchase dates for Participants who will cease to be Employees solely in connection with the disposition of all or a portion of any Participating Company or a portion of the Company, which purchase periods and purchase rights granted pursuant thereto shall, notwithstanding anything stated herein, be subject to such terms and conditions as the Plan Administrator considers appropriate in the circumstances.

(m) Designation of Beneficiary.

(i) If permitted by the Plan Administrator, a Participant may file a designation of a beneficiary who is to receive any Shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a date the purchase right is exercised but prior to delivery to such Participant of such Shares and cash. In addition, if permitted by the Plan Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the purchase right. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(ii) Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Plan Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company will deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(iii) All beneficiary designations will be in such form and manner as the Plan Administrator may designate from time to time.

VIII.ACCRUAL LIMITATIONS

(a) No Participant shall be entitled to accrue rights to acquire Shares pursuant to any purchase right outstanding under the Plan if and to the extent such accrual, when aggregated with (I) Share rights accrued under other purchase rights outstanding under the Plan and (II) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Company or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand U.S. Dollars (US$25,000) worth of shares of the Company or any Corporate Affiliate (determined on the basis of the fair market value of such shares on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

(b) For purposes of applying the accrual limitations of Section VIII(a), the right to acquire Shares pursuant to each purchase right outstanding under the Plan shall accrue as follows:

(i) The right to acquire Shares under each such purchase right shall accrue as and when the purchase right first becomes exercisable on the last U.S. business day of each purchase period the right remains outstanding.

(ii) No right to acquire Shares under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Twenty-Five Thousand U.S. Dollars (US$25,000) worth of Shares (determined on the basis of the fair market value on the date or dates of grant) pursuant to one or more purchase rights held by the Participant during such calendar year.

(iii) If by reason of the Section VIII(a) limitations, one or more purchase rights of a Participant do not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase rights shall be promptly refunded in the currency originally collected.

(c) In the event there is any conflict between the provisions of this Section VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Section VIII shall be controlling.

IX.AMENDMENT AND TERMINATION

(a) The Board (or, if delegated by the Board to a standing committee of the Board, such committee) may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action shall adversely affect purchase rights at the time outstanding under the Plan unless necessary or desirable to comply with any applicable law, regulation or rule; and provided, further, that no such action may, without the approval of the shareholders of the Company, increase the number of Shares issuable under the Plan (other than adjustments pursuant to Sections VI(b) and VII(b)), alter the purchase price formula so as to reduce the purchase price specified in the Plan, or materially modify the requirements for eligibility to participate in the Plan.

(b) Without shareholder approval and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Plan Administrator shall be entitled to, in addition to, and without limitation with respect to, what is permitted pursuant to Section IX(a), cancel or change the purchase periods, limit the frequency and/or number of changes in the amount withheld during a purchase period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Eligible Earnings, and establish such other limitations or procedures as the Plan Administrator determines in its sole discretion advisable which are consistent with the Plan.

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X.GENERAL PROVISIONS

(a) The Plan shall terminate upon the earlier of (i) ten (10) years, or (ii) the date on which all Shares available for issuance under the Plan and the Sub-Plan shall have been sold pursuant to purchase rights exercised under the Plan and the Sub-Plan.
(b) All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

(c) The Plan does not in any way create any contractual obligations with respect to any employee’s continued employment with the Company or any Corporate Affiliate. Neither the action of the Company in establishing the Plan, nor any action taken in connection with the Plan by the Board or by its delegee, or by the Company or by the Plan Administrator, nor any provision of the Plan itself shall be construed to grant any person the right to remain in the employ of the Company or any Corporate Affiliate for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.

(d) The provisions of the Plan shall be governed by the laws of the State of Delaware, without resort to that State’s conflicts-of-laws rules.

(e) The Plan is designed to qualify as an employee stock purchase plan under Code Section 423 with respect to United States taxpayers (although the Company makes no undertaking or representation to achieve or maintain such qualification), and if the Plan so qualifies, the Plan is exempt from the application of Code Section 409A and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Plan Administrator determines that a purchase right granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause a purchase right under the Plan to be subject to Code Section 409A, the Plan Administrator may amend the terms of the Plan and/or of an outstanding purchase right granted under the Plan, or take such other action the Plan Administrator determines is necessary or appropriate, in each case, without the Participant's consent, to exempt any outstanding purchase right or future purchase right that may be granted under the Plan from or to allow any such purchase rights to comply with Code Section 409A, but only to the extent any such amendments or action by the Plan Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the purchase right to purchase Shares under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Plan Administrator with respect thereto. The Company makes no representation that the purchase right to purchase Shares under the Plan is compliant with Code Section 409A.

(f) If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

(g) The terms of the Plan are intended to comply with all applicable laws and will be construed accordingly.

(h) The Plan Administrator is authorized under and pursuant to this Section X(h) to adopt Addenda to the Sub-Plan which may be treated as self-standing plans in respect of the jurisdiction outside the United States for which such Addenda are adopted. Such Addenda may permit the grant of awards or rights which are similar to the purchase rights that may be granted under the Plan but which shall be governed solely by the provisions of the relevant Addenda; provided that any Shares used for the purpose of satisfying any rights granted under the relevant Addenda shall be counted in the limit on the number of Shares which may be issued or delivered to Participants under the Plan as set out in Section VI(a) hereof.
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Annex A

GREIF, INC.
COLLEAGUE STOCK PURCHASE PLAN FOR FOREIGN SUBSIDIARIES
(Sub-Plan of the Greif, Inc. Colleague Stock Purchase Plan)

I.PURPOSE

The Greif, Inc. Colleague Stock Purchase Plan for Foreign Subsidiaries, a sub-plan of the Greif, Inc. Colleague Stock Purchase Plan (the “Sub-Plan”) is intended to provide eligible employees of the Company’s Foreign Subsidiaries with the opportunity to acquire a proprietary interest in the Company through the purchase of Class A shares of the Company’s common stock at periodic intervals. Purchase rights granted under the Sub-Plan are not necessarily intended to qualify under Code Section 423 and the Company makes no undertaking or representation to achieve or maintain such qualification. If required by local law of any jurisdiction outside of the United States, an Addenda to the Sub-Plan may specify an alternative or particular purpose for purchase rights granted under such Addenda and such purpose shall prevail in relation to such Addenda.

All provisions of this Sub-Plan shall be governed by the U.S. Plan, except as otherwise provided herein or in any Addenda to the Sub-Plan.

The Sub-Plan shall become effective on a date after the Effective Date, as will be designated by either the Plan Administrator or the Foreign Subsidiary.

II.DEFINITIONS

The definitions provided in Section II of the U.S. Plan shall govern the Sub-Plan, except the following terms shall have the meanings indicated:

Effective Date means the date on which the Plan Administrator or any Foreign Subsidiary which is selected to participate in this Sub-Plan after July 1, 2023, shall designate as its Effective Date with respect to its Participants.

Eligible Earnings unless otherwise required by local law, or otherwise specified in any Addenda to the Sub-Plan or the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, means the regular basic gross earnings paid to a Participant by one or more Foreign Subsidiaries or Greif Entities. There shall be excluded from the calculation of Eligible Earnings: (i) all profit-sharing distributions and other incentive-type payments including income from equity incentive awards and (ii) all contributions made by any Foreign Subsidiary or any other Greif Entity for the Participant’s benefit under any employee benefit or welfare plan now or hereafter established. The Plan Administrator, in its discretion, may, on a uniform and non-discriminatory basis, establish a different definition of Eligible Earnings for a subsequent purchase period, and such definition may vary from Foreign Subsidiary to Foreign Subsidiary.

Employee means any person employed by the Company or any Foreign Subsidiary within the meaning of Code Section 3401(c), except as may be provided by any Addenda to the Sub-Plan.

Foreign Subsidiary means any Corporate Affiliate or Designated Affiliate located outside the United States which is selected to participate in this Sub-Plan. Designated Affiliates may participate in the Sub-Plan only pursuant to Addenda to the Sub-Plan.

Participant means any (i) Employee of a Foreign Subsidiary or (ii) an Employee of the Company who is working at or for a Foreign Subsidiary, and who is actively participating in the Sub-Plan.

U.S. Plan means the Greif, Inc. Colleague Stock Purchase Plan, as amended from time to time.

III.ADMINISTRATION
Except as provided in an Addenda, the Sub-Plan shall be administered in accordance with the provisions of Section III of the U.S. Plan.

IV.PURCHASE PERIODS

Except as provided in an Addenda, purchase periods may commence at any time as determined by the Plan Administrator, including at quarterly or semi-annual intervals over the term of the Sub-Plan.
V.ELIGIBILITY AND PARTICIPATION

(a) Except as provided in an Addenda or to the extent the Plan Administrator exercises its discretion under clauses (i), (ii) or (iii) of Section V(a) of the U.S. Plan to limit participation in the Plan or the Sub-Plan, each individual who is an Employee of a Foreign Subsidiary on the commencement date of any purchase period under the Sub-Plan shall be eligible to participate in the Sub-Plan for that purchase period.

(b) Except as provided in an Addenda, in order to participate in the Sub-Plan for a particular purchase period, the Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designee) no later than the day designated by the Plan Administrator in its discretion; provided, however that the Participant shall not be eligible to be granted an option and defer
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compensation under the Sub-Plan until he or she has been an Employee of a Participating Company for at least three (3) months during or prior to such period.

(c) Except as otherwise provided in an Addenda, the payroll deduction or other approved contributions authorized by a Participant for purposes of acquiring Shares under the Plan may be any whole percentage or dollar amount of the Eligible Earnings of the Participant during the period the purchase right remains outstanding, up to a maximum equal to ten (10) percent of the Participant’s Eligible Earnings per purchase right. However, the total amount so permitted to be authorized (in the form of payroll deductions or otherwise) by any Participant under the Plan for a calendar year shall (unless further limited by the provisions of any Addenda) be limited to the sum of legal currency equivalent of U.S. $25,000, in value of purchased shares (as determined on the day(s) of actual purchase). Except as otherwise provided in an Addenda, the payroll deduction or contribution rate authorized by the Participant shall continue in effect for the entire period the purchase right remains outstanding, unless the Participant shall, prior to the end of the purchase period for which the purchase right will remain in effect, reduce such rate by filing the appropriate form with the Plan Administrator (or its designee). The reduced rate shall become effective as soon as practicable following the filing of such form. Except as otherwise provided in an Addenda, payroll deductions or other approved contributions, will automatically cease upon the termination of the Participant’s purchase right in accordance with Sections VII(e) or (f) below.

VI.SHARES SUBJECT TO THE SUB-PLAN

The Shares purchasable by Participants under the Sub-Plan (including any Addenda thereto) shall be made available from Shares reserved under the U.S. Plan and any Shares issued or delivered under the Sub-Plan will reduce, on a Share-for-Share basis, the number of Shares available for subsequent issuance or delivery under the U.S. Plan.

VII.PURCHASE RIGHTS

An Employee who participates in the Sub-Plan for a particular purchase period shall, except as otherwise provided in an Addenda, have the right to purchase Shares upon the terms and conditions set forth below and shall, except as otherwise provided in an Addenda, execute a purchase agreement embodying such terms and conditions and such other provisions as the Plan Administrator may deem advisable.

(a) Purchase Price. Except as otherwise provided in an Addenda, the U.S. Dollar purchase price shall be determined in accordance with the provisions of Section VII(a) of the U.S. Plan.

(b) Number of Purchasable Shares. Except as provided in an Addenda, the number of Shares purchasable by a Participant shall be determined in accordance with the provisions of Section VII(b) of the U.S. Plan.

(c) Payment. Except as set forth in an Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, payment for Shares purchased under the Sub-Plan shall be effected in the manner and method prescribed by the Plan Administrator (or its designee) which may include the Participant’s authorized payroll deductions whenever possible (provided that the Participant has given written consent to such deductions where consent is required under applicable law) or other approved contributions. Such deductions or other approved contributions shall begin on the first pay day coincident with or immediately following the commencement date of the relevant purchase period and, unless terminated earlier pursuant to Sections VII (e) or (f) below, shall terminate with the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant’s individual book account under the Sub-Plan, initially in the currency in which paid by the Foreign Subsidiary until converted into U.S. Dollars. Notwithstanding the foregoing, instead of a book account, an Addenda to the Sub-Plan (or a purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan) may, at the discretion of the Plan Administrator, provide for alternative structures, including the establishment of a trust or bank account to hold amounts collected by a Foreign Subsidiary, in which case, each reference in the U.S. Plan and the Sub-Plan to amounts credited to an individual book account shall, for purposes of any such Foreign Subsidiary, instead be interpreted as amounts deposited into a trust or bank account, as applicable. All purchases of Shares under the Sub-Plan are to be made with the U.S. Dollars into which the payroll deductions for the purchase period or other approved contributions have been converted. No interest shall be paid on the balance from time to time outstanding in the book account maintained for the Participant, except as otherwise required by law and as set forth in an Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan. The amounts collected from a Participant may be commingled with the general assets of the Company or the Foreign Subsidiary and may be used for general corporate purposes, except as otherwise provided in an Addenda or under purchase rights or for Participants (as set forth in an Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan) for which any applicable laws, regulations or rules require that amounts so collected be segregated from the general assets of the Company or the Foreign Subsidiary and/or deposited with an independent third party.

(d) Conversion into U.S. Dollars. For purposes of determining the number of Shares purchasable by a Participant, except as otherwise provided in an Addenda, the payroll deductions or other approved contributions credited to each Participant’s book account during each purchase period shall be converted into U.S. Dollars on the purchase date for that purchase period on the basis of the exchange rate in effect on such date. Except as otherwise provided in an Addenda, the Plan Administrator shall have the absolute discretion to determine the applicable exchange rate to be in effect for each purchase date by any reasonable method (including, without limitation, the exchange rate actually used by the Company for its intra-Company financial transactions for the month of such transfer). Except as otherwise provided in an Addenda, any changes or fluctuations in the exchange rate at which the payroll deductions or other approved contributions collected on the Participant’s behalf are converted into U.S. Dollars on each purchase date shall be borne solely by the Participant.

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(e) Withdrawal from Purchase Period. Except to the extent provided by any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, withdrawal from a purchase period shall be governed in accordance with the provisions of Section VII(d) of the U.S. Plan.

(f) Termination of Employment/Leave of Absence. Except as otherwise provided under Sections VII(g) or (o) below or in any Addenda, if a Participant ceases to remain an Employee while his/her purchase right remains outstanding, then such purchase right shall immediately terminate and all sums previously collected from the Participant during the purchase period in which such termination occurs shall be promptly refunded to the Participant in the currency in which paid by the Foreign Subsidiary. However, except as otherwise provided in an Addenda, should the Participant cease active service by reason of a paid leave of absence, then the Participant shall have the election, exercisable up until the end of the purchase period in which the Participant dies or in which the paid leave of absence commences, to (i) withdraw all the funds in the Participant’s payroll account at the time of his/her cessation of Employee status or the commencement of such paid leave, with the withdrawn funds to be paid in the same currency in which paid by the Foreign Subsidiary, or (ii) have such funds held for the purchase of Shares at the end of such purchase period. If no such election is made, then, except as otherwise provided in an Addenda, such funds shall automatically be held for the purchase of Shares at the end of such purchase period. If, pursuant to the foregoing, the funds of a Participant on a paid leave of absence are held (whether by an affirmative election or by default) for the purchase of Shares, then, except as otherwise provided in an Addenda, the payroll deductions or other contributions (at the rate authorized at the time the leave began) may continue in effect through the earlier of (I) the end of the purchase period in which the leave commences or (II) as of any payroll date on which the Participant is no longer paid Eligible Earnings. In no other event, however, shall any further payroll deductions or other contributions be added to the Participant’s account following his/her cessation of Employee status or the commencement of a leave of absence, except as otherwise required by any applicable law, regulation or rule and as set forth in an Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan. Except as otherwise provided in an Addenda, should the Participant return to active service (x) within six (6) months following the commencement of his/her leave of absence or (y) prior to the expiration of any longer period for which such Participant’s right to reemployment with the Foreign Subsidiary is guaranteed by statute or contract, then his/her payroll deductions or other contributions under the Sub-Plan shall automatically resume (if such deductions or contributions are not otherwise being made) upon his/her return at the rate in effect at the time the leave began, and if a new purchase period begins during the period of the leave, then the Participant will automatically be enrolled in that purchase period at the rate of payroll deduction or approved contributions in effect for him/her at the time the leave commenced, but payroll deductions or approved contributions for that purchase period shall not actually begin until the Participant returns to active service. However, except as otherwise provided in an Addenda, an individual who returns to active employment following a leave of absence that exceeds in duration the applicable (x) or (y) time period will be treated as a new Employee for purposes of subsequent participation in the Sub-Plan and must accordingly re-enroll in the Sub-Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of any subsequent purchase period in which he or she wishes to participate.

For purposes of the Sub-Plan, except as otherwise provided in an Addenda, a Participant shall be considered to be an Employee for so long as such Participant remains in the active employ of a Foreign Subsidiary (and will not be extended by any notice period mandated under the employment laws in the applicable jurisdiction or the terms of an employment agreement, if any).

(g) Transfer of Employment. Except as otherwise provided in an Addenda, in the event that, during a purchase period, (i) a Participant who is an Employee of a Foreign Subsidiary is transferred and becomes an employee of the Company or Corporate Affiliate; or (ii) a Participant who is an Employee of a Foreign Subsidiary participating in an Addenda to the Sub-Plan is transferred and becomes an Employee of a Foreign Subsidiary participating in the Sub-Plan (absent any Addenda thereto), such individual shall remain a Participant in the Sub-Plan or the Addenda to the Sub-Plan, as applicable, and payroll deductions or other approved contributions shall continue to be collected until the next purchase date as if the Participant had remained an Employee of the Foreign Subsidiary employing such Participant at the commencement of the purchase period in which the Participant’s transfer of employment occurred.

Except as otherwise provided in an Addenda, in the event that, during a purchase period, (i) an employee of the Company who is a participant in the U.S. Plan is transferred and becomes an Employee of a Foreign Subsidiary; or (ii) a Participant who is an Employee of a Foreign Subsidiary participating in the Sub-Plan is transferred and becomes an Employee of a Foreign Subsidiary participating in an Addenda to the Sub-Plan, such individual shall automatically become a Participant under the Sub-Plan or the Addenda to the Sub-Plan applicable to the Foreign Subsidiary to which he or she has transferred for the duration of the purchase period in effect at that time under the Sub-Plan or the Addenda, as applicable, and the balance in such individual’s book account maintained under the U.S. Plan or the Sub-Plan prior to the transfer of employment shall be transferred as a balance to a book account opened for such individual under the Sub-Plan or the Addenda, as applicable. Such balance, together with all other payroll deductions or other approved contributions collected from such individual by the Foreign Subsidiary to which the Participant has transferred for the remainder of the purchase period under the Sub-Plan or Addenda, as applicable, (as converted into U.S. Dollars), shall, except as otherwise provided in an Addenda, be applied on the next purchase date to the purchase of Shares under the Sub-Plan or Addenda, as applicable.

Any Employee of the Company who transfers into or out of a location outside of the United States during a purchase period shall, except as otherwise provided in an Addenda, be treated as consistently as possible with the concepts set forth above, as determined in the sole discretion of the Company or Company Affiliate, as applicable.

(h) Share Purchase. Except to the extent provided by any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, the purchase of Shares shall be governed by the provisions of Section VII(f) of the U.S. Plan.

(i) Proration of Purchase Rights. Except to the extent provided by any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, the proration of purchase rights shall be governed by Section VII(g) of the U.S. Plan.
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(j) Shareholder Rights. Except to the extent provided by any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, Shareholder rights shall be governed by Section VII(h) of the U.S. Plan.

(k) CSPP Broker Account. Except to the extent provided by any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, the CSPP Account shall be governed by Section VII(i) of the U.S. Plan.

(l) Additional Restrictions on Transfer/Sale of Shares to Comply with Local Law. In order to comply with local law (including, without limitation, local securities and foreign exchange laws), provided that this does not conflict with the provisions of an Addenda, the Company may require a Participant to retain the Shares purchased on his or her behalf in the Participant’s ESPP Broker Account until the sale of such Shares. Any Addenda to the Sub-Plan (or purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan) may also provide for the immediate sale of Shares acquired by a Participant on the purchase date.

(m) Assignability. Except to the extent provided by any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, the assignability of purchase rights shall be governed by Section VII(j) of the U.S. Plan.

(n) Merger or Liquidation of Company. In the event the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital shares of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated, a merger or consolidation with a wholly-owned subsidiary, or any other transaction in which there is no substantial change in the shareholders of the Company or their relative share holdings, regardless of whether the Company is the surviving corporation) or in the event the Company is liquidated, then all outstanding purchase rights under the Sub-Plan shall, subject to the provisions of any Addenda, automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or liquidation by applying all sums previously collected from Participants during the purchase period of such transaction, as converted into U.S. Dollars, to the purchase of whole Shares, subject, however, to the applicable limitations of Section VII(b). Payroll deductions or other approved contributions not yet converted into U.S. Dollars at the time of such transaction shall, subject to the provisions of any Addenda, be converted from the currency in which paid by the Foreign Subsidiary into U.S. Dollars on the basis of the exchange rate in effect at the time of such transaction, and the applicable limitation on the number of Shares purchasable per Participant shall, subject to the provisions of any Addenda, continue to apply to each purchase. Should the Company sell or otherwise dispose of its ownership interest in any Foreign Subsidiary participating in the Sub-Plan, whether through merger or sale of all or substantially all of the assets or outstanding capital shares of that Foreign Subsidiary, then a similar exercise of outstanding purchase rights shall, subject to the provisions of any Addenda, be effected immediately prior to the effective date of such disposition, but only to the extent those purchase rights are attributable to the Employees of such Foreign Subsidiary.

(o) Acquisitions and Dispositions. Subject to the provisions of any Addenda, the Plan Administrator may, in its sole and absolute discretion, create special purchase periods for individuals who become Employees solely in connection with the acquisition of another company or business by merger, reorganization or purchase of assets and may provide for special purchase dates for Participants who cease to be Employees solely in connection with the disposition of a portion of any Foreign Subsidiary, which purchase periods and purchase rights granted pursuant thereto shall, notwithstanding anything stated herein, be subject to such terms and conditions as the Plan Administrator considers appropriate in the circumstances.

(p) Tax, Withholding and Other Required Deductions. Except as otherwise provided in an Addenda, at the time a Participant’s purchase right or the Shares acquired pursuant to such purchase right is subject to tax or any other mandatory deduction (including, but not limited to, deductions in respect of social security or national insurance), the Participant shall make adequate provision for, or consent to, all of his or her applicable tax obligations, withholding obligations or other mandatory deductions, if any. The Company and/or the Foreign Subsidiary may (except as otherwise provided in an Addenda), but shall not be obligated to, withhold from the Participant’s compensation or any other payments due to the Participant the amount necessary to meet such tax obligations, withholding obligations or mandatory deductions or withhold from the proceeds of the sale of Shares or any other method of withholding the Company and/or the Foreign Subsidiary deems appropriate. The Company and/or the Foreign Subsidiary shall, except as otherwise provided in an Addenda, have the right to take such other action as may be necessary in the opinion of the Company or the Foreign Subsidiary to satisfy such tax obligations, withholding obligations or mandatory deductions including, but not limited to, demanding payment from a Participant of any amount in respect of tax, withholding obligations or mandatory deductions for which the Company and/or the Foreign Subsidiary is liable to account to any fiscal authority for and on behalf of the Participant and the Participant shall comply with any such demand (provided that doing so is not prohibited by applicable local law) within seven (7) days of such demand being made.

(q) Designation of Beneficiary.

(i) If permitted by the Plan Administrator and applicable law and the terms of any relevant Addenda, a Participant may file a designation of a beneficiary who is to receive any Shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a date the purchase right is exercised but prior to delivery to such Participant of such Shares and cash. In addition, if permitted by the Plan Administrator and the terms of any relevant Addenda, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the purchase right. Except as otherwise provided in an Addenda, if a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(ii) Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Plan Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who
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is living at the time of such Participant's death, the Company will, except as otherwise provided in an Addenda, deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may, except as otherwise provided in an Addenda, deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(iii) All beneficiary designations will be in such form and manner as the Plan Administrator may designate from time to time.

VIII.ACCRUAL LIMITATIONS

Except to the extent provided by any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, accrual limitations are governed by Section VIII of the U.S. Plan.

IX.AMENDMENT AND TERMINATION

The amendment and termination of the Sub-Plan are governed by Section IX of the U.S. Plan; provided, however, an Addenda may be altered, amended, suspended or discontinued by the Board (or, where delegated by the Board to a standing committee of the Board, such committee) unless otherwise specified by the relevant Addenda.

X.GENERAL PROVISIONS

(a) All costs and expenses incurred in the administration of the Sub-Plan shall be paid by the Company or the Foreign Subsidiary.

(b) The Plan does not in any way create any contractual obligations with respect to any employee’s continued employment with the Company or any Corporate Affiliate. Neither the action of the Company in establishing the Sub-Plan, nor any action taken in connection with the Sub-Plan by the Board or by its delegee, or by the Company or by the Plan Administrator, nor any provision of the Sub-Plan itself shall be construed to grant any person the right to remain in the employ of the Company or any Foreign Subsidiary for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.

(c) Additional or different provisions for individual Foreign Subsidiaries may be incorporated in one or more Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, in which case such documents shall constitute Addenda to the Sub-Plan. Such Addenda shall have full force and effect with respect to the Foreign Subsidiaries to which they apply. In the event of a conflict between the provisions of such an Addenda and one or more other provisions of the Sub-Plan and/or the U.S. Plan, the provisions of the Addenda shall be controlling. Except as otherwise indicated in the Sub-Plan or an Addenda, purchase rights that are subject to Addenda will operate and be administered in the same manner as all other purchase rights granted under the Sub-Plan.

(d) The provisions of the Sub-Plan and any Addenda thereto shall, unless expressly stated otherwise in any such Addenda, be governed by the laws of the United States, and where relevant, the laws of the State of Delaware without resort to that State’s conflicts-of-laws rules, or unless provided otherwise by the Plan Administrator.

(e) If any other written document related to the Sub-Plan is translated into a language other than English, and the meaning of the translated version is different than the English version, the English version will control, subject to applicable laws.

(f) Subject to any applicable laws which render the following provisions of this Section X(f) of the Sub-Plan unenforceable in respect of a particular Participant or Employee or as otherwise provided by any Addenda:

(i) neither the U.S. Plan nor the Sub-Plan shall form any part of any contract of employment between the Company or any Foreign Subsidiary and any Employees of any of those companies, and it shall not confer on any such Employees any legal or equitable rights (other than those constituting the purchase rights themselves granted under the Sub-Plan and/or the U.S. Plan) against the Company or any Foreign Subsidiary, directly or indirectly, or give rise to any cause of action in law or in equity against the Company or any Foreign Subsidiary;

(ii) the benefits to Employees and/or Participants under the Sub-Plan and/or U.S. Plan shall not form any part of their wages or remuneration or count as pay or remuneration for pension fund or other purposes; and

(iii) in no circumstances shall any Employee or Participant, on ceasing to hold the office or employment by virtue of which he/she is or may be eligible to participate in the Sub-Plan and/or U.S. Plan, be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Sub-Plan and/or U.S. Plan which he/she might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

(g) Notwithstanding the provisions of Section V(c) of the Sub-Plan, the following provisions of this Section X(g) shall apply to any Employee who acquires purchase rights (as described in Section VII of the U.S. Plan) or rights similar in nature to such purchase rights pursuant to the provisions of any Addenda:

(i) the maximum of ten (10) percent of the Participant’s Eligible Earnings which may be authorized by the Participant to be deducted (or otherwise contributed) from his/her Eligible Earnings for the purpose of acquiring Shares stated therein, shall, for the purpose of any purchase rights granted under the Sub-Plan to such Participant, be reduced so as to take into account any amount
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which the Participant has authorized, or may authorize, to be deducted (or otherwise contributed) from his/her Eligible Earnings for the purpose of acquiring Shares pursuant to any Addenda, with the effect that in no circumstances shall the maximum of ten (10) percent as stated in Section V(c) of the Sub-Plan be exceeded when taking into account all deductions or contributions, as applicable, made or to be made from the Participant’s Eligible Earnings under any Addenda and this Sub-Plan; and

(ii) the maximum of the legal currency equivalent of U.S. $25,000 specified therein as the limit on the payroll deduction (or other approved contributions) which may be authorized by any Participant in a calendar year shall, for the purpose of the Sub-Plan, be reduced so as to take into account any amount which the Participant has authorized, or may authorize, to be deducted or contributed, as applicable, under any Addenda, with the effect that in no circumstances shall the maximum of the legal currency equivalent of U.S. $25,000 as stated in Section V(c) of the Sub-Plan be exceeded in any calendar year when taking into account deductions or contributions, as applicable, which the Participant has authorized or may authorize under any Addenda and this Sub-Plan in the calendar year in question.

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GREIF, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. THE ELECTION OF ALL DIRECTOR NOMINEES LISTED BELOW (except as marked to the contrary to the right)	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01) Ole G. Rosgaard
02) Vicki L. Avril-Groves
03) Bruce A. Edwards
04) Mark A. Emkes
05) Daniel J. Gunsett
06) John W. McNamara
07) Frank C. Miller
08) Karen A. Morrison
09) Robert M. Patterson
10) Kimberly T. Scott
11) Roel Vestjens

The Board of Directors recommends you vote FOR Proposal 2:

	For	Against	Abstain
2. ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS	☐	☐	☐

The Board of Directors does not have a recommendation for voting on Proposal 3:

	1 Year	2 Years	3 Years	Abstain
3. ADVISORY VOTE ON THE FREQUENCY OF CONDUCTING FUTURE ADVISORY VOTES ON COMPENSATION OF NAMED EXECUTIVE OFFICERS	☐	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 4 and 5:

	For	Against	Abstain
4. APPROVAL OF AMENDED AND RESTATED OUTSIDE DIRECTORS EQUITY AWARD PLAN	☐	☐	☐
5. APPROVAL OF COLLEAGUE STOCK PURCHASE PLAN	☐	☐	☐

NOTE: In addition, the named proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Please date and sign this proxy exactly as your name appears hereon; joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

Signature [PLEASE SIGN WITHIN BOX] ______ Date ______

Signature (Joint Owners) ______ Date ______

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